 As filed with the Securities and Exchange Commission on February 9, 2000
                                                      Registration No. 333-95625
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-4

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                             WELLS FARGO & COMPANY
               (Exact name of registrant as specified in charter)

            Delaware                              6712                            41-0449260
 (State or other jurisdiction of      (Primary Standard Industrial              (IRS Employer
 incorporation or organization)        Classification Code Number)          Identification Number)

                             Wells Fargo & Company
                             420 Montgomery Street
                        San Francisco, California 94163
                                 (800) 411-4932
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------
                               Stanley S. Stroup
                  Executive Vice President and General Counsel
                             Wells Fargo & Company
                             420 Montgomery Street
                        San Francisco, California 94163
                                  415-396-6019
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:

                 Robert J. Kaukol                                 J. Michael Shepherd
              Wells Fargo & Company                         Brobeck, Phleger & Harrison LLP
           1050 17th Street, Suite 120                             Spear Street Tower
              Denver, Colorado 80265                                   One Market
                  (303) 899-5802                            San Francisco, California 94105
                                                                     (415) 442-1669

                                ---------------
   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             NAPA NATIONAL BANCORP

                               ----------------

                   Notice of Special Meeting of Shareholders
                           To Be Held March 16, 2000

                               ----------------

To the Shareholders of Napa National Bancorp:

   A special meeting of shareholders of Napa National Bancorp, a California corporation ("Napa"), will be held on Thursday, March 16, 2000, at 8:00 a.m., local time, at 901 Main Street, Napa, California 94559, for the following purposes:

  1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of November 18, 1999, and as amended as of January 18, 2000 (as amended, the "Merger Agreement"), by and between Napa and Wells Fargo & Company ("Wells Fargo"), pursuant to which, among other things, a wholly-owned subsidiary of Wells Fargo will merge with and into Napa upon the terms and subject to the conditions set forth in the Merger Agreement, as more fully described in the proxy statement-prospectus that follows this notice.

  2. To transact such other business as may properly be brought before the special meeting and any adjournments or postponements of the special meeting.

   The board of directors of Napa has fixed the close of business on February 7, 2000 as the record date for determining those shareholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Only shareholders of record on this date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

   Under Chapter 13 of the California General Corporation Law, Napa shareholders are entitled to assert dissenters' rights in connection with the merger described in Item 1 above. The provisions of Chapter 13 are included as Appendix C to the proxy statement-prospectus that follows this notice. A summary of these provisions, including a discussion of the procedures that must be followed to exercise dissenters' rights, is included in the proxy statement-prospectus.

                                          By Order of the Board of Directors

                                          /s/ C. Richard Lemon
                                          C. Richard Lemon
                                          Corporate Secretary

Napa, California
February 15, 2000

 Please promptly complete, sign, date and return the enclosed proxy card whether or not you plan to attend the special meeting. Failure to return a properly executed proxy or to vote at the meeting will have the same effect as a vote against the Merger Agreement and the merger. You may still vote at the special meeting even if you have previously returned your proxy card.

                            [NAPA LOGO APPEARS HERE]


   The board of directors of Napa National Bancorp has approved the sale of Napa to Wells Fargo & Company. The sale requires the approval of Napa's shareholders. A special meeting of shareholders will be held to vote on the proposed sale. The date, time and place of the meeting are set forth in the notice of special meeting on the preceding page.

   If the merger is completed, based on the recent price range for Wells Fargo common stock, Wells Fargo expects to exchange between 0.76 and 0.78 of a share of its common stock for each share of Napa common stock then outstanding. The actual exchange ratio, which could fall outside of the expected range of 0.76 to 0.78, will be determined based on a formula that will adjust the exchange ratio for outstanding options and other rights to purchase shares of Napa common stock. The degree of adjustment will depend in part on the average closing price of Wells Fargo common stock during a specified measurement period. The formula is described in more detail later in this document.

   On November 18, 1999, the day before the proposed sale was announced, Wells Fargo common stock closed at $47.94 a share, making 0.76 and 0.78 of a share of Wells Fargo common stock equal on that date to $36.43 and $37.39, respectively. On February 8, 2000, Wells Fargo common stock closed at $38.94 a share, making
0.76 and 0.78 of a share of Wells Fargo common stock equal on that date to $29.59 and $30.37, respectively.

   The merger is expected to be generally tax free to Napa shareholders, except for cash received instead of fractional shares.

   This proxy statement-prospectus provides detailed information about the proposed sale. Please read this entire document carefully. You can find additional information about Wells Fargo and Napa from documents filed with the Securities and Exchange Commission.

   Whether or not you plan to attend the meeting, please complete and mail the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the sale. If you fail to return your proxy card, or if you fail to instruct your broker how to vote shares held for you in the broker's name, the effect will be the same as a vote against the sale.

   No vote of Wells Fargo's stockholders is required to approve the transaction.

   /s/ W. Clarke Swanson, Jr.
   W. Clarke Swanson, Jr.
   Chairman of the Board
   and Chief Executive Officer
                     -------------------------------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Wells Fargo common stock to be issued or determined if this proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   The shares of Wells Fargo common stock to be issued in the merger are not savings or deposit accounts or other obligations or any bank or non-bank subsidiary of Wells Fargo, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

                     -------------------------------------

              Proxy Statement-Prospectus dated February 15, 2000.
        First mailed to Napa shareholders on or about February 15, 2000.

                             ADDITIONAL INFORMATION

   This proxy statement-prospectus incorporates important business and financial information about Wells Fargo and Napa that is not included in or delivered with this document. See "Where You Can Find More Information" on page 51 for a list of the documents that Wells Fargo and Napa have incorporated into this proxy statement-prospectus. The documents are available to you without charge upon written or oral request made as follows:

       Wells Fargo Documents:                     Napa Documents:
         Corporate Secretary                    Corporate Secretary
        Wells Fargo & Company                  Napa National Bancorp
            MAC N9305-173                         901 Main Street
         Sixth and Marquette                   Napa, California 94559
    Minneapolis, Minnesota 55479                   (707) 257-2440
           (612) 667-8655

   To obtain documents in time for the special meeting, your request should be received by March 9, 2000.

   Napa's Annual Report on Form 10-KSB for the year ended December 31, 1998, its definitive Proxy Statement for its 1999 Annual Meeting of Shareholders and its Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999 are included in this proxy statement-prospectus as Appendix D, Appendix E and Appendix F, respectively. Napa's definitive Proxy Statement for its 1999 Annual Meeting of Shareholders is incorporated by reference into Part III of Napa's Form 10-KSB for the year ended December 31, 1998.

                   QUESTIONS AND ANSWERS ABOUT THIS DOCUMENT

   What is the purpose of this document?

   This document serves as both a proxy statement of Napa and a prospectus of Wells Fargo. As a proxy statement, it's being provided to you because Napa's board of directors is soliciting your proxy for use at the special meeting of shareholders called to consider and vote on the proposed sale of Napa to Wells Fargo. As a prospectus, it's being provided to you because Wells Fargo is offering to exchange shares of its common stock for your shares of Napa common stock.

   Do I need to read the entire document?

   Absolutely. Much of this proxy statement-prospectus summarizes information that is in greater detail elsewhere in this document or in the appendices to this document. Each summary discussion is qualified by reference to the full text. For example, the summary of the terms of the merger agreement is qualified by the actual terms of the merger agreement, a copy of which is attached as Appendix A.

   Is there other information I should consider?

   Yes. Much of the business and financial information about Wells Fargo and Napa that may be important to you is not included in this document. Instead, this information is incorporated by reference to documents separately filed by Wells Fargo and Napa with the Securities and Exchange Commission (SEC). This means that Wells Fargo and Napa may satisfy their disclosure obligations to you by referring you to one or more documents separately filed by them with the SEC.

   See "Where You Can Find More Information" on page 51 for a list of documents that Wells Fargo and Napa have incorporated by reference into this proxy statement-prospectus and for instructions on how to obtain copies of these documents. The documents are available to you without charge.

   What if there is a conflict between documents?

   You should rely on the later filed document. Information in this proxy statement-prospectus may update information contained in one or more of the Wells Fargo or Napa documents incorporated by reference. Similarly, information in documents that Wells Fargo or Napa may file after the date of this proxy statement-prospectus may update information in this proxy statement-prospectus or information in previously filed documents.

   What if I choose not to read the incorporated documents?

   Information contained in a document that is incorporated by reference is part of this proxy statement-prospectus, unless it is superseded by information contained directly in this proxy statement-prospectus or in one or more documents filed with the SEC after the date of this proxy statement-prospectus. Information that is incorporated from another document is considered to have been disclosed to you whether or not you choose to read the document.

                               TABLE OF CONTENTS

SUMMARY.....................................................................   1
  The Merger................................................................   1
  The Companies.............................................................   1
  What You Will Receive In The Merger.......................................   1
  Federal Income Tax Consequences...........................................   2
  Reasons For The Merger....................................................   2
  Fairness Opinion..........................................................   2
  Surrender Of Napa Shares..................................................   2
  Additional Benefits To Napa Management....................................   3
  Accelerated Vesting Of Stock Options......................................   3
  Dissenters' Rights........................................................   3
  Special Meeting...........................................................   3
  Vote Required To Approve Merger...........................................   4
  Support Agreements........................................................   4
  Differences In The Rights Of Shareholders.................................   4
  Regulatory Approvals......................................................   4
  Other Conditions To Completing The Merger.................................   4
  Termination Of The Merger Agreement.......................................   5
  Accounting Treatment......................................................   5
  Regulation Of Wells Fargo.................................................   5
  Market Price Information..................................................   6
  Selected Financial Data...................................................   7
  Comparative Per Common Share Data.........................................   8
SPECIAL MEETING OF SHAREHOLDERS.............................................   9
  Date, Time And Place......................................................   9
  Record Date...............................................................   9
  Vote Required To Approve Merger...........................................   9
  Agreements To Vote For The Merger.........................................   9
  Voting And Revocation Of Proxies..........................................   9
  Solicitation Of Proxies...................................................  10
  Other Matters Considered At The Meeting...................................  10
THE MERGER..................................................................  11
  Effect Of The Merger......................................................  11
  Background Of And Reasons For The Merger..................................  11
  Opinion Of Napa's Financial Advisor.......................................  13
  Additional Interests Of Napa Management...................................  17
  Accelerated Vesting Of Stock Options......................................  20
  Dissenters' Rights........................................................  20
  Exchange Of Certificates..................................................  23
  Regulatory Approvals......................................................  24
  Effect Of Merger On Napa's Employee Benefit Plans.........................  24
  U.S. Federal Income Tax Consequences Of The Merger........................  24
  Support Agreements........................................................  25
  Resale Of Wells Fargo Common Stock Issued In The Merger...................  26
  Stock Exchange Listing....................................................  26
  Accounting Treatment......................................................  26

THE MERGER AGREEMENT.......................................................  27
  Basic Plan Of Reorganization.............................................  27
  Representations And Warranties...........................................  29
  Certain Covenants........................................................  29
  Conditions To The Merger.................................................  31
  Termination Of The Merger Agreement......................................  32
  Effect Of Termination....................................................  32
  Waiver And Amendment.....................................................  32
  Expenses.................................................................  32
COMPARISON OF STOCKHOLDER RIGHTS...........................................  33
  Introduction.............................................................  33
  Authorized And Outstanding Capital Stock.................................  33
  Rights Plan..............................................................  33
  Number And Election Of Directors.........................................  34
  Amendment Of Governing Documents.........................................  34
  Approval Of Mergers And Assets Sales.....................................  35
  Preemptive Rights........................................................  35
  Appraisal Rights.........................................................  35
  Special Meetings.........................................................  36
  Directors' Duties........................................................  36
  Action Without A Meeting.................................................  37
  Limitations On Directors' Liability......................................  37
  Indemnification Of Officers And Directors................................  37
  Dividends................................................................  38
  Corporate Governance Procedures; Nomination Of Directors.................  39
INFORMATION ABOUT WELLS FARGO..............................................  40
  General..................................................................  40
  Management And Additional Information....................................  40
  Information On Wells Fargo's Web Site....................................  40
REGULATION AND SUPERVISION OF WELLS FARGO..................................  41
  Introduction.............................................................  41
  Regulatory Agencies......................................................  41
  Bank Holding Company Activities..........................................  41
  Dividend Restrictions....................................................  41
  Holding Company Structure................................................  41
  Capital Requirements.....................................................  41
  FDIC Insurance...........................................................  45
  Fiscal And Monetary Policies.............................................  45
  Competition..............................................................  46
  Financial Modernization..................................................  46
INFORMATION ABOUT NAPA.....................................................  47
  General..................................................................  47
  Certain Additional Information Incorporated By Reference And Delivered
   Herewith................................................................  47
PRICE RANGE OF COMMON STOCK AND DIVIDENDS..................................  48
  Wells Fargo Share Prices And Dividends...................................  48
  Napa Share Prices And Dividends..........................................  49

EXPERTS...................................................................   50
  Wells Fargo's Independent Accountants...................................   50
  Napa's Independent Accountants..........................................   50
OPINIONS..................................................................   50
  Share Issuance..........................................................   50
  Tax Matters.............................................................   50
WHERE YOU CAN FIND MORE INFORMATION.......................................   51
  SEC Filings.............................................................   51
  Registration Statement..................................................   51
  Documents Incorporated By Reference.....................................   51
  Documents Available Without Charge......................................   52
FORWARD-LOOKING STATEMENTS................................................   53
APPENDIX A Agreement and Plan of Reorganization and Amendment No. 1 to the
            Agreement and Plan of Reorganization
APPENDIX B Opinion of First Security Van Kasper
APPENDIX C California Dissenters' Rights Statute
APPENDIX D Napa National Bancorp's Form 10-KSB for the year ended December
            31, 1998
APPENDIX E Napa National Bancorp's definitive Proxy Statement for its 1999
            Annual Meeting of Shareholders
APPENDIX F Napa National Bancorp's Form 10-QSB for the quarter ended
            September 30, 1999

                                    SUMMARY

   This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this document and the other documents to which this document refers you. See "Where You Can Find More Information" on page 51. Each item in this summary includes a page reference to a more complete description of that item.

The Merger (page 11)

   In the proposed transaction, Wells Fargo will acquire Napa through the merger of a Wells Fargo subsidiary with Napa. Napa will survive the merger as a subsidiary of Wells Fargo. If the merger is completed, Wells Fargo will exchange shares of its common stock for shares of Napa common stock so that, after the merger is completed, Wells Fargo will own all of the outstanding stock of Napa.

   The merger agreement, as amended, is attached to this proxy statement-prospectus as Appendix A. When used in this proxy statement-prospectus, the term "merger agreement" refers to the merger agreement, as so amended. Please read the merger agreement as it is the document that governs the merger.

The Companies (pages 40 and 47)

   Wells Fargo & Company
   420 Montgomery Street
   San Francisco, California 94163
   (800) 411-4932

   Wells Fargo & Company is a diversified financial services company whose subsidiaries and affiliates provide banking, insurance, investments, and mortgage and consumer finance through stores located across North America. At September 30, 1999, Wells Fargo had $207 billion of assets, 7th largest among U.S. bank holding companies.

   Napa National Bancorp
   901 Main Street
   Napa, California 94559
   (707) 257-2440

   Napa National Bancorp is a bank holding company whose only active subsidiary and principal asset is Napa National Bank, a full service commercial bank with four offices serving the Napa Valley area of Northern California. At September 30, 1999, Napa had assets of $152 million.

What You Will Receive In The Merger (page 27)

 For Your Shares Of Napa Common Stock

   If the merger is completed, you will receive a fraction of a share of Wells Fargo common stock for each share of Napa common stock you own. That fraction of a share is referred to as the exchange ratio.

   Napa and Wells Fargo expect the exchange ratio to be between 0.76 and 0.78. The actual exchange ratio will be calculated under a formula specified in paragraph 1(a) of the merger agreement. The formula will adjust the exchange ratio for options and other rights to purchase Napa common stock that have not been exercised as of immediately prior to the merger. The extent of the adjustment will depend in part on the average closing price of Wells Fargo common stock during a specified measurement period. The actual exchange ratio could fall outside of the expected range of 0.76 to 0.78. The exchange formula is described in more detail in "The Merger Agreement--Basic Plan Of Reorganization."

 For Your Options To Purchase Napa Common Stock

   If the merger is completed, each option to purchase Napa common stock that has not been exercised as of immediately before the merger will be converted into shares of Wells Fargo common stock. Under a formula specified in paragraph 1(a) of the merger agreement, the number of shares of Wells Fargo common stock into which an option will be converted will be based on a number of variables, including the number of shares of Napa common stock subject to the option, the exercise price of the option and the share exchange ratio. The option conversion formula is described in more detail in "The Merger Agreement--Basic Plan Of Reorganization."

 For Your Fractional Shares Of Wells Fargo

   Wells Fargo will not issue fractional shares in the merger. If the total number of shares of Wells Fargo common stock you will receive in the merger does not equal a whole number, you will receive cash instead of the fractional share.

Federal Income Tax Consequences (page 24)

   If, as anticipated based on an opinion of Napa's counsel, the merger qualifies as a "reorganization" for federal income tax purposes, Napa shareholders generally will not recognize gain or loss for U.S. federal income tax purposes from the exchange of their shares of Napa common stock for shares of Wells Fargo common stock. Napa shareholders will be taxed on cash they receive instead of fractional shares. For a full discussion of the federal income tax consequences of the merger and the opinion of Napa's counsel and the qualifications of the opinion, see "The Merger--U.S. Federal Income Tax Consequences Of The Merger."

   The tax treatment described above may not apply to every Napa shareholder. Determining the tax consequences of the merger to you may be complicated. You should consult your own advisor for a full understanding of the merger's tax consequences.

Reasons For The Merger (page 11)

   Napa's board of directors believes that the merger is in the best interests of Napa shareholders and recommends that Napa shareholders approve the merger. Napa's board believes that, as a result of the merger, Napa shareholders will have the potential for greater stock value appreciation than they would if Napa had remained independent.

Fairness Opinion (page 13)

   First Security Van Kasper has given its opinion to Napa's board of directors that the consideration to be received in the merger by Napa shareholders is fair from a financial point of view.

Surrender Of Napa Shares (page 23)

   To receive certificates for your shares of Wells Fargo common stock, you will need to surrender your Napa share certificates. After the merger is completed, Wells Fargo's stock transfer agent will send you written instructions for exchanging your stock certificates.

   Please do not send in your certificates until you receive these instructions.

Additional Benefits To Napa Management (page 17)

   Some of Napa's directors and executive officers have interests in the merger that are different from yours. These interests include the following:

  .  conversion of stock options into shares of Wells Fargo common stock;

  . special one-time cash payments and/or benefits to certain directors as a result of the merger;

  . continuation of indemnification and insurance benefits for directors and officers;

  .  agreements continuing employment following the merger

  . retention agreements that provide for payments upon completion of specified periods of employment following the merger; and

  . the right to purchase additional shares of Napa common stock, which right will be immediately convertible into the right to receive shares of Wells Fargo common stock.

   The board of directors of Napa was aware of these additional interests when it approved the merger agreement.

Accelerated Vesting Of Stock Options (page 20)

   As a result of the merger, currently non-vested options to purchase 15,700 shares of Napa common stock granted under Napa's stock option plans will vest and become exercisable before the merger. The options have exercise prices ranging from $8.00 to $17.50 and would have otherwise vested periodically through September 15, 2003. The merger will not affect the vesting of options held by any directors or executive officers of Napa insofar as those options will have already vested prior to the merger under their terms.

Dissenters' Rights (page 20)

   Napa shareholders are entitled to dissenters' rights in connection with the merger. Shareholders wishing to exercise their dissenters' rights must fully comply with the applicable provisions of the California General Corporation Law, including the requirement that they not vote their shares in favor of the merger. If dissenters' rights are properly claimed (and no event resulting in cessation of such rights occurs), a dissenting shareholder has the right to require Napa to purchase for cash such shareholder's shares of Napa common stock at the fair market value of the shares as of the day prior to the date the merger was announced, excluding any appreciation or depreciation resulting from the proposed merger.

   The merger may be approved by a simple majority of the shares entitled to vote at the special meeting called to consider and approve the merger. W. Clarke Swanson, Napa's chairman and chief executive officer, owns more than the number of shares required to approve the merger, and Mr. Swanson has signed an agreement with Wells Fargo that provides that he will vote all of his shares in favor of the merger.

   Appendix C to this proxy statement-prospectus contains the relevant provisions of the California General Corporation Law. The fair market value of dissenting shares as determined under the California General Corporation Law may be more or less than the value of Wells Fargo common stock to be received in the merger.

Special Meeting (page 9)

   Napa will hold the special meeting of shareholders at 8:00 a.m., local time, on Thursday, March 16, 2000, at 901 Main Street, Napa, California 94559. You can vote at the meeting if you owned Napa common stock at the close of business on February 7, 2000, the record date for the meeting.

Vote Required To Approve Merger (page 9)

   Approval of the merger requires the affirmative vote of a majority of the outstanding shares of Napa common stock entitled to vote at the special meeting. Not voting, or failing to instruct your broker how to vote shares held for you in the broker's name, will have the same effect as voting against the merger.

   At the record date for the special meeting, Napa's directors and executive officers beneficially owned a total of 515,806 shares of Napa common stock, representing approximately 64.9% of the shares of Napa common stock entitled to vote at the special meeting. At the record date, Wells Fargo and its subsidiaries did not beneficially own any shares of Napa common stock.

Support Agreements (page 25)

   At the same time that the merger agreement was signed, all of Napa's directors and executive officers entered into individual support agreements with Wells Fargo. Under the support agreements, these individuals agreed:

  . to vote in favor of the merger all shares of Napa common stock owned by the director at the record date for the special meeting;

  . not to sell or transfer any shares of Napa common stock owned by the director except in limited circumstances specified in the support agreement;

  . not to solicit inquiries or proposals or enter into any discussions concerning a business combination involving Napa other than the combination proposed with Wells Fargo; and

  . not to vote in favor of any business combination involving Napa other than the combination proposed with Wells Fargo.

Differences In The Rights Of Shareholders (page 33)

   Your rights as a Napa shareholder are currently governed by California law and Napa's articles of incorporation and bylaws. Upon completion of the merger, you will become a Wells Fargo stockholder, and your rights will be governed by Delaware law and Wells Fargo's restated certificate of incorporation and bylaws.

Regulatory Approvals (page 24)

   The Board of Governors of the Federal Reserve System must approve the merger before it can be completed. Wells Fargo believes that it has filed the required application with the Federal Reserve Board. As of the date of this proxy statement-prospectus, the Federal Reserve Board had not acted on Wells Fargo's application for approval of the merger. Although Wells Fargo expects that the Federal Reserve Board will approve the merger, it cannot be certain when or if, or on what terms and conditions, the required approval will be given.

Other Conditions To Completing The Merger (page 31)

   In addition to the receipt of regulatory approval, there are a number of other conditions that must be met before the merger can be completed. These conditions include:

  .  approval of the merger agreement by Napa shareholders;

  . receipt by Napa of an opinion of counsel concerning the tax consequences of the merger;

  . authorization for listing on the New York and Chicago Stock Exchanges of the shares of Wells Fargo common stock to be issued in the merger to Napa shareholders.

  . absence of any court or governmental authority order prohibiting the merger; and

  . material compliance by each party with the terms and provisions of the merger agreement.

   Wells Fargo or Napa may waive a condition it is entitled to assert so long as the law does not require the condition to be met.

Termination Of The Merger Agreement (page 32)

   Wells Fargo and Napa can agree to terminate the merger agreement at any time without completing the merger. Also, either company can terminate the merger agreement without the consent of the other under the following circumstances:

  .  a court or other governmental authority prohibits the merger; or

  . the merger is not completed by June 30, 2000, unless the failure to complete the merger on or before that date is the fault of the company seeking to terminate.

Accounting Treatment (page 26)

   Wells Fargo expects to account for the merger under the purchase method of accounting. Wells Fargo will record, at fair value, the acquired assets and assumed liabilities of Napa. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Wells Fargo will record goodwill.

Regulation Of Wells Fargo (page 41)

   Wells Fargo, its banking subsidiaries and many of its nonbanking subsidiaries are subject to extensive regulation by a number of federal and state agencies. This regulation, among other things, may restrict Wells Fargo's ability to diversify into other areas of financial services, acquire depository institutions in certain states and pay dividends on its stock. It may also require Wells Fargo to provide financial support to one or more of its subsidiary banks, maintain capital balances in excess of those desired by management and pay higher deposit premiums as a result of the deterioration in the financial condition of depository institutions in general.

   On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act of 1999 that, effective March 11, 2000, will permit bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. The Gramm-Leach-Bliley Act defines "financial in nature" to include:

  .  securities underwriting, dealing and market making;

  .  sponsoring mutual funds and investment companies;

  .  insurance underwriting and agency;

  .  merchant banking activities; and

  . activities that the Board of Governors of the Federal Reserve System has determined to be closely related to banking.

   Under the Gramm-Leach-Bliley Act, securities firms and insurance companies that elect to become financial holding companies may acquire banks and other financial institutions. The Gramm-Leach-Bliley Act may significantly change the competitive environment in which Wells Fargo and its subsidiaries conduct business.

Market Price Information (page 48)

   Wells Fargo common stock is listed on the New York and Chicago Stock Exchanges under the symbol "WFC." On November 18, 1999, the last trading day before public announcement of the proposed merger, Wells Fargo common stock closed on the New York Stock Exchange at $47.94 a share. On February 8, 2000, Wells Fargo common stock closed at $38.94 per share.

   Napa common stock is not traded on any exchange or on the Nasdaq National Market. Although there has been limited trading activity, there in not an active market for Napa common stock.

Selected Financial Data

   The following financial information is to aid you in your analysis of the financial aspects of the merger. The Wells Fargo balance sheet data for 1994 through 1998 is derived from Wells Fargo's audited consolidated balance sheets as of December 31, 1998, 1997 and 1996 and its unaudited financial information for 1995 and 1994. The Wells Fargo income statement data for 1994 through 1998 is derived from Wells Fargo's audited consolidated statement of income for each of the years in the four-year period ended December 31, 1998 and its unaudited financial information for 1994. The Wells Fargo data as of and for the nine months ended September 30, 1999 and 1998 is derived from unaudited financial statements for those periods. The Napa data is derived from its audited consolidated financial statements for 1994 through 1998 and its unaudited financial statements for the nine months ended September 30, 1999 and 1998. The information in the table is only a summary and should be read with the full financial statements and related notes of Wells Fargo and Napa. You should not rely on the information for the nine months ended September 30, 1999 as being indicative of the results expected for the entire year.

                                ----------------

                     Wells Fargo & Company and Subsidiaries

                           Nine Months
                         Ended September
                                30                Years Ended December 31
                         ---------------- ---------------------------------------
                           1999    1998    1998    1997    1996    1995    1994
                         -------- ------- ------- ------- ------- ------- -------
                             (dollars in millions, except per share amounts)
Net interest income..... $  6,959   6,689   8,990   8,648   8,222   5,923   5,414
Net income..............    2,777   2,144   1,950   2,499   2,228   1,988   1,642
Diluted earnings per
 share..................     1.65    1.29    1.17    1.48    1.36    1.62    1.36
Cash dividends per
 share..................    0.585   0.515   0.700   0.615   0.525   0.450   0.383
Book value per share....    13.17   12.40   12.35   11.92   11.66   10.27    5.86
Total assets............  207,060 195,863 202,475 185,685 188,633 122,200 112,674
Long-term debt..........   24,911  18,486  19,709  17,335  18,142  16,726  12,039

                                ----------------

                     Napa National Bancorp and Subsidiaries

                           Nine Months
                         Ended September
                                30                Years Ended December 31
                         ---------------- ---------------------------------------
                           1999    1998    1998    1997    1996    1995    1994
                         -------- ------- ------- ------- ------- ------- -------
                             (dollars in thousands, except per share amounts)
Net interest income..... $  5,193   5,273   7,074   6,728   6,359   5,798   4,568
Net income..............    1,036     836   1,323     746     902   1,101     777
Diluted earnings per
 share..................     1.23    1.01    1.60    0.91    1.00    1.25    1.03
Cash dividends per
 share..................    0.375   0.375    0.50    0.50    0.50     --      --
Book value per share....    12.90   12.07   12.41   10.98   10.56    9.87    8.41
Total assets............  152,265 135,710 144,089 130,819 113,827 104,851  86,477
Long-term debt..........      --      --      --      --      --      --      --

Comparative Per Common Share Data

   The following table shows comparative per share data for Wells Fargo common stock on a historical and pro forma combined basis and for Napa common stock on a historical and pro forma equivalent basis. The information in the table assumes that Wells Fargo will account for the merger as a purchase and will exchange 0.77 of a share of its common stock for each share of Napa common stock. The pro forma equivalent information for Napa is calculated by multiplying the pro forma basic and diluted earnings per share, the historical cash dividends declared per share of Wells Fargo common stock and the pro forma stockholders' equity per share by the assumed exchange ratio of 0.77.

   You should read the data with the historical financial statements and related notes of Wells Fargo and Napa. Wells Fargo's and Napa's historical financial statements are included in documents filed with the SEC. See "Where You Can Find More Information" on page 51. Amounts are in U.S. dollars.

                                         Wells Fargo              Napa
                                     -------------------- ---------------------
                                                Pro Forma            Pro Forma
                                     Historical Combined  Historical Equivalent
                                     ---------- --------- ---------- ----------
Earnings Per Share
 Basic
   Nine Months Ended September 30,
    1999............................    1.67       1.67      1.31       1.29
   Year Ended December 31, 1998.....    1.18       1.18      1.68       0.91
 Diluted
   Nine Months Ended September 30,
    1999............................    1.65       1.65      1.23       1.27
   Year Ended December 31, 1998.....    1.17       1.17      1.60       0.90
Cash Dividends Declared Per Share
   Nine Months Ended September 30,
    1999............................   0.585      0.585     0.375      0.450
   Year Ended December 31, 1998.....   0.700      0.700     0.500      0.540
Stockholders' Equity Per Share
   September 30, 1999...............   13.17      13.17     12.90      10.14
   December 31, 1998................   12.35      12.35     12.41       9.51

                        SPECIAL MEETING OF SHAREHOLDERS

Date, Time And Place

   The date, time and place of the special meeting of Napa shareholders called to consider and vote on the merger agreement are:

     Thursday, March 16, 2000
     8:00 a.m., local time
     901 Main Street
     Napa, California 94559

Record Date

   Napa's board of directors has established February 7, 2000 as the record date for the meeting. Only shareholders of record on that date are entitled to attend and vote at the special meeting.

Vote Required To Approve Merger

   On the record date, there were 794,675 shares of Napa common stock outstanding and entitled to vote at the special meeting. The holders of Napa common stock are entitled to one vote per share. The presence, in person or by proxy, at the special meeting of the holders of a majority of the outstanding shares entitled to vote is necessary for a quorum. Approval of the merger requires the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Napa common stock outstanding on the record date.

   At the record date for the special meeting, Napa's directors and executive officers beneficially owned a total of 515,806 shares of Napa common stock, representing approximately 64.9% of the shares of Napa common stock entitled to vote at the special meeting. At the record date, Wells Fargo and its subsidiaries beneficially owned no shares of Napa common stock.

Agreements To Vote For The Merger

   All of Napa's directors and executive officers have agreed to vote in favor of the merger all shares of Napa common stock beneficially owned by them at the record date for the special meeting. At the record date, these individuals beneficially owned a total of 515,806 shares of Napa common stock, representing approximately 64.9% of the shares of Napa common stock entitled to vote at the special meeting and enough to approve the merger without the concurrence of any other Napa shareholder. See "The Merger--Support Agreements."

Voting And Revocation Of Proxies

   All shares of Napa common stock represented at the special meeting by a properly executed proxy will be voted in accordance with the instructions indicated on the proxy, unless the proxy is revoked before a vote is taken. If you sign and return a proxy without voting instructions, and do not revoke the proxy, the proxy will be voted FOR the merger.

   You may revoke your proxy at any time before it is voted by (a) filing either an instrument revoking the proxy or a duly executed proxy, in either case bearing a later date, with the corporate secretary of Napa before or at the special meeting or (b) voting the shares subject to the proxy in person at the special meeting. Attendance at the special meeting will not by itself result in your proxy being revoked.

   A proxy may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in the name of a nominee on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for that proposal, even though the shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of the proposal.

   The proposal to approve the merger must be approved by the holders of a majority of the shares of Napa common stock outstanding at the record date. Because approval of the merger requires the affirmative vote of a specified percentage of outstanding shares, not voting on the proposal, or failing to instruct your broker how to vote shares held for you by the broker, will have the same effect as voting against the proposal.

Solicitation Of Proxies

   In addition to solicitation by mail, directors, officers and employees of Napa and its subsidiaries may solicit proxies from Napa shareholders, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Napa does not anticipate that anyone will be specifically engaged to solicit proxies or that special compensation will be paid for that purpose, but Napa reserves the right to do so should it conclude that such efforts are necessary or advisable.

   Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Napa will bear its own expenses in connection with any solicitation of proxies for the special meeting.

Other Matters Considered At The Meeting

   If an insufficient number of votes for the merger is received before the scheduled meeting date, Wells Fargo and Napa may decide to postpone or adjourn the special meeting. If this happens, proxies that have been received that either have been voted for the merger or contain no instructions will be voted for adjournment.

   Napa's board of directors is not aware of any business to be brought before the special meeting other than the proposal to approve the merger. If other matters are properly brought before the special meeting or any adjournments or postponements of the meeting, the persons appointed as proxies will have authority to vote the shares represented by properly executed proxies in accordance with their discretion and judgment as to the best interests of Napa.

                                   THE MERGER

Effect Of The Merger

   As a result of the merger:

  . Wells Fargo will exchange shares of its common stock for shares of Napa common stock.

  . Wells Fargo will acquire all of the outstanding common stock of Napa, resulting in Napa becoming a wholly-owned subsidiary of Wells Fargo.

  . Napa shareholders will become Wells Fargo stockholders, with their rights governed by Delaware law and Wells Fargo's restated certificate of incorporation and bylaws. See "Comparison Of Stockholder Rights."

Background Of And Reasons For The Merger

 Background of the Merger

   The board of directors of Napa has long regarded enhancement of the value and liquidity of Napa stock as among its most important obligations to Napa's shareholders. Accordingly, management and the board have continually sought to identify and evaluate various possible ways to improve Napa's overall performance and thereby maximize returns to shareholders. At the same time, the board has also acknowledged the inherent difficulty of enhancing the liquidity of Napa's stock in light of Napa's limited regional presence and its comparatively small number of shareholders.

   In June 1998, W. Clarke Swanson, Jr., chairman of the board and chief executive officer of Napa and owner of a majority of Napa's outstanding voting shares, began to explore various alternatives for increasing shareholder value, including assessments of the projected performance of Napa and possible merger with a strategic partner. For purposes of confidentiality, Mr. Swanson agreed to personally pay outside advisor fees associated with these activities, subject to later reimbursement by Napa. As part of this effort, the board's Negotiating Committee, comprising directors Swanson, Michael D. Irwin and C. Richard Lemon, identified several potential partners for a strategic combination with Napa. In October 1999, the full board considered the alternatives available to Napa and decided to retain financial and legal advisors to evaluate strategic alternatives for maximizing shareholder value and render advice in connection with a possible transaction. Acting upon Mr. Swanson's recommendation, the board retained the advisors Mr. Swanson had been using, namely First Security Van Kasper and Brobeck, Phleger & Harrison LLP, as Napa's financial and legal advisors, respectively.

   First Security's first order of business was to update its general knowledge of Napa by thoroughly familiarizing itself with Napa's structure, lines of business, products and customer base. Believing that a business combination with another carefully-selected banking organization would be the optimal means of maximizing shareholder value, First Security next undertook a review and analysis of Napa's local and regional banking markets in order to identify potential merger candidates. Based upon its review and analysis, First Security identified a number of banking organizations (including Wells Fargo) that it considered to be potential candidates for combination with Napa, based upon, among other factors, each organization's financial condition and capacity, stock price and trading volume and perceived or known interest in expanding through mergers or acquisitions. These institutions had total assets ranging from approximately $900 million to approximately $207 billion and included both Northern California-based and out-of-state organizations. First Security then contacted these institutions to gauge their interest in acquiring or combining with Napa. In some cases, First Security specifically identified Napa as the organization that it was representing. In other cases, First Security determined it to be in Napa's best interest to describe Napa only generically (e.g., by asset size and location) when approaching a potential merger partner.

   Two institutions (not counting Wells Fargo) that had responded with preliminary indications of interest in acquiring or merging with Napa executed confidentiality agreements and initiated substantive discussions with

First Security about a possible transaction. However, discussions with these two institutions were discontinued when it became clear that they were either unable or unwilling to meet the threshold financial requirements for a business combination that Napa's management and board had established in consultation with First Security. First Security also held informal discussions with two other institutions. One of these institutions decided not to pursue a possible transaction with Napa because it determined that to do so would be inconsistent with its strategic plan. The other institution with which First Security held informal discussions concerning a possible transaction with Napa decided not to go forward for internal reasons. With the exception of Wells Fargo, the larger institutions that were approached by First Security on Napa's behalf (and to which First Security generally described Napa only generically) generally indicated a lack of interest in merging with or acquiring an institution of Napa's size.

   First Security had identified Wells Fargo as a potentially suitable merger partner for Napa because Wells Fargo satisfied the initial screening criteria established by Napa and First Security for potential merger candidates and because of Wells Fargo's perceived interest in making strategic acquisitions of community banking organizations in California. In addition, Napa and First Security believed that combining Napa with an institution such as Wells Fargo, with its diversified product line, multiple delivery channels and ready access to the capital markets, would greatly enhance Napa's competitive position and prospects. Encouraged by Wells Fargo's response to its initial inquiry, First Security recommended to the Napa board's Negotiating Committee that it engage in further discussions with Wells Fargo about the latter's interest in acquiring Napa. Further discussions continued between Napa and its advisors and Wells Fargo, including due diligence and the negotiation of the merger agreement.

   In evaluating whether to affiliate with Wells Fargo, Napa's board, in consultation with Napa's management and outside advisors, considered the following:

  . alternatives for improving performance and maximizing shareholder value without entering into a business combination;

  .  the value of Wells Fargo common stock;

  . the appreciation in the price of Wells Fargo common stock in recent years and Wells Fargo's dividend history;

  . the fact that Wells Fargo stock is widely traded, thereby representing a substantially more liquid investment than Napa common stock;

  .  Wells Fargo's financial condition;

  . the business strategies of Napa and Wells Fargo, and Wells Fargo's prospects for success in the communities served by Napa; and

  .  the terms and conditions of the proposed merger agreement.

   Following arm's-length negotiations between representatives of Napa and Wells Fargo, the parties entered into the merger agreement on November 18, 1999. The aggregate price to be paid to holders of Napa's common stock resulted from negotiations which considered, among other things, the historical earnings and dividends of Wells Fargo and Napa; the potential growth in Napa's market and earnings, both as an independent entity and as part of a larger organization such as Wells Fargo; Napa's and Wells Fargo's asset quality and credit standards; and the effect of the merger on the shareholders, customers and employees of Napa.

   The merger agreement was executed on November 18, 1999, and a press release announcing the terms of the merger was issued jointly by Wells Fargo and Napa on November 19, 1999.

 Napa's Board of Directors' Reasons for the Merger

   The Napa board believes that the merger agreement and the merger are in the best interests of Napa and Napa shareholders. Accordingly, Napa's board of directors has unanimously approved and adopted the merger agreement and recommends approval of the merger by Napa's shareholders. In reaching its decision, the board, as noted above, consulted with Napa's management, legal counsel and financial advisor. The board also considered a number of factors (to which relative weights were not assigned) including, in addition to those mentioned above, the following:

  . Napa's business, results of operations, financial conditions and future prospects;

  . Wells Fargo's business, results of operations, financial condition and overall prospects, which the board believes would complement and greatly enhance and strengthen the Napa franchise and help ensure its long-term growth and success;

  . the impact of the merger on Napa's customers, shareholders and employees, and on the communities served by Napa;

  . a comparison of key financial measures of recent comparable transactions (including, but not limited to, the price-to-book value and price-to-earnings ratios) to those implied by Wells Fargo's proposal; and

  . First Security's presentation to the board and its opinion, as Napa's financial advisor, that the merger consideration to be paid by Wells Fargo was fair from a financial point of view to the shareholders of Napa.

   After giving careful consideration to all of the above factors, the Napa board unanimously concluded that the merger would be in the best interests of Napa's shareholders, customers and employees. Accordingly, for the reasons set forth above, Napa's board of directors unanimously recommends that Napa shareholders approve the merger agreement and the merger.

Opinion Of Napa's Financial Advisor

   The fairness opinion of Napa's financial advisor, First Security Van Kasper, is described below. To the extent that the description contains First Security's projections, estimates and/or other forward-looking statements about the future earnings or other measures of the future performance of Wells Fargo, you should not rely on any of these statements as having been made or adopted by Wells Fargo unless the statements have been made by Wells Fargo in a document that is incorporated by reference. See "Where You Can Find More Information."

   Napa engaged First Security to act as its exclusive financial advisor in connection with the merger. First Security agreed to assist Napa in analyzing, structuring, negotiating and effecting a transaction with a potential acquirer, which after discussions with multiple parties was Wells Fargo. Napa selected First Security because First Security is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Napa and its business. As part of its investment banking business, First Security is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

   Representatives of First Security attended the meeting of Napa's board of directors held on November 16, 1999 at which the Napa board considered and approved the merger agreement. At the November 16, 1999 meeting, First Security rendered an oral opinion that, as of that date, the exchange ratio was fair to Napa and its shareholders from a financial point of view. That opinion was reconfirmed in writing as of the date of this proxy statement-prospectus.

   The full text of First Security's written opinion dated the date of this proxy statement-prospectus is attached as Appendix B to this proxy statement-prospectus and is incorporated herein by reference.

   Napa shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by First Security.

   First Security's opinion is directed to Napa's board of directors and addresses only the exchange ratio. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any shareholder as to how the shareholder should vote at the special meeting with respect to the merger or any matter related thereto.

   In rendering its opinion, First Security:

  .  reviewed, among other things,

    .  the merger agreement,

    . annual reports to stockholders and annual reports on Form 10-K of Wells Fargo,

    .  annual reports on Form 10-KSB of Napa,

    .  quarterly reports on Form 10-Q of Wells Fargo,

    .  quarterly reports on Form 10-QSB of Napa,

    . certain internal financial analyses and forecasts for Napa prepared by its management, and

    . certain publicly available research reports and earnings estimates for Wells Fargo;

  . held discussions with members of senior management of Napa regarding its:

    .  past and current business operations,

    .  regulatory relationships,

    .  financial condition, and

    .  future prospects;

  . compared certain financial and stock market information for Wells Fargo and Napa with similar information for certain other companies with publicly traded securities;

  . reviewed the financial terms of certain recent business combinations in the banking industry; and

  .  performed other studies and analyses that it considered appropriate.

   In conducting its review and arriving at its opinion, First Security relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available. First Security did not attempt to verify such information independently. First Security relied upon the management of Napa as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to First Security. First Security assumed that those forecasts and projections reflected the best available estimates and judgments of Napa management. First Security also assumed, without independent verification, that the aggregate allowances for loan losses for Wells Fargo and Napa are adequate to cover those losses. First Security did not make or obtain any evaluations or appraisals of the property of Wells Fargo or Napa, and First Security did not examine any individual credit files.

   The projections furnished to First Security and used by it in certain of its analyses were prepared by the senior management of Napa. Napa does not publicly disclose internal management projections of the type provided to First Security in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

   The following is a summary of the material analyses performed by First Security related to the oral opinion rendered on November 16, 1999 to Napa's board of directors.

 Transaction Summary

   First Security calculated the merger consideration to be paid pursuant to the exchange ratio as a multiple of Napa's book value and 1999 estimated earnings. This computation was based on Napa's estimated earnings per share of $1.82 in 1999, Napa's estimated earnings per share of $2.05 in 2000, an assumed exchange ratio of 0.7759 Wells Fargo share for each Napa share and the closing price of Wells Fargo's common stock on November 15, 1999 of $47.25. Based on those assumptions, this analysis indicated that Napa shareholders would receive shares of Wells Fargo common stock worth $36.65 for each share of Napa common stock held and that this amount would represent a multiple of 3.19 times book value per share, 20.14 times estimated 1999 earnings per share and 17.87 times estimated 2000 earnings per share.

 Discounted Cash Flow Analysis

   First Security estimated the present value of future cash flows that would accrue to a holder of a share of Napa common stock assuming that the shareholder held the stock for five years and then sold it. The analysis was based on earnings forecasts prepared by management on a stand-alone, independent basis for the year 2000 and annual net income growth rates from 12.0% to 16.0% for the years 2001 through 2004. A 25% dividend payout ratio was assumed for Napa through the year 2004. An estimated year 2004 year-end stock price was estimated by multiplying the projected annual earnings by earnings multiples ranging from 12 to 18 times. The estimated stock price for each year and the estimated dividends were discounted at rates from 14% to 18%. These rates were selected because, in First Security's experience, they represent the risk-adjusted rates of return that investors in securities such as the common stock of Napa would require. On the basis of these assumptions, First Security calculated a range of present values ranging from $18.84 to $36.97. These values were compared to the $36.65 offer from Wells Fargo.

   The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Napa common stock.

 Selected Transaction Analysis

   Using publicly available information, First Security reviewed certain terms and financial characteristics, including the historical price-to-earnings ratio, the price-to-tangible book ratio, and the tangible book value premium to core deposits paid in prior commercial banking institution merger or acquisition transactions. The first comparable group ("Comparable Group One") included nationwide transactions announced since January 1, 1999 with sellers with assets between $100 million and $300 million that earned between 0.75% and 1.50% on total assets. Comparable Group One included 54 transactions. The average price-to-last twelve month earnings for Comparable Group One was 21.07x, and ranged from 11.8x to 42.3x. The average price-to-tangible book value for Comparable Group One was 242.0%, and ranged from 106.2% to 476.2%. The average tangible book value premium to core deposits for Comparable Group One was 16.43%, and ranged from 2.6% to 36.2%.

   The second comparable group ("Comparable Group Two") included transactions announced since January 1, 1999 with sellers located in California with assets between $100 million and $300 million that earned between 0.75% and 1.50% on total assets. Comparable Group Two included 14 transactions. The average price-to-last twelve month earnings for Comparable Group Two was 19.5x, and ranged from 12.5x to 27.1x. The average price-to-tangible book value for Comparable Group Two was 252.4%, and ranged from 131.7% to 441.2%. The average tangible book value premium to core deposits for Comparable Group Two was 18.9%, and ranged from 7.2% to 32.5%.

   No company or transaction used as a comparison in the above analysis is identical to Wells Fargo, Napa or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

 Selected Peer Group Analysis

   First Security compared the financial performance and market performance of Wells Fargo with the following selected banking institutions with assets over $50 billion (the "Comparable Bank Group") deemed relevant by First Security:
Bank of America (NC), Bank of New York (NY), Bank One (IL), Chase Manhattan
(NY), Citigroup (NY), First Union (NC), Firstar (WI), FleetBoston Financial
(MA), J.P. Morgan (NY), KeyCorp (OH), National City (OH), PNC (PA), Republic
(NY), SunTrust (GA), U.S. Bancorp (MN) and Wachovia (NC). The comparisons were based on:

  .  various financial measures, including

    .  earnings performance,

    .  operating efficiency,

    .  capital adequacy and

    .  asset quality; and

  .  various measures of market performance, including

    .  market/book values,

    .  price to earnings and

    .  dividend yields.

   To perform this analysis, First Security used the financial information as of and for the twelve months ended September 30, 1999, and market price information as of November 15, 1999.

   First Security's analysis showed the following concerning Wells Fargo's financial performance:

                                                                      Comparable
                                                                      Bank Group
      Performance Measure                                 Wells Fargo  Average
      -------------------                                 ----------- ----------
      Return on Equity...................................    12.19%      18.44%
      Return on Assets...................................     1.29%       1.39%
      Net Interest Margin................................     5.63%       3.65%
      Efficiency Ratio...................................    57.05%      56.28%
      Leverage Ratio.....................................     7.22%       7.13%
      Non-Performing Assets to Total Assets..............     0.46%       0.41%
      Loan Loss Reserve to Nonperforming Assets..........   335.13%     270.69%

   First Security's analysis showed the following concerning Wells Fargo's market performance:

                                                                    Comparable
                                                                    Bank Group
      Performance Measure                               Wells Fargo  Average
      -------------------                               ----------- ----------
      Price to Earnings Multiple, based on 1999
       estimated earnings..............................    21.10x     16.42x
      Price to Earnings Multiple, based on 2000
       estimated earnings..............................    18.31x     14.80x
      Price to Tangible Book Multiples.................     6.10x      3.79x

   For purposes of the above calculations, all earnings estimates are based upon the Institutional Broker Estimate System (IBES) consensus estimates for Wells Fargo. Because of the inherent differences in the businesses, operations, financial conditions and prospects of Wells Fargo and the companies included in the Comparable Bank Group, First Security believed that a purely quantitative comparable company analysis would not be particularly meaningful in the context of the merger. First Security believed that the appropriate use of a comparable company analysis in this instance would involve qualitative judgments concerning the differences between Wells Fargo and the companies included in the Comparable Bank Group which would affect the trading values of the comparable companies.

 Contribution Analysis

   First Security analyzed the relative contribution of each of Wells Fargo and Napa to certain pro forma balance sheet and income statement items of the combined entity. The contribution analysis showed:

      Napa Contribution To:
        Combined Common Equity...........................................  0.05%
        Combined 1999 Estimated Net Income Without Cost Savings..........  0.04%
        Combined Total Assets............................................  0.07%
        Napa Estimated Pro Forma Ownership...............................  0.04%

   First Security compared the relative contribution of the balance sheet and income statement items with the estimated pro forma ownership for Napa shareholders based on an exchange ratio of 0.7759.

 Other Analyses

   First Security reviewed the relative financial and market performance of Napa and Wells Fargo to a variety of relevant industry peer groups and indices. First Security also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for Wells Fargo.

   In connection with its opinion dated as of the date of this proxy statement-prospectus, First Security performed procedures to update, as necessary, certain of the analyses described above. First Security reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith. First Security did not perform any analyses in addition to those described above in updating its November 16, 1999 oral opinion.

 First Security Van Kasper

   Napa's board of directors has retained First Security as an independent contractor to act as financial adviser to Napa regarding the merger. As part of its investment banking business, First Security is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. First Security has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, First Security may, from time to time, purchase securities from, and sell securities to, Napa and Wells Fargo. As a market maker in securities First Security may from time to time have a long or short position in, and buy or sell, debt or equity securities of Napa and Wells Fargo for First Security's own account and for the accounts of its customers. First Security has not previously provided investment banking services to Wells Fargo or Napa.

   Napa and First Security have entered into an agreement relating to the services to be provided by First Security in connection with the merger. Napa has agreed to pay First Security, at the time of closing, a cash fee equal to 1.50% of the market value of the aggregate consideration offered in exchange for the outstanding shares of common stock of Napa in the merger. Pursuant to the First Security engagement agreement, Napa also agreed to reimburse First Security for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify First Security against certain liabilities, including liabilities under the federal securities laws.

Additional Interests Of Napa Management

   Certain directors and executive officers of Napa have interests in the merger that are in addition to their interests as shareholders of Napa generally. Napa's board of directors was aware of these interests and considered them, among other things, when it approved the merger agreement.

 Conversion Of Stock Options

   The following table sets forth the names of the directors and executive officers of Napa who have options that, if not exercised as of immediately before the merger, will convert into shares of Wells Fargo common stock. Also set forth in the table are the number of shares of Napa common stock subject to options held by each of these individuals. See "The Merger Agreement--Basic Plan Of Reorganization" for the formula use to convert Napa stock options into shares of Wells Fargo common stock.

      Name                                                         Option Shares
      ----                                                         -------------
      William A. Bacigalupi.......................................     10,000
      Dennis D. Groth.............................................     10,000
      E. James Hedemark...........................................     10,000
      Michael D. Irwin............................................     10,000
      Brian J. Kelly..............................................     12,500
      C. Richard Lemon............................................     10,000
      Joseph G. Peatman...........................................     10,000
      A. Jean Phillips............................................     10,000
      George M. Schofield.........................................      6,000
      W. Clarke Swanson, Jr.......................................     23,800
                                                                      -------
        Total.....................................................    112,300
                                                                      =======

 Employment Agreements

   Brian Kelly, president and chief operating officer of Napa, and Arlette A. Roddy and James L. Wright, officers of Napa National Bank, have entered into employment and non-compete agreements with Wells Fargo with substantially identical terms and conditions. The agreements, which have a term of two years, provide for an annual salary and performance-based incentive compensation, subject to terms of eligibility. In addition, the agreements prohibit the subject officers from competing against Wells Fargo, directly or indirectly, individually or in concert with others, during the term of the agreement. The agreements will be effective as of 12:00 a.m. on the day immediately following the merger. Mr. Kelly's agreement provides for an annual salary of $150,000.

 Business Completion Payments
   It is expected that certain officers of Napa will enter into business completion payment agreements with Wells Fargo that will provide for cash payments upon completion of continued employment through specified milestone dates. The agreements will provide for payment in two installments, each equal to one-half of the employee's 1999 annual salary. The first installment is to be paid upon completion of the merger and the second is to be paid upon the earlier to occur of (a) 30 days after the completion of the conversion to Wells Fargo's systems or (b) December 31, 2000, provided, however, that no unpaid installment will be paid to any employee who resigns or is terminated for cause prior to the due date of the installment. Total gross payments are expected to be approximately $500,000, or $300,000 on an after-tax basis. Mr. Kelly's total business completion payment is expected to be $150,000 before taxes.

 Special Payments To Two Directors

   Following the successful completion of the merger negotiations with Wells Fargo, the Napa board voted to award special one-time cash payments of $25,000 to each of directors Irwin and Lemon in recognition of their efforts in connection with negotiating and concluding the merger agreement and the merger. These payments will be made by Napa to the aforementioned directors immediately prior to the closing of the merger.

 Certain Retiree Benefits

   The merger agreement grants Mr. Swanson access to the Wells Fargo Retiree Medical Plan for himself and his eligible dependents beginning on the effective date of the merger. Mr. Swanson will be entitled to receive medical plan benefits and coverage identical to those available to similarly situated Wells Fargo retirees. Although Mr. Swanson may be required by Wells Fargo to make premium payments in order to maintain his coverage, the merger agreement provides that in no event may Wells Fargo charge Mr. Swanson a premium which is greater than the premium being charged to similarly situated Wells Fargo retirees during the same premium period.

 Purchase Right

   In 1987, Mr. Swanson acquired 300,701 shares of Napa's common stock through a tender offer at $11.00 per share, net to the sellers in cash. The tender offer was made pursuant to the terms of a purchase agreement with Napa, dated as of February 5, 1987.

   As disclosed to shareholders in materials related to the tender offer, the purchase agreement provides, among other things, certain protections against dilution of Mr. Swanson's stock ownership by requiring that if Napa should desire to issue any Equity Securities (as defined below), it shall give Mr. Swanson first right to purchase a portion of such Equity Securities up to an amount which will enable Mr. Swanson to maintain the same percentage of ownership of the outstanding common stock as held by Mr. Swanson on the date immediately following his purchases in the tender offer. This right to purchase under the purchase agreement is referred to as the "purchase right." In the event that the number of shares of common stock owned by Mr. Swanson should decline due to Mr. Swanson's failure to purchase shares pursuant to such right or sales of shares of common stock by Mr. Swanson, the purchase agreement provides that the purchase right entitles Mr. Swanson to purchase a portion of new issuances of Equity Securities up to an amount which will enable
Mr. Swanson to maintain his percentage ownership of the outstanding common stock as computed immediately prior to each issuance of such Equity Securities.

   The term "Equity Securities" is defined in the purchase agreement to mean common stock, rights, options (except stock options issued pursuant to stock option plans), warrants to purchase common stock, any security other than common stock having voting rights in the election of the board of directors which are not contingent upon a failure to pay dividends, any security convertible into or exchangeable for any of the foregoing, and any agreement or commitment to issue any of the foregoing.

   The purchase right also applies to issuances of Equity Securities to employees, officers and directors under stock option plans approved by the board of directors of Napa, provided, however, that common stock shall be deemed to have been issued only upon the exercise of an employee stock option. The purchase agreement further states that if Mr. Swanson has a right to purchase common stock due to the exercise of a stock option by an employee, officer or director of Napa, the purchase price of such common stock purchasable by Mr. Swanson shall be equal to the exercise price of such option. The purchase right terminates when Mr. Swanson ceases to own in excess of 10% of the then outstanding shares of Napa common stock.

   The merger agreement provides that all options to purchase Napa common stock that are in effect but unexercised immediately prior to the merger will be "deemed to have been exercised" and will be converted into the right to receive a number of shares of Wells Fargo common stock determined according to the conversion formula contained in the merger agreement. If, rather than being "deemed to have been exercised," such options were in fact being exercised (that is, exchanged for shares of Napa common stock at the prices specified in such options), Mr. Swanson would then be entitled, under the express terms of the purchase agreement, to invoke the purchase right with respect to the exercise of such options and to purchase a specified number of Napa common shares at the exercise price of the options being exercised.

   At the request of Napa's board, First Security calculated the dilution of Mr. Swanson's ownership interest that would result if such options were in fact being exercised (rather than being "deemed to have been exercised" and exchanged for something other than Napa common stock) in connection with the merger. Based upon the information available to First Security at the time it made its calculations, First Security determined that if all options to purchase Napa common stock that will be in effect but unexercised immediately prior to the merger were to be exercised, Mr. Swanson would be entitled, pursuant to the purchase agreement and the purchase right, to acquire 13,800 additional shares of common stock.

   Although the definition of Equity Securities in the purchase agreement includes options to purchase Napa common stock, under the express terms of the purchase agreement the purchase right only applies when such options are exercised; the purchase agreement and the purchase right do not expressly contemplate a dilution of Mr. Swanson's ownership interest as a result of options being "deemed exercised" and exchanged for something other than Napa common stock. Nevertheless, after considering this issue and soliciting the views of Napa's financial and legal advisors, Napa's board of directors (with Mr. Swanson absent and not participating) concluded that the merger agreement's treatment of options to purchase Napa common stock was functionally equivalent to the actual exercise of such options for purposes of the purchase agreement and the purchase right. The board further concluded that, at the time the purchase agreement and the purchase right were negotiated, it was neither Napa's nor Mr. Swanson's intent nor desire to deprive Mr. Swanson of the purchase right in circumstances such as those contemplated by the merger agreement. Accordingly, pursuant to the purchase agreement and the purchase right, the board voted unanimously to give Mr. Swanson the right to acquire 13,800 shares of Napa common stock at a price of $10.63 per share, which is the weighted average price of all options to purchase Napa common stock that are in effect but unexercised immediately prior to the merger, and to accord to such purchase right the same rights and privileges as are conferred by the merger agreement upon all such options. Based upon an exchange ratio of 0.77 Wells Fargo share for each Napa share, Mr. Swanson's right to purchase 13,800 shares of Napa common stock will be convertible into the right to receive approximately 10,626 shares of Wells Fargo common stock.

 Indemnification and Insurance

   Wells Fargo has agreed to ensure that all rights to indemnification and all limitations of liability existing in Napa's articles of incorporation or bylaws in favor of the present and former directors and officers of Napa with respect to claims arising from (a) facts or events that occurred before the effective time of the merger or (b) the merger agreement or any of the transactions contemplated thereby will survive the merger and continue in full force and effect.

   Subject to certain exceptions and limitations, Wells Fargo has agreed to use its best efforts to cause to be maintained for a period of four years following the merger the current policies of directors' and officers' liability insurance maintained by Napa with respect to claims or events that occur before the merger becomes effective.

Accelerated Vesting Of Stock Options

   As a result of the merger, currently non-vested options to acquire 15,700 shares of Napa common stock granted under Napa's stock option plans will vest and become exercisable prior to the effective date of the merger. The options have exercise prices ranging from $8.00 to $17.50 depending upon the date they were granted and would have otherwise vested periodically until September 15, 2003. The vesting dates of options held by directors and executive officers of Napa will not accelerate as a result of the merger insofar as the options will have already vested prior to the merger under their terms.

   The merger agreement provides that all options that are in effect but unexercised immediately prior to the merger will be "deemed to have been exercised" and will be converted into the right to receive a number of shares of Wells Fargo common stock determined according to the conversion formula contained in the merger agreement. See "The Merger Agreement--Basic Plan Of Reorganization."

Dissenters' Rights

   Napa shareholders are entitled to dissenters' rights in connection with the merger. The procedures for obtaining dissenters' rights are set forth in Chapter 13 of the California General Corporation law (CGCL), the relevant provisions of which are attached to this proxy statement-prospectus as Appendix
C. The following description of dissenters' rights is not a complete discussion of Chapter 13 of the CGCL and is qualified in its entirety by reference to Appendix C. If you wish to exercise dissenters' rights or wish to preserve the right to do so you should carefully read Appendix C. You must follow exactly the required procedures set forth in Chapter 13 of the CGCL or your dissenters' rights may be lost.

   Napa shareholders are hereby advised that the merger may be approved by a simple majority of the shares entitled to vote at the shareholders' meeting at which the merger is to be considered. W. Clarke Swanson, Napa's Chairman and Chief Executive officer, owns more than the number of shares required to approve the merger, and Mr. Swanson has signed an agreement with Wells Fargo which provides that he will vote all of his shares in favor of the merger.

   If the merger is completed, and you elect to exercise your dissenters' rights and you comply with the procedures set forth in Chapter 13, you will be entitled to receive an amount equal to the fair market value of your shares. Chapter 13 provides that the fair market value shall be determined as of November 18, 1999, the day before the public announcement of the merger. Napa believes that the fair market value of its stock as of November 18, 1999, was equal to $16.50, which is the price at which Napa's common stock most recently traded on or prior to that date, based upon information reported to management regarding actual trades.

 Exercising Dissenters' Rights

   You must satisfy each of the following requirements for your shares to be considered dissenting shares under Chapter 13. Shares of Napa common stock must be purchased by Napa from a dissenting shareholder if all applicable requirements are complied with.

  . You have shares of Napa common stock outstanding as of the record date of the shareholder's meeting at which you may vote the shares.

  .  You do not vote the shares in favor of the merger.

  . You make a written demand to have Napa purchase your Napa shares for cash at their fair market value. The demand must include the information specified below and must be received by Napa or its transfer agent within 30 days after the date on which the notice of the approval by the outstanding shares was mailed to you pursuant to subdivision (a) of
     Section 1301.

   If you return a proxy without voting instructions or with instructions to vote FOR the proposal to approve the merger, your shares will automatically be voted in favor of the merger and you will lose your dissenters' rights.

 Notification of Merger Approval

   If the merger is approved by the Napa shareholders, Napa will have 10 days after the approval to mail to those shareholders who did not vote in favor or the merger written notice of the approval along with a copy of Sections 1300 through 1304 of Chapter 13. In the notice of approval, Napa must state the price it determines represents the fair market value of the dissenting shares. This price constitutes an offer by Napa to purchase the dissenting shares at the price stated. Additionally, Napa must set forth in the approval notice of brief description of the procedures a shareholder must follow if he or she desires to exercise dissenters' rights.

 Demand for Purchase

   A written demand is essential for dissenter's rights. In the written demand, Chapter 13 requires you to specify the number of shares you hold of record which you are demanding that Napa purchase. In the written demand, you must also include a statement of the figure you claim to be the fair market value of those shares as of the day before the terms of the merger were first announced, excluding any appreciation of depreciation because of the proposed merger. It is Napa's position that this day is November 18, 1999. You may take the position in the written demand that a different date is applicable. The price you indicate in your demand constitutes an offer by you to sell the dissenting shares at the price stated.

   In addition, it is recommended that you comply with the following conditions to ensure that the demand is properly executed and delivered:

  . The demand should be sent by registered or certified mail, return receipt requested.

  . The demand should be signed by the shareholder of record, or his or her duly authorized representative, exactly as his or her name appears on the stock certificates evidencing the shares.

  . A demand for the purchase of the shares jointly owned by more than one person should identify and be signed by all such holders.

  . Any person signing a demand for purchase in any representative capacity, such as attorney-in-fact, executor, administrator, trustee or guardian, should indicate his or her title, and, if Napa so requests, furnish written proof of his or her capacity and authority to sign the demand.

  . A shareholder may not withdraw a demand for payment without the consent of Napa.

 Submission of Share Certificates

   Under California law, a demand by a shareholder is not effective for any purpose unless it is received by Napa or its transfer agent within 30 days after the date on which the notice of the approval by the outstanding shares was mailed to such shareholder pursuant to subdivisions (a) of Section 1301. Within 30 days after the date on which Napa mails the notice of the approval of the merger, dissenting shareholders must also submit the certificates representing the dissenting shares to Napa at the office it designates in the notice of approval. Napa will stamp or endorse the certificates with a statement that the shares are dissenting shares or Napa will exchange the certificates with certificates of appropriate denomination that are so stamped or endorsed. If a shareholder transfers any shares of Napa common stock before submitting the shares for endorsement, then such shares will lose their status as dissenting shares.

 Agreement as to Fair Market Value

   If Napa and you agree that the surrendered shares are dissenting shares and agree upon the price of the shares, you are entitled to receive the agreed price together with interest at the legal rate on judgments from the date of the agreement between Napa and you. Napa will pay the fair value of the dissenting shares within 30 days after Napa and you agree upon the price of the shares or within 30 days after any statutory or contractual conditions to the merger have been satisfied, whichever is later. Napa's duty to pay is subject to you surrendering the certificates and is also subject to the restrictions imposed under California law on the ability of Napa to purchase its outstanding shares.

   If Napa denies that the shares surrendered are dissenting shares or Napa and you fail to agree upon the fair market value of such shares, then you may, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determinations. In the alternative, you may intervene in any pending action brought by any other dissenting shareholder. If you fail to file such a complaint or fail to intervene in a pending action within the specified six-month period, your dissenting rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value. The costs of the action will be assessed or apportioned as the court considers equitable, but if the fair market value is determined to exceed 125% of the price offered to the shareholder, Napa will be required to pay such costs.

 Termination of Dissenting Shares and Shareholder Status

   This summary has already described certain situations where shareholders of Napa will cease to have dissenters' appraisal rights. In addition to the situations described above, you will cease to have dissenters' appraisal rights if:

  . Napa abandons the merger, in which case Napa will pay any dissenting shareholder who has filed a complaint, as described above, all necessary expenses and reasonable attorneys' fees incurred in such proceedings;

  .  you surrender your shares for conversion into shares of another class;
     or

  . you withdraw your demand for the purchase of the dissenting shares with the consent of Napa.

 Beneficial Ownership

   A person who has a beneficial interest in Napa common stock that is held of record in the name of another person (e.g., trustee or nominee) will need to cause the record owner to exercise dissenters' rights on his or her behalf in accordance with the requirements of Chapter 13 of the CGCL.

 Demands, Notices, Etc.

   Any demands, notices, certificates or other documents required to be delivered to Napa may be sent to:

     Brian Kelly
     President and Chief Operating Officer
     Napa National Bancorp
     901 Main Street
     Napa, California 94559-3044

Exchange Of Certificates

   After completion of the merger, Norwest Bank Minnesota, National Association, acting as exchange agent for Wells Fargo, will mail to each holder of record of shares of Napa common stock a form of letter of transmittal, together with instructions for the exchange of the holder's Napa stock certificates for a certificate representing Wells Fargo common stock.

   Napa shareholders should not send in their certificates until they receive the letter of transmittal form and instructions.

   No dividend or other distribution declared on Wells Fargo common stock after completion of the merger will be paid to the holder of any certificates for shares of Napa common stock until after the certificates have been surrendered for exchange.

   When the exchange agent receives a surrendered certificate or certificates from a shareholder, together with a properly completed letter of transmittal, it will issue and mail to the shareholder a certificate representing the number of whole shares of Wells Fargo common stock to which the shareholder is entitled, plus cash for the amount of any remaining fractional share and any cash dividends that are payable with respect to the shares of Wells Fargo common stock so issued. No interest will be paid on the fractional share amount or amounts payable as dividends or other distributions.

   A certificate for Wells Fargo common stock may be issued in a name other than the name in which the surrendered certificate is registered if (a) the certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder and (b) the person requesting the issuance of the Wells Fargo common stock certificate either pays to the exchange agent in advance any transfer and other taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not due.

   The exchange agent will issue stock certificates for Wells Fargo common stock in exchange for lost, stolen or destroyed certificates for Napa common stock upon receipt of a lost certificate affidavit and a bond indemnifying Wells Fargo for any claim that may be made against Wells Fargo as a result of the lost, stolen or destroyed certificates.

   After completion of the merger, no transfers will be permitted on the books of Napa. If, after completion of the merger, certificates for Napa common stock are presented for transfer to the exchange agent, they will be canceled and exchanged for certificates representing Wells Fargo common stock.

   None of Wells Fargo, Napa, the exchange agent or any other person will be liable to any former holder of Napa common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Regulatory Approvals

   The merger is subject to the prior approval of the Board of Governors of the Federal Reserve System. The approval of the Federal Reserve Board is required because Wells Fargo is a bank holding company registered under the Bank Holding Company Act. On January 21, 2000, Wells Fargo filed an application with the Federal Reserve Board requesting approval of the merger. As of the date of this proxy statement-prospectus, the Federal Reserve Board had not acted on Wells Fargo's application.

   The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by Napa shareholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

   Wells Fargo and Napa are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than those described above. Wells Fargo and Napa intend to seek any other approval and to take any other action that may be required to effect the merger. There can be no assurance that any required approval or action can be obtained or taken prior to the special meeting.

   The merger cannot be completed unless all necessary regulatory approvals are granted. In addition, Wells Fargo may elect not to complete the merger if any condition under which any regulatory approval is granted is unreasonably burdensome to Wells Fargo. See "The Merger Agreement--Conditions To The Merger" and "--Termination Of The Merger Agreement."

Effect Of Merger On Napa's Employee Benefit Plans

   The merger agreement provides that, subject to any eligibility requirements applicable to such plans, employees of Napa will be entitled to participate in those Wells Fargo employee benefit and welfare plans specified in the merger agreement. Eligible employees of Napa will enter each of such plans no later than the first day of the calendar quarter which begins at least 32 days after completion of the merger.

U.S. Federal Income Tax Consequences Of The Merger

   The following is a discussion of the material U.S. federal income tax consequences to Napa shareholders of the exchange of their shares of Napa stock for Wells Fargo common stock in the merger. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal circumstances, or to certain types of investors, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers and foreign shareholders. This discussion also does not address the tax consequences to holders of Napa options or Napa shareholders who received their stock in compensatory transactions.

   The discussion is based on the U.S. federal income tax laws as currently in effect and as currently interpreted. It does not cover issues of state, local or foreign taxation. Future legislation, regulations, administrative rulings and court decisions may alter the tax consequences summarized below.

   Brobeck, Phleger & Harrison LLP, counsel to Napa, has rendered an opinion to Napa that the merger will qualify as a "reorganization" for federal income tax purposes and that, subject to the limitations and qualifications referred to herein, the U.S. federal income tax consequences of the merger to Napa shareholders will generally be as described below:

  . A shareholder who receives shares of Wells Fargo common stock in exchange for shares of Napa common stock in the merger will not recognize any gain or loss on the receipt of the shares of Wells

     Fargo common stock, except for cash received in lieu of a fractional share. The shareholder's gain or loss on the receipt of cash in lieu of a fractional share will equal the difference between the cash received and the basis of the fractional share exchanged.

  . A shareholder's tax basis in the shares of Wells Fargo common stock received will be the same as the shareholder's tax basis in the shares of Napa common stock exchanged in the merger (less any tax basis attributable to fractional shares for which cash is received).

  . The holding period of the shares of Wells Fargo common stock received by a shareholder in the merger will include the holding period of the shareholder's shares of Napa common stock exchanged for such Wells Fargo's shares in the merger, but only if the shares of Napa common stock were held as a capital asset at the time the merger is completed.

   The opinion of Brobeck, Phleger & Harrison has been filed as an exhibit to the registration statement of which this proxy statement-prospectus is a part. This opinion of counsel is based upon certain assumptions and representations of Wells Fargo and Napa as to factual matters. Counsel's opinion may not be relied upon if any of these representations or assumptions is not accurate in all material respects. Counsel's opinion is also subject to certain qualifications stated therein. Counsel's opinion reflects only its judgment as to the federal income tax consequences of the merger under the Internal Revenue Code and is not binding on the Internal Revenue Service.

   No ruling will be obtained from the IRS and there is no assurance that the IRS will not take a contrary position regarding the tax consequences of the merger, nor is there any assurance that the IRS would not prevail in the event the tax consequences of the merger were litigated. If the Merger were determined not to qualify as a "reorganization" for federal income tax purposes, a Napa shareholder would recognize taxable gain or loss upon the merger based on the difference between the fair market value of the Wells Fargo common stock received and the tax basis of the shareholder's shares of Napa common stock exchanged in the merger.

   The U.S. federal income tax discussion set forth above is included for general information only and may or may not be applicable depending upon a shareholder's particular situation. Shareholders should consult their tax advisors with respect to the tax consequences to them of the merger, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax law.

Support Agreements

   At the same time that the merger agreement was signed, all of Napa's directors and executive officers entered into individual support agreements with Wells Fargo. Under the support agreements, these individuals agreed, among other things:

  . to vote in favor of the merger all shares of Napa common stock owned by them at the record date for any meeting of shareholders of Napa called to consider and vote on the merger;

  . not to sell or transfer any shares of Napa common stock held by them except (a) pursuant to the merger or (b) with Wells Fargo's prior written consent;

  . not to solicit any inquiries or proposals or enter into any discussions, negotiations or agreements relating to a business combination, merger or consolidation of Napa with any person other than Wells Fargo; and

  . not to vote in favor of any business combination, merger or consolidation of Napa with any person other than Wells Fargo.

   At the record date for the special meeting, the individuals who signed support agreements beneficially owned a total of 515,806 shares of Napa common stock, representing approximately 64.9% of the shares of Napa common stock entitled to vote at the special meeting and enough to approve the merger without the concurrence of any other Napa shareholder.

Resale Of Wells Fargo Common Stock Issued In The Merger

   The Wells Fargo common stock issued in the merger will be freely transferable under the Securities Act of 1933, except for shares issued to Napa shareholders who are considered to be "affiliates" of Napa or Wells Fargo under Rule 145 under the Securities Act or of Wells Fargo under Rule 144 under the Securities Act. The definition of "affiliate" is complex and depends on the specific facts, but generally includes directors, executive officers, 10% stockholders and other persons with the power to direct the management and policies of the company in question.

   Affiliates of Napa may not sell the shares of Wells Fargo common stock received in the merger except (a) pursuant to an effective registration statement under the Securities Act, (b) in compliance with an exemption from the registration requirements of the Securities Act or (c) in compliance with Rule 144 and Rule 145 under the Securities Act. Generally, those rules permit resales of stock received by affiliates so long as Wells Fargo has complied with certain reporting requirements and the selling stockholder complies with certain volume and manner of sale restrictions.

   Napa has agreed to use its best efforts to deliver to Wells Fargo signed representations by each person who may be deemed to be an affiliate of Napa that the person will not sell, transfer or otherwise dispose of the shares of Wells Fargo common stock to be received by the person in the merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder.

   This proxy statement-prospectus does not cover any resales of Wells Fargo common stock received by affiliates of Napa.

Stock Exchange Listing

   The shares of Wells Fargo common stock to be issued in the merger will be listed on the New York Stock Exchange and the Chicago Stock Exchange. The listing of the Wells Fargo common stock to be issued in the merger is a condition to Napa's obligation to complete the merger.

Accounting Treatment

   Wells Fargo will account for the merger as a purchase. Wells Fargo will record, at fair value, the acquired assets and assumed liabilities of Napa. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Wells Fargo will record goodwill. Wells Fargo will include in its results of operations the results of Napa's operations after the merger.

   The unaudited pro forma data included in this proxy statement-prospectus for the merger have been prepared using the purchase method of accounting. See "Summary--Comparative Per Common Share Data."

                              THE MERGER AGREEMENT

   The following is a summary of certain provisions of the merger agreement, as amended. A copy of the merger agreement, as amended, is attached to this proxy statement-prospectus as Appendix A and is incorporated by reference into this proxy statement-prospectus. When used in this proxy statement-prospectus, the term "merger agreement" refers to the merger agreement, as amended. This summary is qualified in its entirety by reference to the full text of the merger agreement. Napa shareholders are encouraged to read the merger agreement carefully and in its entirety. Parenthetical references are to the relevant paragraph or paragraphs of the merger agreement.

Basic Plan Of Reorganization

   The merger agreement provides that a wholly-owned subsidiary of Wells Fargo will merge by statutory merger with and into Napa, with Napa as the surviving corporation. (paragraph 1(a))

 Exchange Of Wells Fargo Shares For Napa Shares

   In the merger, each share of Napa common stock outstanding immediately before the merger will be converted into the right to receive the number of shares of Wells Fargo common stock determined by dividing the 686,905 by the Napa Common Stock Share Equivalents.

  . The Napa Common Stock Share Equivalents will equal the sum of (A) the number of shares of Napa common stock outstanding immediately before the merger plus (B) the "Napa Option Shares."

  . The Napa Option Shares will equal the number determined by dividing (A) the difference between (1) the "Aggregate Wells Fargo Share Value" minus
     (2) the product of (y) the number of shares of Napa common stock outstanding immediately before the merger multiplied by (z) the "Fair Market Value Per Share" by (B) the Fair Market Value Per Share.

  . The Aggregate Wells Fargo Share Value will equal 686,905 multiplied by the Wells Fargo Measurement Price.

  .  Fair Market Value Per Share will equal the number determined by dividing
     (A) the sum of (1) the Aggregate Wells Fargo Share Value plus (2) the aggregate exercise price of all Stock Options in effect, but unexercised, immediately before the merger by (B) the sum of (1) the number of shares of Napa common stock outstanding immediately before the merger plus (2) the number of shares of Napa common stock subject to Stock Options in effect, but unexercised, immediately before the merger.

  . The Wells Fargo Measurement Price will be the average of the closing prices of Wells Fargo common stock as reported on the New York Stock Exchange for the period of 19 consecutive trading days ending on the day that is two trading days before the special meeting of Napa shareholders.

  . Stock Options are options and other rights to purchase Napa common stock pursuant to specified stock option plans of Napa and pursuant to the stock purchase agreement between Napa and W. Clarke Swanson.

   On November 18, 1999, the date of the merger agreement, there were outstanding 792,675 shares of Napa common stock and Stock Options to purchase 150,725 shares of Napa common stock. The Stock Options have a weighted average exercise price of approximately $10.63.

   If the merger is completed, Wells Fargo expects to exchange between 0.76 and
0.78 of a share of Wells Fargo common stock for each share of Napa common stock then outstanding. The expected exchange ratio of 0.76 to 0.78 is based on assumptions about the Wells Fargo Measurement Price and the number of shares of Napa common stock subject to Stock Options that are not exercised prior to the merger. The following table shows the approximate exchange ratios that would result from different Wells Fargo Measurement Prices. The first case assumes that none of the Stock Options are exercised and instead are converted into shares of Wells

Fargo common stock. See "Exchange Of Wells Fargo Shares For Options To Purchase Napa Common Stock" below. The second case assumes that all of the Stock Options are exercised by cash payments.

                                                 Share Exchange Ratio
        Wells Fargo                   ------------------------------------------
      Measurement Price               No Options Exercised All Options Exercised
      -----------------               -------------------- ---------------------
        $30.00.......................       0.78466               0.72812
        $35.00.......................       0.77664               0.72812
        $40.00.......................       0.77057               0.72812
        $45.00.......................       0.76208               0.72812
        $50.00.......................       0.75900               0.72812

   As the table shows, if none of the Stock Options are exercised prior to the merger and instead are converted into shares of Wells Fargo common stock, the share exchange ratio decreases as the Wells Fargo Measurement Price increases. If all of the Stock Options are exercised prior to the merger, the exchange ratio remains constant regardless of the Wells Fargo Measurement Price.

   It is expected that no Stock Options will be exercised prior to the merger and that instead all Stock Options will be converted into shares of Wells Fargo common stock. Neither Napa nor Wells Fargo, however, can guarantee that no Stock Options will be exercised prior to the merger.

 Exchange Of Wells Fargo Shares For Options To Purchase Napa Common Stock

   If the merger is completed, each option or other right to purchase Napa common stock that has not been exercised as of immediately before the merger will be exchanged for shares of Wells Fargo common stock. Under a formula specified in paragraph 1(a) of the merger agreement, the number of shares of Wells Fargo common stock that will be exchanged for each option or other right to purchase Napa common stock will be determined by multiplying (A) the number of shares of Napa common stock subject to the option by (B) the product of (1) the number determined by dividing (y) the "Option Spread" of the option by (z) the "Fair Market Value Per Share" multiplied by (2) the share exchange ratio.

  . Option Spread as to a particular option will equal the Fair Market Value Per Share minus the per share exercise price of the option.

  . Fair Market Value Per Share has the same meaning as used in determining the share exchange ratio above.

 No Adjustments For Price Fluctuations

   No adjustment will be made to the number of shares of Wells Fargo common stock you will receive for your shares of Napa common stock or your options to purchase Napa common stock to reflect fluctuations in the price of Wells Fargo common stock occurring after the special meeting.

 Adjustments For Changes In Capitalization

   If before the merger is completed the outstanding shares of Wells Fargo are increased or decreased in number or changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, reclassification, recapitalization, stock dividend, stock split or other similar change in capitalization, then an appropriate and proportionate adjustment will be made to the exchange ratio. (paragraph 1(b))

 Cash In Lieu Of Fractional Shares

   If the aggregate number of shares of Wells Fargo common stock you will receive in the merger does not equal a whole number, you will receive cash instead of the fractional share. The cash payment will be equal to the product of the fractional part of the share of Wells Fargo common stock multiplied by the average of the closing prices of a share of Wells Fargo common stock as reported on the consolidated tape of the New York Stock Exchange for each of the five trading days ending on the date immediately preceding the special meeting. (paragraph 1(c))

 Effective Date And Time Of The Merger

   The effective date of the merger will be the day on which articles of merger are filed with and accepted by the California Secretary of State. The merger agreement provides that articles of merger will be filed on March 17, 2000 or within 10 business days after the satisfaction or waiver of all conditions to the merger, whichever is later, or such other date not prior to March 15, 2000 as Wells Fargo and Napa may agree. The effective time of the merger will be 11:59 p.m., Napa, California time, on the effective date of the merger. (paragraph 1(d))

Representations And Warranties

   The merger agreement contains various representations and warranties by Wells Fargo and Napa concerning (a) their organization and legal authority to engage in their respective businesses; (b) their capitalization; (c) their corporate authority to enter into the merger agreement and complete the merger,
(d) the absence of certain material changes; (e) compliance with laws; (f) material contracts; (g) absence of certain litigation; and (h) undisclosed liabilities. (paragraphs 2 and 3) Because the representations and warranties do not survive completion of the merger, they function primarily as a due diligence device and a closing condition (that is, they must continue to be true in all material respects until the merger is completed).

Certain Covenants

   The merger agreement has a number of covenants and agreements that govern the actions of Napa and Wells Fargo pending completion of the merger. Some of the covenants and agreements are summarized below.

 Termination Of Napa Option Plan

   Napa has agreed to terminate the Napa National Bancorp Stock Option Plan. Any options issued under this plan that are not exercised prior to the effective date of the merger will terminate.

 Conduct Of Business

  Napa

     Except as otherwise permitted or required by the merger agreement, Napa and each Napa subsidiary will:

    .  maintain its corporate existence in good standing;

    .  maintain the general character of its business;

    .  conduct its business in the ordinary and usual manner;

    . extend credit in accordance with existing lending policies and provide Wells Fargo access to its loan files, except that it will not, without the prior written consent of Wells Fargo, which consent will be deemed waived under certain specified circumstances;

    . make any new loan (except pursuant to commitments made prior the merger agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would exceed $150,000; or

    . modify, restructure or renew any existing loan (except pursuant to commitments made prior to the merger agreement) if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would exceed $250,000. (paragraph 4(a))

     Except as otherwise permitted or required by the merger agreement, Napa and each Napa subsidiary will not:

    . amend or otherwise change its articles of incorporation or association or bylaws;

    . issue or sell, except pursuant to stock options already granted and except as provided in a stock purchase agreement between Napa and Clarke Swanson, or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share equivalents, or any other of its securities;

    . authorize or incur any long-term debt (other than deposit liabilities);

    . mortgage, pledge or subject to a lien or other encumbrance any of its properties, except in the ordinary course of business;

    . enter into any material agreement, contract or commitment in excess of $10,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect as of the date of the merger agreement;

    .  make any investments except:

      . investments made by bank subsidiaries in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less;

      . fed funds transactions by bank subsidiaries in the ordinary course of business; or

      . investments made with the written consent of Wells Fargo, which consent will be deemed waived under certain circumstances.

    . amend or terminate any employee benefit plans except as required by law or the terms of the merger agreement;

    . declare dividends other than any dividend declared by a subsidiary's board of directors in accordance with applicable law and regulation, except

      . between November 18, 1999 and the effective date of the merger, Napa may declare and pay cash dividends on Napa common stock, in accordance with applicable law and regulation and consistent with past practice, out of the net earnings of Napa between November 18, 1999 and the effective time of the merger, determined in accordance with generally accepted accounting principles, in an amount not to exceed a quarterly rate of $0.125 per share; provided, however, that Napa shareholders will be entitled to a dividend on Napa common stock or Wells Fargo common stock, but not both, in the calendar quarter in which the merger closes; and

      . any dividend declared by the board of directors of a subsidiary of Napa in accordance with applicable law and regulation.

    .  redeem, purchase or otherwise acquire any capital stock of Napa;

    . increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans, agreements and practices;

    . sell or otherwise dispose of any shares of capital stock of Napa or any of its subsidiaries; or

    . sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business. (paragraphs 4(a) and (b))

  Wells Fargo

   Wells Fargo has agreed to conduct its business and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties.

 Competing Transactions

   Neither Napa or any Napa subsidiary nor any director, officer, representative or agent of Napa or any Napa subsidiary may, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any entity or group (other than Wells Fargo) concerning any offer or possible offer to

  . purchase its common stock, any security convertible into its common stock, or any other equity security of Napa or any of its subsidiaries;

  . make a tender or exchange offer for any shares of its common stock or other equity security of Napa or any of its subsidiaries;

  . purchase, lease or otherwise acquire the assets of Napa or any of its subsidiaries except in the ordinary course of business; or

  . merge, consolidate or otherwise combine with Napa or any of its subsidiaries.

Napa and each of its subsidiaries, as applicable, has also agreed to promptly inform Wells Fargo if any such entity or group makes an offer or inquiry concerning any of the foregoing. (paragraph 4(h))

 Year 2000 Compliance

   Napa will cooperate with Wells Fargo to assess the impact of the merger on Napa's continued compliance with the Year 2000 project management process as set forth in the May 5, 1997 Federal Financial Institutions Examination Council (FFIEC) Interagency Statement on the Year 2000 and subsequent guidance documents. Napa will take such action, in consultation with Wells Fargo, as may be necessary to amend Napa's Year 2000 project assessment and remediation plan. Napa will continue its current preparations for compliance with the FFIEC requirements and will not rely on the completion of the merger to satisfy its FFIEC requirements. (paragraph 4(p))

 Other Covenants

   The merger agreement contains various other covenants, including covenants relating to the preparation and distribution of this proxy statement-prospectus, access to information, and the listing on the New York and Chicago Stock Exchanges of the shares of Wells Fargo common stock to be issued in the merger. In addition, Napa has agreed to (a) establish such additional accruals and reserves as are necessary to conform its accounting and credit loss reserve practices and methods to those of Wells Fargo and Wells Fargo's plans with respect to the conduct of Napa's business after the merger and (b) use its best efforts to deliver to Wells Fargo prior to completion of the merger signed representations substantially in the form attached as Exhibit B to the merger agreement from each executive officer, director or shareholder of Napa who may reasonably be deemed an "affiliate" of Napa within the meaning of such term as used in Rule 145 of the Securities Act. (paragraphs 4(l) and 4(m) and Exhibit
B) See "The Merger--Resale Of Wells Fargo Common Stock Issued In The Merger."

Conditions To The Merger

   Under the merger agreement, various conditions are required to be met before the parties are obligated to complete the merger. These conditions are customary and include such items as the receipt of shareholder, regulatory and listing approval, and the receipt by Napa of a favorable tax opinion. (paragraphs 6 and 7) See "The Merger--U.S. Federal Income Tax Consequences Of The Merger."

   The obligations of the parties are also subject to the continued accuracy of the other party's representations and warranties, the performance by the other party of its obligations under the merger agreement, and, subject to certain exceptions, the absence of any changes that have had or might be reasonably expected to have an adverse effect on Napa. Some of the conditions to the merger are subject to exceptions and/or a "materiality" standard. Certain conditions to the merger may be waived by the party seeking to assert the condition. (paragraphs 6 and
7)

Termination Of The Merger Agreement

 Termination by Mutual Consent

   Wells Fargo and Napa can agree to terminate the merger agreement at any time before completion of the merger. (paragraph 9(a)(i))

 Termination by Either Wells Fargo or Napa

   Either Wells Fargo or Napa can terminate the merger agreement without the consent of the other if any of the following occurs:

  . The merger has not been completed by June 30, 2000, unless the failure to complete the merger is due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements to be observed or performed by the party. (paragraph 9(a)(ii))

  . A court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement. (paragraph 9(a)(iii))

Effect Of Termination

   Generally, if either party terminates the merger agreement, it becomes void without any liability to either party other than for willful and material breaches occurring before termination; however, the provisions of the merger agreement governing confidential information and expenses incurred in connection with the merger continue in effect after termination of the merger agreement. (paragraph 9(b))

Waiver And Amendment

   Either Wells Fargo or Napa may waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the merger agreement. (paragraph 16)

   Wells Fargo and Napa can amend the merger agreement at any time before the merger is completed; however, the merger agreement prohibits them from amending the merger agreement after Napa shareholders approve the merger if the amendment would change in a manner adverse to Napa shareholders the consideration to be received by Napa shareholders in the merger. (paragraph 17)

Expenses

   Wells Fargo and Napa will each pay their own expenses in connection with the merger, including fees and expenses of their respective independent auditors and counsel. (paragraph 10)

                        COMPARISON OF STOCKHOLDER RIGHTS

   The following is a summary of material differences between the rights of Napa shareholders and the rights of Wells Fargo stockholders. It is not a complete statement of the provisions affecting, and the differences between, the rights of Napa shareholders and Wells Fargo stockholders. The summary is qualified in its entirety by reference to the California General Corporation Law (CGCL), the Delaware General Corporation Law (DGCL), Napa's articles of incorporation and bylaws, and Wells Fargo's restated certificate of incorporation and bylaws.

Introduction

   Upon completion of the merger, holders of Napa common stock will become stockholders of Wells Fargo. There are material differences in the rights of Napa shareholders as compared to the rights of Wells Fargo stockholders. The rights of Napa shareholders are governed by California law and Napa's articles of incorporation and bylaws and the rights of Wells Fargo stockholders are governed by Delaware law and Wells Fargo's restated certificate of incorporation and bylaws.

   A description of Wells Fargo's common stock is contained in Wells Fargo's current report on Form 8-K filed October 14, 1997. A description of the preferred stock purchase rights that are attached to shares of Wells Fargo common stock is included in Wells Fargo's registration statement on Form 8-A dated October 21, 1998. See "Where You Can Find More Information." These descriptions may be updated from time to time by amendments or reports filed by Wells Fargo with the SEC.

Authorized And Outstanding Capital Stock

 Wells Fargo

   Wells Fargo's restated certificate of incorporation currently authorizes the issuance of 4,000,000,000 shares of Wells Fargo common stock, par value $1-2/3 per share, 20,000,000 shares of preferred stock, without par value, and 4,000,000 shares of preference stock, without par value. At September 30, 1999, there were 1,649,763,637 shares of Wells Fargo common stock outstanding, 6,550,197 shares of Wells Fargo preferred stock outstanding, and no shares of Wells Fargo preference stock outstanding.

 Napa

   Napa's articles of incorporation authorize the issuance of 20,000,000 shares of common stock and 1,000,000 shares of preferred stock. An aggregate of 794,675 shares of common stock and no shares of preferred stock were issued and outstanding as of January 26, 2000.

Rights Plan

 Wells Fargo

   Each share of Wells Fargo common stock (including shares that will be issued in the merger) has attached to it one preferred share purchase right. Once exercisable, each right allows the holder to purchase a fractional share of Wells Fargo's Series C Junior Participating Preferred Stock. A right, by itself, does not confer on its holder any rights of a Wells Fargo stockholder, including the right to vote or receive dividends, until the right is exercised. The rights trade automatically with shares of Wells Fargo common stock. The rights are designed to protect the interests of Wells Fargo and its stockholders against coercive takeover tactics. The rights are intended to encourage potential acquirors to negotiate on behalf of all stockholders the terms of any proposed takeover. Although not their purpose, the rights may deter takeover proposals.

 Napa

   Napa has no comparable share purchase rights plan.

Number And Election Of Directors

 Wells Fargo

   Wells Fargo's bylaws provide for a board of directors consisting of not less than 10 nor more than 28 persons, each serving a term of one year or until his or her earlier death, resignation or removal. The number of directors of Wells Fargo is currently fixed at 25. Directors of Wells Fargo may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Wells Fargo capital stock entitled to vote thereon. Vacancies on Wells Fargo's board of directors may be filled by majority vote of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by the stockholders. Directors of Wells Fargo are elected by plurality of the votes of shares of Wells Fargo capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. Wells Fargo's restated certificate of incorporation does not currently permit cumulative voting in the election of directors.

 Napa

   Napa's bylaws provide for a board of directors consisting of not fewer than eight (8) nor more than fifteen (15) directors. Napa's bylaws further provide that the exact number of directors shall be fixed from time to time, within the foregoing range, by a bylaw or amendment thereof or by a resolution duly adopted by a vote of a majority of shares entitled to vote represented at a duly held meeting at which a quorum is present, by the written consent of the holders of a majority of the outstanding shares entitled to vote or by resolution of the board of directors. The number of directors on Napa's board is currently fixed at ten (10). Each director is elected at each annual meeting of shareholders, but if any such annual meeting is not held or the directors are not elected at any annual meeting, the directors may be elected at any special meeting of shareholders held for that purpose, or by written consent in accordance with the relevant provisions of Napa's bylaws. Each director, including a director elected to fill a vacancy, holds office until the expiration of the term for which he or she is elected and until such director's successor is elected and has qualified. In connection with the election of directors, Napa's shareholders are entitled to vote their shares cumulatively if a candidate's or candidates' names have been properly placed in nomination prior to the voting and a shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate the shareholder's votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, or to distribute his or her votes on the same principle between two or more nominees as he or she deems appropriate. The candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected.

   Vacancies on the Napa board of directors (except for a vacancy created by the removal of a director) may be filled by a majority of the remaining directors, whether or not less than a quorum, or by the sole remaining director. The shareholders may elect a director at any time to fill any vacancy not filled by the directors or which occurs by reason of the removal of a director.

Amendment Of Governing Documents

 Wells Fargo

   Wells Fargo's restated certificate of incorporation may be amended only if the proposed amendment is approved by Wells Fargo's board of directors and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. Wells Fargo's bylaws may be amended by a majority of Wells Fargo's board of directors or by a majority of the outstanding stock entitled to vote thereon. Shares of Wells Fargo preferred stock and Wells Fargo preference stock currently authorized in Wells Fargo's restated certificate of incorporation may be issued by Wells Fargo's board of directors without amending Wells Fargo's restated certificate of incorporation or otherwise obtaining the approval of Wells Fargo's Stockholders.

 Napa

   In general, Napa's articles of incorporation may be amended only if the proposed amendment is approved by Napa's board of directors and thereafter approved by a majority of the outstanding Napa shares entitled to vote thereon. Napa's bylaws may be amended by the affirmative vote of a majority of the outstanding shares entitled to vote or by the written assent of shareholders entitled to vote such shares; provided, however, that bylaws other than a bylaw or amendment thereof changing the range of the authorized number of directors, including an amendment to change the number of authorized directors within the range fixed by the shareholders, may be adopted, amended or repealed by the board of directors.

Approval Of Mergers And Assets Sales

 Wells Fargo

   Except as described below, the affirmative vote of a majority of the outstanding shares of Wells Fargo common stock entitled to vote thereon is required to approve a merger or consolidation involving Wells Fargo or the sale, lease or exchange of all or substantially all of Wells Fargo's corporate assets. No vote of the stockholders is required, however, in connection with a merger in which Wells Fargo is the surviving corporation and (a) the agreement of merger for the merger does not amend in any respect Wells Fargo's restated certificate of incorporation, (b) each share of capital stock outstanding immediately before the merger is to be an identical outstanding or treasury share of Wells Fargo after the merger and (c) the number of shares of capital stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of Wells Fargo's capital stock outstanding immediately before the merger.

 Napa

   The CGCL generally requires a vote by the shareholders of (a) each constituent corporation to a merger, (b) a corporation selling all or substantially all of its assets, (c) the acquiring corporation in either a share-for-share exchange or a sale-of-assets reorganization, and (d) a parent corporation (even though it is not a "constituent corporation") whose equity securities are being issued in connection with a corporate reorganization such as a triangular merger. The CGCL does not require shareholder approval in the case of any corporation in a merger as to which such corporation and/or its shareholders will hold five-sixths or more of the voting power of the surviving or acquiring corporation after consummation of the merger (unless the shares acquired in such merger have different rights, preferences, privileges or restrictions than those surrendered).

Preemptive Rights

 Wells Fargo

   Neither Wells Fargo's restated certificate of incorporation nor its bylaws grants preemptive rights to its stockholders.

 Napa

   Neither Napa's articles of incorporation nor its bylaws grant preemptive rights to its stockholders.

Appraisal Rights

 Wells Fargo

   Section 262 of the DGCL provides for stockholder appraisal rights in connection with consolidations and mergers generally; however, appraisal rights are not available to holders of any class or series of stock that, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting to act upon the agreement of consolidation or merger, were either (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 stockholders, so long as stockholders receive shares of the surviving corporation or another corporation whose shares are so listed or designated or held by more than 2,000 stockholders. Wells Fargo common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange and currently held by more than 2,000 stockholders. As a result, assuming that the other conditions described above are satisfied, holders of Wells Fargo common stock will not have appraisal rights in connection with consolidations and mergers involving Wells Fargo.

 Napa

   Under the CGCL, if the approval of the outstanding shares of a corporation is required for a reorganization or merger, each shareholder of the corporation entitled to vote on the transaction, by complying with the provisions of Chapter 13 of the CGCL, may require the corporation of which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which qualify as dissenting shares is determined as of the day before the first announcement of the terms of the proposed reorganization or merger, excluding any appreciation or depreciation in consequence of the proposed action; however, "dissenting shares" do not include shares which immediately prior to the reorganization or merger are either (a) listed on any national securities exchange certified by California's Commissioner of Corporations under subdivision (o) of Section 25100 or (b) listed on the list of OTC margin stock issued by the Board of Governors of the Federal Reserve System unless demands for payment with respect to such shares are filed with respect to 5% or more of the outstanding shares of such class. See "The Merger--Dissenters' Rights."

Special Meetings

 Wells Fargo

   Under the DGCL, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized in the certificate of incorporation or bylaws. Wells Fargo's bylaws provide that a special meeting of stockholders may be called only by the chairman of the board, a vice chairman, the president or a majority of Wells Fargo's board of directors. Holders of Wells Fargo common stock do not have the ability to call a special meeting of stockholders.

 Napa

   Under the CGCL, a special meeting of shareholders of a California corporation may be called by the board, the chairman of the board, the president, the holders of shares entitled to cast not less than 10 percent of the votes at the meetings or by such additional persons as may be provided in the articles of incorporation or bylaws. Neither Napa's articles of incorporation nor its bylaws alter the manner in which a special meeting of shareholders may be called.

Directors' Duties

 Wells Fargo

   The DGCL does not specifically enumerate directors' duties. In addition, the DGCL does not contain any provision specifying what factors a director must and may consider in determining a corporation's best interests. However, judicial decisions in Delaware have established that, in performing their duties, directors are bound to use that degree of care which ordinarily prudent persons would use in similar circumstances.

 Napa

   Pursuant to the CGCL, a director is obligated to perform his or her duties in good faith, in a manner such director believes to be in the best interests of the corporation and its shareholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. In performing the duties of a director, a director is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by officers or employees of the corporation, the corporation's counsel or independent accountant or a committee of the board upon which the director does not serve, so long as, in any such case, the director acts in good faith, after reasonable inquiry when the need therefor is indicated by the circumstances and without knowledge that would cause such reliance to be unwarranted.

Action Without A Meeting

 Wells Fargo

   As permitted by Section 228 of the DGCL and Wells Fargo's restated certificate of incorporation, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders.

 Napa

   As permitted by Section 603 of the CGCL, and as provided in Napa's bylaws, any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting pursuant to the written consent of he holders of the number of shares that would have been required to effect the action at an actual meeting of the shareholders, provided that directors may not be elected by written consent of shareholders unless the consent is unanimous. Prompt notice must be given of any corporate action approved by shareholders without a meeting by less than unanimous written consent to those shareholders entitled to vote who have not consented in writing.

Limitations On Directors' Liability

 Wells Fargo

   Wells Fargo's restated certificate of incorporation provides that a director (including an officer who is also a director) of Wells Fargo shall not be liable personally to Wells Fargo or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (a) any breach of the director's duty of loyalty to Wells Fargo or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL or
(d) any transaction from which the director derived an improper personal benefit. This provision protects Wells Fargo's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

 Napa

   Napa's articles of incorporation provide that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permitted under California law. The CGCL provides that a director who performs his duties in good faith, as discussed in more detail above under "Directors' Duties," shall have no liability based upon any alleged failure to discharge the person's obligations as a director.

Indemnification Of Officers And Directors

 Wells Fargo

   Wells Fargo's restated certificate of incorporation provides that Wells Fargo must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Wells Fargo (or was serving at the request of Wells Fargo as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by Wells Fargo's board of directors. Wells Fargo's restated certificate of incorporation also provides that Wells Fargo must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. Wells Fargo's restated certificate of incorporation authorizes Wells Fargo to provide similar indemnification to employees or agents of Wells Fargo.

   Pursuant to Wells Fargo's restated certificate of incorporation, Wells Fargo may maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of Wells Fargo or another entity against any expense, liability or loss, regardless of whether Wells Fargo has the power or obligation to indemnify that person against such expense, liability or loss under the DGCL.

   The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of Wells Fargo's restated certificate of incorporation or Wells Fargo bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

 Napa

   Napa's bylaws provide that Napa may indemnify each of its officers, directors, employees and agents against expenses, judgments, fines, settlements and other amounts, actually and reasonably incurred by such person having been made or having been threatened to be made a party to a proceeding to the fullest extent possible by the provisions of the CGCL, and that Napa may advance the expenses reasonably expected to be incurred by such officers, directors, employees and agents in defending any such proceeding upon receipt of the undertaking required by the CGCL. The CGCL permits such indemnification if such individual has acted in good faith and in a manner the person reasonably believed to be in the best interest of the corporation, and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

Dividends

 Wells Fargo

   Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Wells Fargo is also subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See "Regulation And Supervision Of Wells Fargo."

 Napa

   The holders of Napa common stock are entitled to receive dividends when and as declared by Napa's board of directors out of funds legally available therefor. The CGCL provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The CGCL further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally are as follows: (a) the corporation's assets equal at least 1 1/4 times its liabilities; and (b) the corporation's current assets equal at least its current liabilities, or, if the average of the corporation's earnings before taxes on income and before interest expense for two preceding fiscal years was less than the average of the interest expense of the corporation for such fiscal years, then the corporation's current assets must equal at least 1 1/4 times its current liabilities. Napa is also subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings.

Corporate Governance Procedures; Nomination Of Directors

 Wells Fargo

   Wells Fargo's bylaws contain detailed advance notice and informational procedures which must be complied with in order for a stockholder to nominate a person to serve as a director. Wells Fargo's bylaws generally require a stockholder to give notice of a proposed nominee in advance of the stockholders meeting at which directors will be elected. In addition, Wells Fargo's bylaws contain detailed advance notice and informational procedures which must be followed in order for a Wells Fargo stockholder to propose an item of business for consideration at a meeting of Wells Fargo stockholders.

 Napa

   Napa's bylaws provide that nominations for election of directors may be made by the board of directors or by any shareholder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors. The bylaws further provide that shareholder nominations of directors must be made in accordance with certain procedures, including a requirement that notice of intention to make any nominations be in writing and received by Napa by the later of 21 days prior to any meeting of shareholders called for the election of directors or 10 days after the date of mailing of notice of such meeting is sent to shareholders. A notice of intention to nominate must contain certain specified information regarding the nominating shareholder and each proposed nominee

                         INFORMATION ABOUT WELLS FARGO

General

   Wells Fargo is a diversified financial services company. Through its subsidiaries and affiliates, Wells Fargo provides retail, commercial, real estate and mortgage banking, asset management and consumer finance, as well as a variety of other financial services, including equipment leasing, agricultural finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

   At September 30, 1999, Wells Fargo had consolidated total assets of $207.1 billion, consolidated total deposits of $131.6 billion and stockholders' equity of $22.2 billion. Based on assets at September 30, 1999, Wells Fargo was the 7th largest commercial banking organization in the United States.

   Wells Fargo expands its business in part by acquiring banking institutions and other companies engaged in activities closely related to banking. Wells Fargo continues to explore opportunities to acquire banking institutions and other companies permitted by the Bank Holding Company Act of 1956. Discussions are continually being carried on related to such acquisitions. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. It is the policy of Wells Fargo not to comment on such discussions or possible acquisitions until a definitive agreement with respect thereto has been signed.

   Wells Fargo is a legal entity separate and distinct from its banking and nonbanking subsidiaries. As a result, the right of Wells Fargo--and thus the right of Wells Fargo's creditors--to participate in any distribution of assets or earnings of any subsidiary, other than in its capacity as a creditor of such subsidiary, is subject to the prior payment of claims of creditors of such subsidiary. The principal sources of Wells Fargo's revenues are dividends and fees from its subsidiaries. See "Regulation And Supervision Of Wells Fargo-- Dividend Restrictions" for a discussion of the restrictions on the subsidiary banks' ability to pay dividends to Wells Fargo.

   Wells Fargo's executive offices are located at 420 Montgomery Street, San Francisco, California 94163, and its telephone number is (800) 411-4932.

Management And Additional Information

   Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Wells Fargo is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1998. Wells Fargo's annual report on Form 10-K is incorporated by reference into this proxy statement-prospectus. Napa shareholders who want a copy of this annual report or any document incorporated by reference into the report may contact Wells Fargo at the address or phone number indicated below under "Where You Can Find More Information."

Information On Wells Fargo's Web Site

   Information on the Internet web site of Wells Fargo or any subsidiary of Wells Fargo is not part of this proxy statement-prospectus, and you should not rely on that information in deciding whether to approve the merger unless that information is also in this document or in a document that is incorporated by reference into this proxy statement-prospectus.

                   REGULATION AND SUPERVISION OF WELLS FARGO

   To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the full text of those provisions. Also, such statutes, regulations and policies are continually under review by Congress and state legislatures and federal and state regulatory agencies. A change in statutes, regulations or regulatory policies applicable to Wells Fargo could have a material effect on the business of Wells Fargo.

Introduction

   Wells Fargo, its banking subsidiaries and many of its nonbanking subsidiaries are subject to extensive regulation by federal and state agencies. The regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and not for the protection of security holders.

   As discussed in more detail below, this regulatory environment, among other things, may restrict Wells Fargo's ability to diversify into certain areas of financial services, acquire depository institutions in certain states and pay dividends on its capital stock. It may also require Wells Fargo to provide financial support to one or more of its banking subsidiaries, maintain capital balances in excess of those desired by management and pay higher deposit insurance premiums as a result of the deterioration in the financial condition of depository institutions in general.

Regulatory Agencies

 Bank Holding Company

   Wells Fargo & Company, as a bank holding company, is subject to regulation under the Bank Holding Company Act of 1956 and to inspection, examination and supervision by the Board of Governors of the Federal Reserve System (Federal Reserve Board) under the Bank Holding Company Act of 1956.

 Subsidiary Banks

   Wells Fargo's national banking subsidiaries are subject to regulation and examination primarily by the Office of the Comptroller of the Currency (OCC) and secondarily by the Federal Reserve Board and the Federal Deposit Insurance Corporation (FDIC). Wells Fargo's state-chartered banking subsidiaries are subject to primary federal regulation and examination by the FDIC or the Federal Reserve Board and, in addition, are regulated and examined by their respective state banking departments.

 Nonbank Subsidiaries

   Many of Wells Fargo's nonbank subsidiaries also are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. Wells Fargo's brokerage subsidiaries are regulated by the SEC, the National Association of Securities Dealers, Inc. and state securities regulators. Wells Fargo's insurance subsidiaries are subject to regulation by applicable state insurance regulatory agencies. Other nonbank subsidiaries of Wells Fargo are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

Bank Holding Company Activities

 Banking-Related Requirement

   Under the Bank Holding Company Act, bank holding companies generally may not acquire the beneficial ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank, without the Federal Reserve Board's prior approval. Also, bank holding companies generally may engage, directly or indirectly, only in banking and such other activities as the Federal Reserve Board determines to be closely related to banking.

   Effective March 11, 2000, subject to certain conditions, bank holding companies that elect to become financial holding companies may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. Also effective March 11, 2000, no regulatory approval will be required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board. See "Financial Modernization" below.

 Interstate Banking

   Under the Riegle-Neal Interstate Banking and Branching Act (Riegle-Neal
Act), a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless the acquisition is the bank holding company's initial entry into the state, more than 30% of such deposits in the state, or such lesser or greater amount set by the state.

   The Riegle-Neal Act also authorizes banks to merge across state lines, thereby creating interstate branches. States may opt out of the Interstate Banking Act and thereby prohibit interstate mergers in the state. Wells Fargo will be unable to consolidate its banking operations in one state with those of another state if either state in question has opted out of the Riegle-Neal Act. Of Wells Fargo's banking states, only Montana has opted out of the Interstate Banking Act. Montana has opted out until at least the year 2001.

 Regulatory Approval

   In determining whether to approve a proposed bank acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution's record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977.

Dividend Restrictions

   Wells Fargo & Company is a legal entity separate and distinct from its subsidiary banks and other subsidiaries. Its principal source of funds to pay dividends on its common and preferred stock and debt service on its debt is dividends from its subsidiaries. Various federal and state statutory provisions and regulations limit the amount of dividends that Wells Fargo's bank subsidiaries may pay without regulatory approval. Dividends payable by a national bank without the express approval of the OCC are limited to the bank's retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. The OCC defines retained net profits as net income, less dividends declared during the period, both of which are based on regulatory accounting principles. Wells Fargo's state-chartered subsidiary banks also are subject to state regulations that limit dividends.

   Before Wells Fargo Bank, National Association can declare dividends in 2000 without the prior approval of the OCC, it must have net income of appproximately $500 million plus an amount equal to or greater than the dividends declared in 2000. Because it is not expected to meet this requirement, Wells Fargo Bank, National Association will likely be required to obtain the prior approval of the OCC before it declares any dividends in 2000.

   Federal bank regulatory agencies have the authority to prohibit Wells Fargo's subsidiary banks from engaging in unsafe or unsound practices in conducting their businesses. The payment of dividends, depending on the financial condition of the bank in question, could be deemed an unsafe or unsound practice. The ability of Wells Fargo's subsidiary banks to pay dividends in the future is currently influenced, and could be further influenced, by bank regulatory policies and capital guidelines.

Holding Company Structure

 Transfer of Funds from Banking Subsidiaries

   Wells Fargo's banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds or other items of value from these subsidiaries to Wells Fargo and its nonbanking subsidiaries, including affiliates, whether in the form of loans and other extensions of credit, investments and asset purchases, or as other transactions involving the transfer of value from a subsidiary to an affiliate or for the benefit of an affiliate. Unless an exemption applies, these transactions by a banking subsidiary with a single affiliate are limited to 10% of the subsidiary bank's capital and surplus and, with respect to all covered transactions with affiliates in the aggregate, to 20% of the subsidiary bank's capital and surplus. Also, loans and extensions of credit to affiliates generally are required to be secured in specified amounts.

 Source of Strength Doctrine

   The Federal Reserve Board has a policy that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. Capital loans from Wells Fargo to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In addition, in the event of Wells Fargo's bankruptcy, any commitment by Wells Fargo to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

 Depositor Preference

   The Federal Deposit Insurance Act (FDI Act) provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including Wells Fargo.

 Liability of Commonly Controlled Institutions

   Under the FDI Act, an insured depository institution is generally liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (a) the default of a commonly controlled insured depository institution or (b) any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. "Default" means generally the appointment of a conservator or receiver. "In danger of default" means generally the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

Capital Requirements

   Wells Fargo and each of its subsidiary banks are subject to capital adequacy requirements and guidelines administered by the Federal Reserve Board, the OCC and/or the FDIC.

   The Federal Deposit Insurance Corporation Act of 1991 (FDICIA) required that the Federal Reserve Board, the OCC and the FDIC adopt regulations defining five capital tiers for banks: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material adverse effect on Wells Fargo's business.

   Quantitative measures, established by the regulators to ensure capital adequacy, require that Wells Fargo and each of its bank subsidiaries maintain minimum ratios of total capital to risk-weighted assets of eight percent (8%) and of Tier 1 capital to risk-weighted assets of four percent (4%).

   There are two categories of capital under the guidelines. Tier 1 capital includes common stockholders' equity, qualifying preferred stock and, for bank holding companies, trust preferred securities, less goodwill and certain other deductions, including the unrealized net gains and losses, after applicable taxes, on available-for-sale securities carried at fair value. Tier 2 capital includes preferred stock not qualifying as Tier 1 capital, mandatory convertible debt, subordinated debt, certain unsecured senior debt issued by Wells Fargo, the allowance for loans losses and net unrealized gains on marketable securities, subject to limitations established by the guidelines. At least half of total capital must be in the form of Tier 1 capital.

   Under the guidelines, capital is compared to the relative risk related to the balance sheet. To derive the risk included in the balance sheet, one of four risk weights (0%, 20%, 50% and 100%) is applied to different balance sheet and off-balance sheet assets, primarily based on the relative credit risk of the counterparty. For example, claims guaranteed by the U.S. government or one of its agencies are risk-weighted at 0%. Off-balance sheet items, such as loan commitments and derivative financial instruments, are also assigned one of the above risk weights after calculating balance sheet equivalent amounts. For example, certain loan commitments are converted at 50% and then risk-weighted at 100%. Derivative financial instruments are converted to balance sheet equivalents based on notional values, replacement costs and remaining contractual terms. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. In addition, the federal banking agencies have specified minimum "leverage ratio" (the ratio of Tier 1 capital to quarterly average total assets) guidelines for bank holding companies and state member banks. The minimum leverage ratio guideline is three percent (3%) for banking organizations that meet certain specified criteria, including that they have the highest regulatory rating. All other banking organizations and state member banks are required to maintain a leverage ratio of three percent (3%) plus an additional cushion of at least two percent (2%).

   The Federal Reserve Board's capital guidelines provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Also, the guidelines indicate that the Federal Reserve Board will consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital (excluding intangibles) to total assets (excluding intangibles).

   The Federal Reserve Board, the FDIC and the OCC have adopted rules to incorporate market and interest rate risk components into their risk-based capital standards. Amendments to the risk-based capital requirements, incorporating market risk, became effective January 1, 1998. Under the new market risk requirements, capital will be allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

   At September 30, 1999, Wells Fargo's ratio of total capital (the sum of Tier 1 and Tier 2 capital) to risk-weighted assets was 11.30% and its ratio of Tier 1 capital to risk-weighted assets was 8.71%. Wells Fargo's leverage ratio at September 30, 1999 was 7.22%. Wells Fargo's management believes that each of Wells Fargo's subsidiary banks met all capital requirements to which they are subject.

   As an additional means to identify problems in the financial management of depository institutions, the FDI Act requires federal bank regulatory agencies to establish certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure and executive compensation. The agencies are authorized to take action against institutions that fail to meet such standards.

   Under FDICIA's prompt corrective action provisions applicable to banks, the most recent regulatory notification from the OCC concerning each of Wells Fargo's subsidiary banks categorized them as well capitalized. To be categorized as well capitalized, the institution must maintain a risk-based total capital ratio of at least ten percent (10%), a risk-based Tier 1 capital ratio of at least six percent (6%) and a leverage ratio of at least five percent (5%), and not be subject to a capital directive order. There are no conditions or events since that notification that management believes have changed the risk-based capital category of our subsidiary banks.

   The FDI Act requires federal bank regulatory agencies to take "prompt corrective action" with respect to FDIC-insured depository institutions that do not meet minimum capital requirements. A depository institution's treatment for purposes of the prompt corrective action provisions will depend upon how its capital levels compare to various capital measures and certain other factors, as established by regulation.

FDIC Insurance

   Through the Bank Insurance Fund (BIF), the FDIC insures the deposits of Wells Fargo's depository institution subsidiaries up to prescribed limits for each depositor. The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category. An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required.

   The BIF assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits. The FDIC may increase or decrease the assessment rate schedule on a semi-annual basis. An increase in the BIF assessment rate could have a material adverse effect on Wells Fargo's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance for one or more of Wells Fargo's subsidiary depository institutions could have a material adverse effect on Wells Fargo's earnings, depending on the collective size of the particular institutions involved.

   All FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds, commonly referred to as FICO bonds, were issued to capitalize the Federal Savings and Loan Insurance Corporation. FDIC-insured depository institutions will continue to pay approximately 1.2 cents per $100 of BIF-assessable deposits until the earlier of December 31, 1999 or the date the last savings and loan association ceases to exist. Thereafter, they will pay an assessment rate equal to the rate assessed on deposits insured by the Savings Association Insurance Fund.

Fiscal And Monetary Policies

   Wells Fargo's business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. Wells Fargo is particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve are (a) conducting open market operations in United States government securities, (b) changing the discount rates of borrowings of depository institutions, (c) imposing or changing reserve requirements against depository institutions' deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of Wells Fargo.

Competition

   The financial services industry is highly competitive. Wells Fargo's subsidiaries compete with financial services providers, such as banks, savings and loan associations, credit unions, finance companies, mortgage banking companies, insurance companies, and money market and mutual fund companies. They also face increased competition from non-banking institutions such as brokerage houses and insurance companies, as well as from financial services subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

   Under the Gramm-Leach-Bliley Act, effective March 11, 2000, securities firms and insurance companies that elect to become financial holding companies may acquire banks and other financial institutions. The Gramm-Leach-Bliley Act may significantly change the competitive environment in which Wells Fargo and its subsidiaries conduct business. See "Financial Modernization" below. The financial services industry is also likely to become more competitive as further technological advances enable more companies to provide financial services. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.

Financial Modernization

   On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act which will, effective March 11, 2000, permit bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized under the FDICIA prompt corrective action provisions, is well managed, and has at least a satisfactory rating under the Community Reinvestment Act (CRA) by filing a declaration that the bank holding company wishes to become a financial holding company. No regulatory approval will be required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board.

   The Gramm-Leach-Bliley Act defines "financial in nature" to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and activities that the Board has determined to be closely related to banking. A national bank also may engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development and real estate investment, through a financial subsidiary of the bank, if the bank is well capitalized, well managed and has at least a satisfactory CRA rating. Subsidiary banks of a financial holding company or national banks with financial subsidiaries must continue to be well capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions, which could include divestiture of the financial in nature subsidiary or subsidiaries. In addition, a financial holding company or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the financial holding company or the bank has CRA rating of satisfactory or better.

                             INFORMATION ABOUT NAPA

General

   Napa National Bancorp was incorporated in 1981 in the State of California and is headquartered in Napa, California. Napa is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Its principal subsidiary, Napa National Bank, was organized as a national banking association in 1982. At September 30, 1999, Napa had consolidated assets of $152.3 million and shareholders' equity of $10.2 million. Napa itself does not engage in any business activities other than the ownership of the bank and the ownership of Napa National Leasing Corporation, an inactive subsidiary authorized to engage in the leasing of equipment and other personal property of Napa. W. Clarke Swanson, Jr., chairman of the board and chief executive officer, beneficially owns approximately 64% of the outstanding shares of common stock of Napa.

   The bank is a full service commercial bank with four offices serving the Napa Valley area in Northern California. The bank provides a wide range of commercial banking services to individuals, professionals and small- and medium-sized businesses in the Napa Valley area. The services provided include those typically offered by commercial banks, such as: checking, interest checking, savings, and time deposit accounts, commercial, construction, personal, home improvement, mortgage, automobile and other installment and term loans, travelers' checks, night depository facilities, wire transfers, merchant card services, courier service and automated teller machines. The bank does not provide international banking or trust services but has arranged for its correspondent banks to offer these and other services to its customers on an as needed basis. Individuals, small businesses and professionals, manufacturers, distributors, retailers, wineries, vineyard owners, real estate developers and Napa's shareholders currently form the core of the bank's customer and deposit base. In order to attract these customers, the bank offers extensive personalized contact, specialized services and banking convenience, including Saturday banking hours.

   Napa's executive offices are located at 901 Main Street, Napa, California 94559, and its main telephone number is (707) 257-2440.

Certain Additional Information Incorporated By Reference And Delivered Herewith

   Additional information concerning Napa, including information related to its business, properties, financial condition, results of operations and market for common equity is included in its annual report on Form 10-KSB for the year ended December 31, 1998, which is included in this proxy statement-prospectus as Appendix D. Additional information concerning the principal holders of voting securities and related shareholder matters of Napa is included in Napa's definitive Proxy Statement for its 1999 annual meeting of shareholders, which is included in this proxy statement-prospectus as Appendix E. See "Where You Can Find More Information."

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Wells Fargo Share Prices And Dividends

   The following table shows, for the quarters indicated, the high and low sales prices of Wells Fargo common stock and the cash dividends paid per share. Wells Fargo common stock trades on the New York and Chicago Stock Exchanges under the symbol "WFC." Before November 3, 1998, the common stock traded under the symbol "NOB."

                                                            High   Low  Dividend
                                                            ----- ----- --------
      1998
       First Quarter ...................................... 43.88 34.75  0.165
       Second Quarter...................................... 43.75 34.00  0.165
       Third Quarter....................................... 39.75 27.50  0.185
       Fourth Quarter...................................... 40.88 30.19  0.185
      1999
       First Quarter ...................................... 40.44 32.13  0.185
       Second Quarter...................................... 44.88 34.38  0.200
       Third Quarter....................................... 45.31 36.44  0.200
       Fourth Quarter...................................... 49.94 38.38  0.200
      2000
       First Quarter (through February 8).................. 43.75 35.44      *

--------
* Wells Fargo's board of directors has declared a cash dividend of $0.22 a share payable on March 1, 2000 to stockholders of record on February 4, 2000.

   The timing and amount of future dividends will depend on earnings, cash requirements, the financial condition of Wells Fargo and its subsidiaries, applicable government regulations and other factors deemed relevant by Wells Fargo's board of directors in its discretion. As described in "Regulation And Supervision Of Wells Fargo--Dividend Restrictions," various federal and state laws limit the ability of affiliate banks to pay dividends to Wells Fargo.

Napa Share Prices And Dividends

   Napa common stock does not trade on any exchange or on Nasdaq. Although there has been limited trading in Napa common stock from time to time, there is no established public trading market. To Napa's knowledge, no broker-dealer other than Round Hill Securities handles transactions involving Napa common stock.

   The following table shows, for the quarters indicated, the high and low sales prices of Napa common stock, excluding broker's commissions, and the cash dividends paid per share. The high and low sales prices are based on information as reported to Napa's management and may not include private transactions. "N/A" means not available or no reported transaction.

                                                            High   Low  Dividend
                                                            ----- ----- --------
      1998
       First Quarter ...................................... 15.50 15.50  0.125
       Second Quarter......................................   N/A   N/A  0.125
       Third Quarter....................................... 15.50 15.50  0.125
       Fourth Quarter...................................... 15.50 15.50  0.125
      1999
       First Quarter ...................................... 16.50 15.50  0.125
       Second Quarter...................................... 16.50 16.50  0.125
       Third Quarter....................................... 16.50 16.50  0.125
       Fourth Quarter...................................... 16.50 16.50  0.125
      2000
       First Quarter (through February 8).................. 27.00 16.50      *

--------
* Napa's board of directors expects to declare a cash dividend of $0.125 a share for the first quarter of 2000, payable on March 1, 2000 to shareholders of record on February 16, 2000.

                                    EXPERTS

Wells Fargo's Independent Accountants

   The consolidated financial statements of Wells Fargo and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Napa's Independent Accountants

   The consolidated financial statements of Napa appearing in its Annual Report (Form 10-KSB) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
                                    OPINIONS

Share Issuance

   Stanley S. Stroup, Executive Vice President and General Counsel of Wells Fargo, has rendered a legal opinion that the shares of Wells Fargo common stock offered hereby, when issued in accordance with the merger agreement, will be validly issued, fully paid and nonassessable. Mr. Stroup beneficially owns shares of Wells Fargo common stock and options to purchase additional shares of Wells Fargo common stock. As of the date of this proxy statement-prospectus, the total number of shares Mr. Stroup owns or has the right to acquire upon exercise of his options is less than 0.1% of the outstanding shares of Wells Fargo common stock.

Tax Matters

   Brobeck Phleger & Harrison LLP has given an opinion regarding the material U.S. federal income tax consequences of the merger. See "The Merger--U.S. Federal Income Tax Consequences Of The Merger."

                      WHERE YOU CAN FIND MORE INFORMATION

SEC Filings

   Wells Fargo and Napa file annual, quarterly and current reports, proxy statements and other information with the SEC. Wells Fargo's and Napa's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You can also read and copy any document filed by Wells Fargo or Napa with the SEC at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You can also obtain copies of Wells Fargo's and Napa's SEC filings at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

   Wells Fargo's SEC filings are also available from commercial document retrieval services and from the New York and Chicago Stock Exchanges. For information on obtaining copies of Wells Fargo's SEC filings at the New York Stock Exchange, call (212) 656-5060, and at the Chicago Stock Exchange, call
(312) 663-2423. Napa's SEC filings are also available from commercial document retrieval services.

Registration Statement

   Wells Fargo has filed a registration statement on Form S-4 to register with the SEC the Wells Fargo common stock to be issued to Napa shareholders in the merger. This proxy statement-prospectus is part of that registration statement. As allowed by SEC rules, this proxy statement-prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

Documents Incorporated By Reference

   Some of the information you may want to consider in deciding how to vote on the merger is not physically included in this proxy statement-prospectus. Instead, the information is "incorporated by reference" to documents that have been filed by Wells Fargo or Napa with the SEC.

 Wells Fargo Documents

   This proxy statement-prospectus incorporates by reference the Wells Fargo SEC documents set forth below. All of the documents were filed under SEC File No. 001-2979. Documents filed before November 3, 1998 were filed under the name Norwest Corporation.

  . Annual Report on Form 10-K for the year ended December 31, 1998, including information specifically incorporated by reference into the Form 10-K from Wells Fargo's 1998 Annual Report to Stockholders and Wells Fargo's definitive Notice and Proxy Statement for Wells Fargo's 1999 Annual Meeting of Stockholders;

  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

  . Current Reports on Form 8-K filed January 29, 1999, April 21, 1999, April 28, 1999, July 19, 1999, July 28, 1999, September 29, 1999,
     October 19, 1999 and January 18, 2000;

  . The description of Wells Fargo common stock contained in the Current Report on Form 8-K filed October 14, 1997, including any amendment or report filed to update such description;

  . The description of preferred stock purchase rights contained in the Registration Statement on Form 8-A dated October 21, 1998, including any amendment or report filed to update such description; and

  . All reports and definitive proxy or information statements filed by Wells Fargo pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement-prospectus and before completion of the merger and the exchange of Wells Fargo common stock for Napa common stock.

 Napa Documents

   This proxy statement-prospectus incorporates by reference the Napa SEC documents set forth below. All of the documents were filed under SEC File No. 000-11090.

  . Annual Report on Form 10-KSB for the year ended December 31, 1998, including information specifically incorporated by reference into the Form 10-KSB from Napa's definitive Notice and Proxy Statement for its 1999 Annual Meeting of Shareholders;

  . Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

  .  Current Report on Form 8-K filed November 30, 1999.

  . All reports and definitive proxy or information statements filed by Napa pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement-prospectus and before completion of the merger and the exchange of Wells Fargo common stock for Napa common stock.

Documents Available Without Charge

   Wells Fargo and Napa will provide, without charge, copies of any report incorporated by reference into this proxy statement-prospectus, excluding exhibits other than those that are specifically incorporated by reference in this proxy statement-prospectus. You may obtain a copy of any document incorporated by reference by writing or calling Wells Fargo or Napa as follows:

  Wells Fargo: Corporate Secretary         Napa: Corporate Secretary 901 Main
 Wells Fargo & Company MAC N9305-173       Street Napa, California 94559 (707)
 Sixth and Marquette Minneapolis, MN                    257-2440
        55479 (612) 667-8655



   To ensure delivery of the copies in time for the special meeting, your request should be received by March 9, 2000.

   In deciding how to vote on the merger, you should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. Neither Wells Fargo nor Napa has authorized any person to provide you with any information that is different from what is contained in this proxy statement-prospectus. This proxy statement-prospectus is dated February 15, 2000. You should not assume that the information contained in this proxy statement-prospectus is accurate as of any date other than such date, and neither the mailing to you of this proxy statement-prospectus nor the issuance to you of shares of Wells Fargo common stock will create any implication to the contrary.

                           FORWARD-LOOKING STATEMENTS

   This proxy statement-prospectus, including information incorporated by reference into this document, may contain forward-looking statements about Wells Fargo and Napa, including one or more of the following:

  . projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;

  . descriptions of plans or objectives of management for future operations, products or services;

  .  forecasts of future economic performance;

  . ""Year 2000 Readiness Disclosures" under the "Year 2000 Information and Readiness Disclosure Act;" and

  . descriptions of assumptions underlying or relating to any of the foregoing.

   Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

   Forward-looking statements consist of expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors--many of which are beyond the control of Wells Fargo and Napa--that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.

   Wells Fargo's and Napa's reports filed with the SEC, including Wells Fargo's and Napa's Form 10-Q and Form 10-QSB, respectively, for the quarter ended September 30, 1999, describe some of these factors. For example, Wells Fargo's Form 10-Q for the quarter ended September 30, 1999 describes certain credit, market, operational, liquidity, interest rate, and Year 2000 risks associated with Wells Fargo's business and operations. Other factors described in Wells Fargo's September 30, 1999 Form 10-Q include changes in business and economic conditions, competition, fiscal and monetary policies, disintermediation, legislation (including the Gramm-Leach-Bliley Act of 1999), the combination of the former Norwest Corporation and the former Wells Fargo & Company, and other mergers and acquisitions.

   There are other factors besides these that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements or otherwise affect in the future Wells Fargo's and/or Napa's business, results of operations and financial condition.

                                   APPENDIX A

                               ----------------

                      AGREEMENT AND PLAN OF REORGANIZATION

                                 by and between

                             NAPA NATIONAL BANCORP

                                      and

                             WELLS FARGO & COMPANY

                         Dated as of November 18, 1999

                               ----------------

                             AMENDMENT NO. 1 TO THE
                      AGREEMENT AND PLAN OF REORGANIZATION

                                 by and between

                             NAPA NATIONAL BANCORP

                                      and

                             WELLS FARGO & COMPANY

                          Dated as of January 18, 2000

                               ----------------

                                AMENDMENT NO. 1
                                     TO THE
                      AGREEMENT AND PLAN OF REORGANIZATION

   AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF REORGANIZATION ("Amendment No. 1") entered into as of the 18th day of January, 2000, by and between Napa National Bancorp. ("Napa") and Wells Fargo & Company.

   WHEREAS, Napa and Wells Fargo entered into an Agreement and Plan of Reorganization, dated as of November 18, 1999 (the "Agreement"). The parties thereto now wish to amend paragraph 1(a) of the Agreement.

   NOW, THEREFORE, to effect such amendment and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

   1. Paragraph 1 of the Agreement is hereby amended and restated to provide in its entirety as follows:

     (a) Merger. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Wells Fargo (the "Merger Co.") will be merged by statutory merger with and into Napa pursuant to the Merger Agreement, with Napa as the surviving corporation, in which merger:

       (i) Each share of Napa Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into the right to receive a number of shares of Wells Fargo Common Stock (the "Exchange Ratio") determined by dividing 686,905 by the Napa Common Stock Share Equivalents.

       (ii) Each Stock Option (as defined in paragraph 4(b), but also including, for purposes of this paragraph 1(a), the right to purchase stock pursuant to the Purchase Agreement as defined in paragraph 4(b)) that is in effect, but unexercised, immediately prior to the Effective Time of the Merger will be deemed to have been exercised and will be converted into the right to receive a number of shares of Wells Fargo Common Stock determined by multiplying (A) the number of shares of Napa Common Stock subject to the Stock Option by (B) the product of (1) the quotient of (y) the Option Spread of that Stock Option divided by (z) the Fair Market Value Per Share, multiplied by (2) the Exchange Ratio.

     "Wells Fargo Measurement Price" shall mean the average of the closing prices of a share of Wells Fargo Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 19 consecutive trading days ending at the close of business of the second trading day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

     "Aggregate Wells Fargo Share Value" shall equal 686,905 multiplied by the Wells Fargo Measurement Price

     "Fair Market Value Per Share" shall equal the quotient of (A) the sum of
  (1) the Aggregate Wells Fargo Share Value plus (2) the aggregate exercise price of all Stock Options in effect, but unexercised, immediately prior to the Effective Time of the Merger, divided by (B) the sum of (1) the number of shares of Napa Common Stock outstanding immediately prior to the Effective Time of the Merger plus (2) the number of shares of Napa Common Stock subject to Stock Options in effect, but unexercised, immediately prior to the Effective Time of the Merger.

     "Option Spread" as to a particular Stock Option shall equal the Fair Market Value Per Share minus the exercise price of that Stock Option.

     "Napa Option Shares" shall equal the quotient of (A) the difference between (1) the Aggregate Wells Fargo Share Value minus (2) the product of
  (y) the number of shares of Napa Common Stock outstanding immediately prior to the Effective Time of the Merger multiplied by (z) the Fair Market Value Per Share, divided by (B) the Fair Market Value Per Share.

     "Napa Common Stock Share Equivalents" shall equal the sum of the number of shares of Napa Common Stock outstanding immediately prior to the Effective Time of the Merger plus the Napa Option Shares.

   2. Paragraph 4(r) is hereby amended in its entirety to read as follows:

     (r) The stock option plans listed on Schedule 2(c), the Stock Options and the Purchase Agreement shall have been amended, and any necessary shareholder approval shall have been obtained, to the extent necessary to permit such options and right of first refusal to be deemed exercised and converted into the right to receive Wells Fargo Common Stock pursuant to paragraph 1(a). Whenever an option holder or other person is required to pay Napa an amount required to be withheld under applicable federal and state tax laws in connection with the exercise of an option or right of first refusal, Napa shall collect all applicable taxes in cash.

   3. The Agreement shall otherwise be and remain in full force and effect.

   4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

   IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                          WELLS FARGO & COMPANY

                                                  /s/ John E. Ganoe
                                          By ______________________________
                                            Name: John E. Ganoe
                                            Title: Executive Vice President

                                          NAPA NATIONAL BANCORP

                                                  /s/ W. Clarke Swanson
                                          By: _____________________________
                                             Name: W. Clarke Swanson
                                             Title: President and Chief
                                              Executive
                                                 Officer

                                   AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION

   AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 18th day of November, 1999, by and between NAPA NATIONAL BANCORP ("Napa"), a California corporation, and WELLS FARGO & COMPANY ("Wells Fargo"), a Delaware corporation.

   WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Wells Fargo will merge with and into Napa (the "Merger") pursuant to an agreement and plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the exchange of the shares of Common Stock of Napa, no par value ("Napa Common Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into shares of voting Common Stock of Wells Fargo of the par value of $1-2/3 per share ("Wells Fargo Common Stock"),

   NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

   1. Basic Plan of Reorganization

   [This paragraph 1(a) has been amended and restated in its entirety pursuant to Amendment No. 1 to the Agreement and Plan of Reorganization, dated as of January 18, 2000, by and between Napa National Bancorp and Wells Fargo & Company, a copy of which document appears at the beginning of this Appendix A.]

   (a) Merger. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Wells Fargo (the "Merger Co.") will be merged by statutory merger with and into Napa pursuant to the Merger Agreement, with Napa as the surviving corporation, in which merger:

     (i) each share of Napa Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be exchanged for a number of shares of Wells Fargo Common Stock (the "Exchange Ratio") determined by dividing 686,905 by the sum of (a) the number of shares of Napa Common Stock then outstanding and (b) a number determined by adding together the following number as computed for each Stock Option (as defined in paragraph 4(b)) which is in effect, but unexercised, immediately prior to the Effective Time of the Merger, (I) the fair market value of Napa Common Stock as of the Effective Date of the Merger minus the exercise price for such Stock Option, multiplied by (II) the number of shares subject to such Stock Option, divided by (III) the fair market value of a share of Napa Common Stock as of the Effective Date of the Merger;

     (ii) each Stock Option which is in effect, but unexercised, immediately prior to the Effective Time of the Merger will be deemed to have been exercised and will be exchanged for the number of shares of Well Fargo Common Stock determined by (I) subtracting the exercise price for such Stock Option from the fair market value of Napa Common Stock as of the Effective Date of the Merger, multiplying the result by (II) the number of shares subject to such Stock Option, dividing the result by (III) the fair market value of a share of Napa Common Stock as of the Effective Date of the Merger, and multiplying the result by (IV) the Exchange Ratio; and

     (iii) each share of Merger Co. common stock shall be exchanged by virtue of the Merger into one share of the surviving corporation..

   In no event shall the aggregate consideration paid in connection with the Merger exceed 686,905 shares of Wells Fargo Common Stock.

   (b) Wells Fargo Common Stock Adjustments. If, between the date hereof and the Effective Time of the Merger, shares of Wells Fargo Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Wells Fargo Common Stock for which a share of Napa Common Stock shall be exchanged pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Wells Fargo Common Stock for which a share of Napa Common Stock shall be exchanged will equal the number of shares of Wells Fargo Common Stock which holders of shares of Napa Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger.

   (c) Fractional Shares. No fractional shares of Wells Fargo Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Wells Fargo Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

   (d) Mechanics of Closing Merger. Subject to the terms and conditions set forth herein, the Merger Agreement shall be executed and Articles of Merger shall be filed with the Secretary of State of the State of California on March 17, 2000 or within ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement, whichever is later, or on such other date as may be agreed to by the parties (the "Closing Date"), provided that the Closing Date shall not occur prior to March 15, 2000 and shall not occur on the last business day of a calendar month. Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of final regulatory approval of the Merger and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing." The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger." The "Effective Time of the Merger" shall be 11:59 p.m. Napa, California time on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into Napa pursuant to the Merger Agreement.

   The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Wells Fargo, Sixth and Marquette, Minneapolis, Minnesota, or such other place mutually agreed upon by Wells Fargo and Napa.

   (e) Reservation of Right to Revise Structure. At Wells Fargo's election, the Merger may alternatively be structured so that (1) Napa is merged with and into any other direct or indirect wholly owned subsidiary of Wells Fargo, (2) any direct or indirect wholly owned subsidiary of Wells Fargo is merged with and into Napa, or (3) Napa is merged with and into Wells Fargo; provided, however, that no such change shall (A) alter or change the amount or kind of consideration to be issued to the Napa's shareholders in the Merger or under such alternative structure (the "Merger Consideration"), (B) adversely affect the tax treatment of Napa's shareholders as a result of receiving the Merger Consideration or prevent the parties from obtaining the opinion referred to in Paragraph 6(h), or (C) materially impede or delay consumation of the Merger. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

   2. Representations and Warranties of Napa. Napa represents and warrants to Wells Fargo as follows:

   (a) Organization and Authority. Napa is a corporation duly organized, validly existing and in good standing under the laws of the State of California, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Napa and the Napa Subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Napa is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Napa has furnished Wells Fargo true and correct copies of its articles of incorporation and by-laws, as amended.

   (b) Napa's Subsidiaries. Schedule 2(b) sets forth a complete and correct list of all of Napa's subsidiaries as of the date hereof (individually a "Napa Subsidiary" and collectively the "Napa Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on Schedule 2(b), are owned directly or indirectly by Napa. No equity security of any Napa Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Napa Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. All of such shares so owned by Napa are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Napa Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 2(b), Napa does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture. Napa National Leasing Corporation has been inactive since 1989 and it has no liabilities, contingent or otherwise.

   (c) Capitalization. The authorized capital stock of Napa consists of 20,000,000 shares of common stock, no par value per share and 1,000,000 shares of Preferred Stock, of which as of the close of business on September 30, 1999, 792,675 shares of common stock and no shares of preferred stock were outstanding and no shares of common stock and no shares of preferred stock were held in the treasury. The maximum number of shares of Napa Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Napa Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto were exercised is 943,400 All of the outstanding shares of capital stock of Napa have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating Napa or any Napa Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Napa or any Napa Subsidiary. Since September 30, 1999, no shares of Napa capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Napa or any Napa Subsidiary and such dividends as are permitted pursuant to paragraph 4(b) of this Agreement, no dividends or other distributions have been declared, set aside, made or paid to the shareholders of Napa.

   (d) Authorization. Napa has the corporate power and authority to enter into this Agreement and the Merger Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by Napa and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Napa. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over Napa as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of Napa enforceable against Napa in accordance with their respective terms.

   Except as set forth on Schedule 2(d), neither the execution, delivery and performance by Napa of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Napa with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Napa or any Napa Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Napa or any Napa Subsidiary is a party or by which it may be bound, or to which Napa or any Napa Subsidiary or any of the properties or assets of Napa or any Napa Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Napa, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Napa or any Napa Subsidiary or any of their respective properties or assets.

   Other than in connection or in compliance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Merger under California law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Napa of the transactions contemplated by this Agreement and the Merger Agreement.

   (e) Napa Financial Statements. The consolidated balance sheets of Napa and Napa's Subsidiaries as of December 31, 1998 and 1997 and related consolidated statements of income, shareholders' equity and cash flows for the three years ended December 31, 1998, together with the notes thereto, certified by Ernst & Young LLP and included in Napa's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Napa 10-K") as filed with the Securities and Exchange Commission (the "SEC"), and the unaudited consolidated statements of financial condition of Napa and Napa's Subsidiaries as of September 30, 1999 and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the nine months then ended included in Napa's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999 as filed with the SEC (collectively, the "Napa Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Napa and Napa's Subsidiaries at the dates and the consolidated results of operations and cash flows of Napa and Napa's Subsidiaries for the periods stated therein.

   (f) Reports. Since December 31, 1995, Napa and each Napa Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the Federal Deposit Insurance Corporation (the "FDIC"), and (iv) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Napa Reports." As of their respective dates, the Napa Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the Napa Reports have been made available to Wells Fargo by Napa.

   (g) Properties and Leases. Except as disclosed on Schedule 2(g), Napa and each Napa Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Napa's consolidated balance sheet as of September 30, 1999 included in Napa's Quarterly Report on Form 10-Q for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Napa or any Napa

Subsidiary pursuant to which Napa or such Napa Subsidiary, as lessee, leases real or personal property, which leases are described on Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Napa or such Napa Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Napa's and each Napa Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

   (h) Taxes. Each of Napa and the Napa Subsidiaries has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Napa and the Napa Subsidiaries for the fiscal year ended December 31, 1995, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 2(h), (i) neither Napa nor any Napa Subsidiary is a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Napa or any Napa Subsidiary which has not been settled, resolved and fully satisfied. Each of Napa and the Napa Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of September 30, 1999, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Napa and the Napa Subsidiaries with respect to all periods through the date thereof.

   (i) Absence of Certain Changes. Since September 30, 1999 there has been no change in the business, financial condition or results of operations of Napa or any Napa Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Napa and the Napa Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof that affect the banking industry generally, or changes in the general level of interest rates).

   (j) Commitments and Contracts. Except as set forth on Schedule 2(j), neither Napa nor any Napa Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

     (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Napa or such Napa Subsidiary);

     (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

     (iii) any labor contract or agreement with any labor union;

       (iv) any contract not made in the ordinary course of business containing covenants which limit the ability of Napa or any Napa Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Napa or any Napa Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

      (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K;

       (vi) any lease with annual rental payments aggregating $10,000 or more;

     (vii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

     (viii) any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.

   (k) Litigation and Other Proceedings. Napa has furnished Wells Fargo copies of (i) all attorney responses to the request of the independent auditors for Napa with respect to loss contingencies as of December 31, 1998 in connection with the Napa financial statements included in the Napa 10-K, and (ii) a written list of legal and regulatory proceedings filed against Napa or any Napa Subsidiary since said date. Neither Napa nor any Napa Subsidiary is a party to any pending or, to the best knowledge of Napa, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Napa and the Napa Subsidiaries taken as a whole.

   (l) Insurance. Napa and each Napa Subsidiary is presently insured, and during each of the past five calendar years (or during such lesser period of time as Napa has owned such Napa Subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

   (m) Compliance with Laws. Napa and each Napa Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of Napa or such Napa Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Napa, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Napa and each Napa Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Napa nor any Napa Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Napa or any Napa Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Napa and the Napa Subsidiaries taken as a whole.

   (n) Labor. No work stoppage involving Napa or any Napa Subsidiary is pending or, to the best knowledge of Napa, threatened. Neither Napa nor any Napa Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Napa or such Napa Subsidiary. Employees of Napa and the Napa Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

   (o) Material Interests of Certain Persons. Except as set forth on Schedule 2(o), to the best knowledge of Napa no officer or director of Napa or any Napa Subsidiary, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Napa or any Napa Subsidiary.

   Schedule 2(o) sets forth a correct and complete list of any loan from Napa or any Napa Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Napa's or such Napa Subsidiary's Board of Directors.

   (p) Napa Benefit Plans.

     (i) Schedule 2(p)(i) sets forth each employee benefit plan with respect to which Napa or any Napa Subsidiary contributes, sponsors or otherwise has any obligation (the "Plans"). For purposes of this Section 2(p) and
  Schedule 2(p)(i), "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the term "Plan" or "Plans" means all employee benefit plans as defined in Section 3(3) of ERISA, and all other benefit arrangements including, without limitation, any plan, program, agreement, policy or commitment providing for insurance coverage of employees, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, severance or termination of employment benefits, life, health, death, disability or accidental benefits.

       (ii) Except as disclosed on Schedule 2(p)(ii), no Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

     (iii) Except as disclosed on Schedule 2(p)(iii), no Plan promises or provides health or life benefits to retirees or former employees except as required by federal continuation of coverage laws or similar state laws.

     (iv) Except as disclosed on Schedule 2(p)(iv), (a) each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law including, if applicable, ERISA and the Code; (b) all reports and filings with governmental agencies (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the Securities and Exchange Commission) required in connection with each Plan have been timely made; (c) all disclosures and notices required by law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made; (d) there are no actions, suits or claims pending, other than routine uncontested claims for benefits with respect to each Plan; and (e) each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Plan (including all amendments) is tax qualified under Section 401(a) of the Code and Napa knows of no reason that any such Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Plan trust is not exempt from taxation under Section 501(a) of the Code.

     (v) Except as disclosed on Schedule 2(p)(v), (a) all contributions, premium payments and other payments required to be made in connection with the Plans as of the date of this Agreement have been made; (b) a proper accrual has been made on the books of Napa for all contributions, premium payments and other payments due in the current fiscal year but not made as of the date of this Agreement; (c) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution was made (whether under Sections 162, 280G, 404, 419, 419A of the Code or otherwise); and (d) with respect to each Plan that is subject to Section 301 of ERISA or Section 412 of the Code, Napa is not liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code and the projected benefit obligations determined as of the date of this Agreement do not exceed the assets of the Plan.

     (vi) Except as disclosed in Schedule 2(p)(vi) and to best knowledge of Napa, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title 1 of ERISA which could subject such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to a tax penalty or prohibited transactions imposed by Section 4975 of the Code or would result in material liability to Napa and the Napa Subsidiaries as a whole.

     (vii) No Plan subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

     (viii) Except as disclosed in Schedule 2(p)(viii), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (a) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Napa under any Plan or otherwise, (b) materially increase any benefits otherwise payable under any Plan, or (c) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

   (q) Proxy Statement, etc. None of the information regarding Napa and the Napa Subsidiaries supplied or to be supplied by Napa for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Wells Fargo for the purpose of registering the shares of Wells Fargo Common Stock to be exchanged for shares of Napa Common Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the proxy statement to be mailed to Napa's shareholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Napa and the Napa Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

   (r) Registration Obligations. Except as set forth on Schedule 2(r), neither Napa nor any Napa Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act.

   (s) Brokers and Finders. Except for First Security Van Kasper, neither Napa nor any Napa Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Napa or any Napa Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

   (t) Administration of Trust Accounts. Napa and each Napa Subsidiary has properly administered in all respects material and which could reasonably be expected to be material to the financial condition of Napa and the Napa Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Napa, any Napa Subsidiary, nor any director, officer or employee of Napa or any Napa Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the financial condition of Napa and the Napa Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

   (u) No Defaults. Neither Napa nor any Napa Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Napa and the Napa Subsidiaries, taken as a whole. To the best of Napa's knowledge, all parties with whom Napa or any Napa Subsidiary has material leases, agreements or contracts or who owe to Napa or any Napa Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Napa Subsidiaries are in compliance therewith in all material respects.

   (v) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on Napa or any Napa Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or to the best of Napa's knowledge, threatened against Napa or any Napa Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon Napa and Napa's Subsidiaries taken as a whole; to the best of Napa's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Napa's knowledge neither Napa nor any Napa Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. Napa has provided Wells Fargo with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property.

   (w) Compliance with Year 2000 Requirements. Except as set forth in Schedule 2(w), Napa is in full compliance with its Year 2000 project management process as set forth in the May 5, 1997 Federal Financial Institutions Examination Council ("FFIEC") Interagency Statement on the Year 2000 and subsequent guidance documents (the "FFIEC Requirements"). Napa has made its Year 2000 project assessment and remediation plan available to Wells Fargo for review and has furnished Wells Fargo with copies of all communications between Napa or any Napa Subsidiary and regulators having responsibility for overseeing compliance with such FFIEC Requirements.

   3. Representations and Warranties of Wells Fargo. Wells Fargo represents and warrants to Napa as follows:

   (a) Organization and Authority. Wells Fargo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Wells Fargo and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Wells Fargo is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

   (b) Wells Fargo Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of December 31, 1998, of Wells Fargo's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Wells Fargo Subsidiary" and collectively the "Wells Fargo Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in
Schedule 3(b), are owned directly or indirectly by Wells Fargo. No equity security of any Wells Fargo Subsidiary is or may be required to be issued to any person or entity other than Wells Fargo by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Wells Fargo Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55
(1982), all of such shares so owned by Wells Fargo are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Wells Fargo Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

   (c) Wells Fargo Capitalization. As of September 30, 1999, the authorized capital stock of Wells Fargo consists of (i) 20,000,000 shares of Preferred Stock, without par value, of which as of the close of business on September 30, 1999, 980,000 shares of Cumulative Tracking Preferred Stock, at $200 stated value, 9,532 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 19,790 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 21,111 shares of 1996 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 13,639 shares of 1997 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 8,472 shares of 1998 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 22,653 shares of 1999 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 1,500,000 shares of Adjustable-Rate Cumulative Preferred Stock, Series B, $50 stated value, and 4,000,000 shares of 6.59% Adjustable Rate Noncumulative Preferred Stock, Series H, $50 stated value, were outstanding;
(ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on September 30, 1999, no shares were outstanding; and
(iii) 4,000,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on September 30, 1999, 1,649,763,637 shares were outstanding and 16,331,628 shares were held in the treasury. All of the outstanding shares of capital stock of Wells Fargo have been duly and validly authorized and issued and are fully paid and nonassessable.

   (d) Authorization. Wells Fargo has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Wells Fargo and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Wells Fargo. No approval or consent by the stockholders of Wells Fargo is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Wells Fargo as may be required by statute or regulation, this Agreement is a valid and binding obligation of Wells Fargo enforceable against Wells Fargo in accordance with its terms.

   Neither the execution, delivery and performance by Wells Fargo of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Wells Fargo with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or
(y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Wells Fargo or any Wells Fargo Subsidiary is a party or by which it may be bound, or to which Wells Fargo or any Wells Fargo Subsidiary or any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Wells Fargo, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Wells Fargo or any Wells Fargo Subsidiary or any of their respective properties or assets.

   Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under California law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Wells Fargo of the transactions contemplated by this Agreement and the Merger Agreement.

   (e) Wells Fargo Financial Statements. The consolidated balance sheets of Wells Fargo and Wells Fargo's subsidiaries as of December 31, 1998 and 1997 and related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for the three years ended December 31, 1998, together with the notes thereto, certified by KPMG and included in Wells Fargo's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Wells Fargo 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Wells Fargo and its subsidiaries as of September 30, 1999 and the related unaudited consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for the nine months then ended included in Wells Fargo's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999, as filed with the SEC (collectively, the "Wells Fargo Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Wells Fargo and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Wells Fargo and its subsidiaries for the periods stated therein. The Year 2000 disclosure contained in Wells Fargo's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, as filed with the SEC and designated as the Year 2000 Readiness Disclosures related to the Year 2000 Information and Readiness Disclosure Act, is true and correct in all material respects as of the date hereof.

   (f) Reports. Since December 31, 1993, Wells Fargo and each Wells Fargo Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements,
(ii) the Federal Reserve Board, (iii) the FDIC, (iv) the United States Comptroller of the Currency ("Comptroller"), and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Wells Fargo Reports." As of their respective dates, the Wells Fargo Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

   (g) Properties and Leases. Except as may be reflected in the Wells Fargo Financial Statements and except for any lien for current taxes not yet delinquent, Wells Fargo and each Wells Fargo Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Wells Fargo's consolidated balance sheet as of September 30, 1999 included in Wells Fargo's Quarterly Report on Form 10-Q for the period then ended, and all real and personal property acquired since such date, except such real and personal property has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Wells Fargo or any Wells Fargo Subsidiary pursuant to which Wells Fargo or such Wells Fargo Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Wells Fargo or such Wells Fargo Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Wells Fargo's and each Wells Fargo Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

   (h) Taxes. Each of Wells Fargo and the Wells Fargo Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Wells Fargo and the Wells Fargo Subsidiaries for the fiscal year ended December 31, 1982, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal

Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on
Schedule 3(h), (i) neither Wells Fargo nor any Wells Fargo Subsidiary is a party to any pending action or proceeding, nor to Wells Fargo's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Wells Fargo and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Wells Fargo or any Wells Fargo Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Wells Fargo and the Wells Fargo Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

   (i) Absence of Certain Changes. Since December 31, 1998, there has been no change in the business, financial condition or results of operations of Wells Fargo or any Wells Fargo Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Wells Fargo and its subsidiaries taken as a whole.

   (j) Commitments and Contracts. Except as set forth on Schedule 3(j), as of December 31, 1998 neither Wells Fargo nor any Wells Fargo Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

     (i) any labor contract or agreement with any labor union;

     (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Wells Fargo or any Wells Fargo Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Wells Fargo or any Wells Fargo Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities); or

     (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

   (k) Litigation and Other Proceedings. Neither Wells Fargo nor any Wells Fargo Subsidiary is a party to any pending or, to the best knowledge of Wells Fargo, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Wells Fargo and its subsidiaries taken as a whole.

   (l) Insurance. Wells Fargo and each Wells Fargo Subsidiary is presently insured or self insured, and during each of the past five calendar years (or during such lesser period of time as Wells Fargo has owned such Wells Fargo Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

   (m) Compliance with Laws. Wells Fargo and each Wells Fargo Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Wells Fargo or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Wells Fargo, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Wells Fargo and each Wells Fargo Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Wells Fargo nor any Wells Fargo Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Wells Fargo or any Wells Fargo Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Wells Fargo and its subsidiaries taken as a whole. As of the date hereof, all Wells Fargo Subsidiaries that are subject to the Community Reinvestment Act ("CRA") have received a rating of "outstanding" or "satisfactory" as of their most current CRA examination by the appropriate federal regulator.

   (n) Labor. No work stoppage involving Wells Fargo or any Wells Fargo Subsidiary is pending or, to the best knowledge of Wells Fargo, threatened. Neither Wells Fargo nor any Wells Fargo Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Wells Fargo or such Wells Fargo Subsidiary. Except as set forth on
Schedule 3(j), employees of Wells Fargo and the Wells Fargo Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

   (o) Wells Fargo Benefit Plans.

     (i) For purposes of this Section 3(o), the term "Wells Fargo Plan" or "Wells Fargo Plans" means all employee benefit plans as defined in Section 3(3) of ERISA, to which Wells Fargo contributes, sponsors, or otherwise has any obligations.

     (ii) No Wells Fargo Plan is a "multiemployer plan" within the meaning of
  Section 3(37) of ERISA.

     (iii) Each Wells Fargo Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law, including, if applicable, ERISA and the Code.

     (iv) Each Wells Fargo Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Wells Fargo Plan (including all amendments) is tax qualified under Section 401(a) of the Code and Wells Fargo knows of no reason that any such Wells Fargo Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Wells Fargo Plan trust is not exempt from taxation under
  Section 501(a) of the Code.

     (v) All contributions, premium payments, and other payments required to be made in connection with the Wells Fargo Plans as of the date of this Agreement have been made.

     (vi) With respect to each Wells Fargo Plan that is subject to Section 301 of ERISA or Section 412 of the Code, neither Wells Fargo nor any Wells Fargo Subsidiary is liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code.

     (vii) The present value of all benefits vested and all benefits accrued under each Wells Fargo Plan that is subject to Title IV of ERISA does not, in each case, exceed the value of the assets of the Wells Fargo Plans allocable to such vested or accrued benefits as of the end of the most recent Plan Year.

   (p) Registration Statement, etc. None of the information regarding Wells Fargo and its subsidiaries supplied or to be supplied by Wells Fargo for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or
(iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Wells Fargo and the Wells Fargo Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

   (q) Brokers and Finders. Neither Wells Fargo nor any Wells Fargo Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Wells Fargo or any Wells Fargo Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

   (r) No Defaults. Neither Wells Fargo nor any Wells Fargo Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole. To the best of Wells Fargo's knowledge, all parties with whom Wells Fargo or any Wells Fargo Subsidiary has material leases, agreements or contracts or who owe to Wells Fargo or any Wells Fargo Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Wells Fargo Subsidiaries are in compliance therewith in all material respects.

   (s) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Wells Fargo or any Wells Fargo Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Wells Fargo's knowledge, threatened against Wells Fargo or any Wells Fargo Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole; to the best of Wells Fargo's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Wells Fargo's knowledge neither Wells Fargo nor any Wells Fargo Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

   (t) Merger Co. As of the Closing Date, Merger Co. will be a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and will have corporate power and authority to own or lease its properties and assets and to carry on its business. As of the Effective Date of the Merger, the execution, delivery and performance by Merger Co. of the Merger Agreement will have been duly authorized by Merger Co.'s Board of Directors and shareholders, and the Merger Agreement will be a valid and binding obligation of Merger Co., enforceable against Merger Co. in accordance with its terms.

   4. Covenants of Napa. Napa covenants and agrees with Wells Fargo as follows:

   (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, Napa, and each Napa Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies and provide Wells Fargo access to its loan files (including credits extended after the date hereof), except that it shall not, without the prior written consent of Wells Fargo (which consent requirement shall be deemed to be waived as to any loan approval request to which Wells Fargo has made no response by the end of the second complete business day following the receipt of the request and accompanying information such as that ordinarily presented to the Directors' Loan Committee by a Wells Fargo representative designated in writing), make any new loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $150,000 or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $250,000; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its reasonable efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Napa and each Napa Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Napa and the Napa Subsidiaries taken as a whole; and permit Wells Fargo and its representatives (including KPMG), upon reasonable prior notice, to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business; provided, however, that such examination is conducted in a manner designed to be least disruptive to Napa's operations.. No such examination by Wells Fargo or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Napa herein expressed.

   (b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Merger, Napa and each Napa Subsidiary will not (without the prior written consent of Wells Fargo): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell, except pursuant to the stock options already granted pursuant to the stock option plans listed on Schedule 2(c) (the "Stock Options") and except as provided in the Stock Purchase Agreement, dated as of February 5, 1987, (the "Purchase Agreement") between Napa and W. Clarke Swanson, Jr., or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities; authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $10,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except (i) investments made by bank subsidiaries in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less, (ii) fed funds transactions by bank subsidiaries in the ordinary couse of business; and (iii) investments made upon written consent of Wells Fargo (which consent requirement shall be deemed to be waived as to any investment approval request to which Wells Fargo has made no response by the end of the second complete business day following the receipt of the request by a Wells Fargo representative designated in writing); amend or terminate any Plan except as required by law or the terms of this Agreement; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock, except (A) between the date hereof and the Effective Date of the Merger, Napa may declare and pay dividends on Napa Common Stock, in accordance with applicable law and regulation and consistent with past practice, out of the net earnings of Napa between the date hereof and the Effective Date of the Merger, determined in accordance with generally accepted accounting principles, in an amount not to exceed a quarterly rate of $0.125 provided, however, that the shareholders of Napa shall be entitled to a dividend on Napa Common Stock or Wells Fargo Common Stock, but not both, in the calendar quarter in which the Closing shall occur, and (B) any dividend declared by the Board of Directors of a Napa Subsidiary in accordance with applicable law and regulation; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Napa; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices or pursuant to arrangements disclosed on Schedule 4(b); sell or otherwise dispose of any shares of the capital stock of any Napa Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

   (c) The Board of Directors of Napa will duly call, and will cause to be held on a date mutually agreeable to Napa and Wells Fargo, but not later than twenty-five (25) business days following the effective date of the

Registration Statement referred to in paragraph 5(c) hereof, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of Napa will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the California Business Corporation Act and other applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

   (d) Napa will furnish or cause to be furnished to Wells Fargo all the information concerning Napa and its subsidiaries requested by Wells Fargo that is required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof, or any statement or application made by Wells Fargo to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of Ernst & Young LLP to use such opinion in such Registration Statement.

   (e) Napa will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of Napa to carry out the transactions contemplated by this Agreement and will cooperate with Wells Fargo to obtain all such approvals and consents required of Wells Fargo.

   (f) Napa will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

   (g) Napa will hold in confidence all documents and information concerning Wells Fargo and its subsidiaries furnished to Napa and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Napa's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Wells Fargo (except to the extent that such information can be shown to be previously known to Napa, in the public domain, or later acquired by Napa from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Wells Fargo.

   (h) Neither Napa, nor any Napa Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Wells Fargo) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Napa or any Napa Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security,
(iii) to purchase, lease or otherwise acquire the assets of Napa or any Napa Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Napa or any Napa Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Napa or any Napa Subsidiary concerning any of the foregoing, Napa or such Napa Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Wells Fargo.

   (i) Napa shall consult with Wells Fargo as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

   (j) Napa and each Napa Subsidiary will take all action necessary or required
(i) to terminate or amend, if requested by Wells Fargo, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Merger, (ii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Merger, and (iii) authorize and delegate the power to vote Napa Common Stock held in the Napa National Bancorp 401(k) to such Plan's independent third party fiduciary.

   (k) [Intentionally omitted.]

   (l) Napa shall use its best efforts to obtain and deliver prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit B to Wells Fargo by each executive officer, director or shareholder of Napa who may reasonably be deemed an "affiliate" of Napa within the meaning of such term as used in Rule 145 under the Securities Act.

   (m) Following reasonable notice from Wells Fargo, Napa shall establish such additional accruals and reserves as may be necessary (i) to conform Napa's accounting and credit loss reserve practices and methods to those of Wells Fargo, consistent with Wells Fargo's plans with respect to the conduct of Napa's business following the Merger and (ii) to the extent permitted by generally accepted accounting principles, to provide for the costs and expenses relating to the consummation by Napa of the Merger and the other transactions contemplated by this Agreement; provided, however, that (i) Napa shall not be required to take such actions more than one day prior to the Closing Date, and
(ii) based upon consultation with counsel and accountants for Napa, no such adjustment shall (x) require any filing prior to the Closing with any governmental agency or regulatory authority, or (y) violate any law, rule or regulation applicable to Napa; provided further that in any event no accrual or reserve in and of itself (in contrast to the facts and circumstance that give rise to the request for such accrual or reserve as to which the following proviso shall not apply) made by Napa pursuant to this paragraph 4(m) shall constitute or be deemed to be a breach, violation or failure to satisfy any other representation, warranty or covenant contained in this Agreement, or contribute to any determination that the Napa Financial Statements have been prepared other that in accordance with generally accepted accounting principles.

   (n) Napa shall obtain, at its sole expense, Phase I environmental assessments for each bank-owned facility and each non-residential OREO property. Oral reports of such environmental assessments shall be delivered to Wells Fargo no later than four (4) weeks and written reports shall be delivered to Wells Fargo no later than eight (8) weeks from the date of this Agreement. Napa shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Wells Fargo on the basis of the results of such Phase I environmental assessments. Napa shall obtain a survey and assessment of all potential asbestos containing material in owned or leased properties (other than OREO property) and an oral report of such surveys and assessments shall be delivered to Wells Fargo no later than four (4) weeks and a written report of the results shall be delivered to Wells Fargo within eight (8) weeks of the date of this Agreement.

   (o) Napa shall obtain, at its sole expense, commitments for title insurance and boundary surveys for each bank-owned facility which shall be delivered to Wells Fargo no later than four (4) weeks from the date of this Agreement.

   (p) Napa and Wells Fargo will work together to assess the impact of the transactions contemplated by this Agreement on Napa's continued compliance with the FFIEC Requirements and Napa will take such action, in consultation with Wells Fargo, as may be necessary to amend Napa's Year 2000 project assessment and remediation plan. Napa will continue its current preparations for compliance with the FFIEC Requirements and will not rely on the consummation of the transactions contemplated by this Agreement to satisfy its FFIEC requirements. Napa will provide Wells Fargo with complete access to its Year 2000 project and remediation plan documentation and permit Wells Fargo to review and investigate Napa's continuing Year 2000 compliance efforts and the results thereof.

   (q) Subject to the terms and conditions contained herein, Napa shall execute and deliver such additional instruments and documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with the terms of this Agreement and the transactions contemplated hereby.

   (r) [This paragraph 4(r) has been amended and restated in its entirety pursuant to Amendment No. 1 to the Agreement and Plan of Reorganization, dated as of January 18, 2000, by and between Napa National Bancorp and Wells Fargo & Company, a copy of which document appears at the beginning of this Appendix A.] The stock option plans listed on Schedule 2(c) and the Stock Options shall have been amended, and any necessary shareholder approval shall have been obtained, to the extent necessary to permit the cashless exercise of such options pursuant to paragraph 1(a). Whenever an option holder is required to pay Napa an amount required to be withheld under applicable federal and state tax laws in connection with the exercise of an option, Napa shall collect all applicable taxes in cash.

   5. Covenants of Wells Fargo. Wells Fargo covenants and agrees with Napa as follows:

   (a) From the date hereof until the Effective Time of the Merger, Wells Fargo will maintain its corporate existence in good standing; conduct, and cause the Wells Fargo Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Wells Fargo or the Wells Fargo Subsidiaries, their businesses or their properties; maintain all books and records of it and the Wells Fargo Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Wells Fargo Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

   (b) Wells Fargo will furnish to Napa all the information concerning Wells Fargo required for inclusion in a proxy statement or statements to be sent to the shareholders of Napa, or in any statement or application made by Napa to any governmental body in connection with the transactions contemplated by this Agreement.

   (c) As promptly as practicable after the execution of this Agreement, but on a date mutually agreeable to Wells Fargo and Napa, Wells Fargo will file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Wells Fargo Common Stock to be delivered to the shareholders of Napa pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Napa shareholders, at the time of the Napa shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Wells Fargo (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Napa or any Napa Subsidiary for use in the Registration Statement or the Prospectus.

   (d) Wells Fargo will file all documents required to be filed to list the Wells Fargo Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

   (e) The shares of Wells Fargo Common Stock to be issued by Wells Fargo to the shareholders of Napa pursuant to this Agreement and the Merger Agreement will, upon such issuance and delivery to said shareholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Wells Fargo Common Stock to be delivered to the shareholders of Napa pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Wells Fargo.

   (f) Wells Fargo will file all documents required to obtain, prior to the Effective Time of the Merger, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this

Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

   (g) Wells Fargo will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with Napa to obtain all such approvals and consents required by Napa and will file all necessary applications with regulatory authorities reasonably promptly after the date hereof.

   (h) Wells Fargo will hold in confidence all documents and information concerning Napa and Napa's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Napa (except to the extent that such information can be shown to be previously known to Wells Fargo, in the public domain, or later acquired by Wells Fargo from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to Napa.

   (i) Wells Fargo will file any documents or agreements required to be filed in connection with the Merger under the California Business Corporation Act.

   (j) Wells Fargo will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

   (k) Wells Fargo shall consult with Napa as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

   (l) Wells Fargo shall furnish Napa with copies, prior to filing, of the non-confidential portions of applications referred to in paragraph 7(e) and shall give Napa notice of receipt of the regulatory approvals referred to therein.

   (m) Subject to the terms and conditions contained herein, Wells Fargo shall execute and deliver such additional instruments and documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with the terms of this Agreement and the transactions contemplated hereby.

   (n) Wells Fargo shall use its best efforts to cause the Board of Directors of Merger Co. to authorize and approve the Merger Agreement and the transactions contemplated thereby.

   (o) With respect to the indemnification of directors and officers and with respect to directors' and officers' liability insurance, Wells Fargo agrees as follows:

     (i) Wells Fargo shall ensure that all rights to indemnification and all limitations of liability existing in favor of any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, a director, officer or employee of Napa or any Napa Subsidiary, (an "Indemnified Party" and, collectively, the "Indemnified Parties") in Napa's Certificate of Incorporation or By-laws or similar governing documents of any Napa Subsidiary, as applicable in the particular case and as in effect on the date hereof, shall, with respect to claims arising from (A) facts or events that occurred before the Effective Time of the Merger, or (B) this Agreement or any of the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Merger, survive the Merger and shall continue in full force and effect. Nothing contained in this paragraph 5(o)(i) shall be deemed to preclude the liquidation, consolidation or merger of Napa or any Napa Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger; provided, however, that in the event of liquidation or sale of substantially all of the assets of Napa, Wells Fargo shall guarantee, to the extent of the net asset value of Napa or any Napa Subsidiary as of the Effective Date of the Merger, the indemnification obligations of Napa or any Napa Subsidiary to the extent of indemnification obligations of Napa and the Napa Subsidiaries described above. Notwithstanding anything to the contrary contained in this paragraph 5(o)(i), nothing contained herein shall require Wells Fargo to indemnify any person who was a director or officer of Napa or any Napa Subsidiary to a greater extent than Napa or any Napa Subsidiary is, as of the date of this Agreement, required to indemnify any such person;

     (ii) any Indemnified Party wishing to claim indemnification under paragraph 5(o)(i), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Wells Fargo thereof, but the failure to so notify shall not relieve Wells Fargo of any liability it may have to such Indemnified Party, except to the extent that Wells Fargo is prejudiced thereby. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time of the Merger), (A) Wells Fargo shall have the right to assume the defense thereof and Wells Fargo shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Wells Fargo elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Wells Fargo and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to them, and Wells Fargo shall pay the reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that Wells Fargo shall be obligated pursuant to this subparagraph (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest and (B) such Indemnified Party shall cooperate in the defense of any such matter;

     (iii) for a period of four years after the Effective Time of the Merger, Wells Fargo shall use its best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Napa (provided that Wells Fargo may substitute therefor policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time of the Merger; provided, however, that Wells Fargo shall not be required to maintain coverage for employees (other than directors and officers) which may currently be included in the directors' and officers' liability policies maintained by Napa; and provided, however, that in no event shall Wells Fargo be obligated to expend, in order to maintain or provide insurance coverage pursuant to this paragraph 5(o)(iii), any amount per annum in excess of 125% of the amount of the annual premiums paid as of the date hereof by Napa for such insurance (the "Maximum Amount") and provided further that, prior to the Effective Time of the Merger, Napa shall notify the appropriate directors' and officers' liability insurers of the Merger and of all pending or threatened claims, actions, suits, proceedings or investigations asserted or claimed against any Indemnified Party, or circumstances likely to give rise thereto, in accordance with terms and conditions of the applicable policies. If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Wells Fargo shall use reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount;

     (iv) if Wells Fargo or any of its successors or assigns (A) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Wells Fargo shall assume the obligations set forth in this paragraph 5(o);

     (v) the provisions of this paragraph 5(o) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives; and

     (vi) notwithstanding anything to the contrary in this paragraph 5(o), Bankers Professional Liability and Lending Act Liability coverage shall not be continued or provided.

   (p) For a period not exceeding fifteen days prior to the meeting of the shareholders required by paragraph 4(c) of this Agreement, subject to applicable securities laws and regulations and any obligations of confidentiality to which Wells Fargo may be subject, Wells Fargo will permit Napa and its representatives to examine its books, records and properties and interview officers, employees and agents of Wells Fargo at all reasonable times when it is open for business; provided, however, that such examination is conducted in a manner designed to be least disruptive to Wells Fargo's operations. No such examination by Napa or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Wells Fargo herein expressed.

   6. Conditions Precedent to Obligation of Napa. The obligation of Napa to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by
Napa:

   (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Wells Fargo and its subsidiaries taken as a whole as if made at the Time of Filing.

   (b) Wells Fargo shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

   (c) Napa shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Wells Fargo, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

   (d) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Napa required for approval of a plan of merger in accordance with the provisions of Napa's Articles of Incorporation and the California Business Corporation Act.

   (e) Wells Fargo shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

   (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

   (g) The shares of Wells Fargo Common Stock to be delivered to the stockholders of Napa pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

   (h) Napa shall have received an opinion, dated the Closing Date, of counsel to Napa, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Section 368 of the Code and (ii) no gain or loss will be recognized by the holders of Napa Common Stock upon receipt of Wells Fargo Common Stock except for cash received in lieu of fractional shares. Napa shall have received the opinion, dated the Closing Date, of Ernst & Young LLP, substantially to the effect that (i) the basis of the Wells Fargo Common Stock received by the shareholders of Napa will be the same as the basis of Napa Common Stock exchanged therefor and (ii) the holding period of the shares of Wells Fargo Common Stock received by the shareholders of Napa will include the holding period of the Napa Common Stock, provided such shares of Napa Common Stock were held as a capital asset as of the Effective Time of the Merger.

   (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Wells Fargo shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

   (j) Since September 30, 1999, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial conditions, results of operations, business or prospects of Wells Fargo and the Wells Fargo Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

   7. Conditions Precedent to Obligation of Wells Fargo. The obligation of Wells Fargo to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by Wells Fargo:

   (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to Napa and the Napa Subsidiaries taken as a whole as if made at the Time of Filing.

   (b) Napa shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

   (c) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Napa required for approval of a plan of merger in accordance with the provisions of Napa's Articles of Incorporation and the California Business Corporation Act.

   (d) Wells Fargo shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of Napa, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

   (e) Wells Fargo shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents received from any regulatory authority in connection with the transactions contemplated by this Agreement shall contain any condition or requirement relating to Napa or any Napa Subsidiary that, in the good faith judgment of Wells Fargo, is unreasonably burdensome to Wells Fargo.

   (f) Napa and each Napa Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Napa's or such subsidiary's business required for the consummation of the Merger, and Napa and each Napa Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

   (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

   (h) [Intentionally omitted.]

   (i) At any time since the date hereof the total number of shares of Napa Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Napa Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents, other than any option held by Wells Fargo, shall not have exceeded 943,400.

   (j) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Wells Fargo shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

   (k) Wells Fargo shall have received from the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of Napa a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Wells Fargo, to the effect that:

     (i) the interim quarterly financial statements of Napa included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of Napa;

     (ii) the amounts reported in the interim quarterly financial statements of Napa agree with the general ledger of Napa;

     (iii) the annual and quarterly financial statements of Napa and the Napa Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

     (iv) other than as a result of changes in banking laws or regulations, or interpretations thereof that affect the banking industry generally, or changes in the general level of interest rates, from the date of the most recent unaudited consolidated financial statements of Napa and the Napa Subsidiaries as may be included in the Registration Statement to a date five (5) days prior to the effective date of the Registration Statement or five (5) days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of Napa and the Napa Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of Napa and the Napa Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

     (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of Napa and the Napa Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Wells Fargo, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of Napa and the Napa Subsidiaries and have found them to be in agreement with financial records and analyses prepared by Napa included in the annual and quarterly financial statements, except as disclosed in such letters.

   (l) Napa and the Napa Subsidiaries considered as a whole shall not have sustained since September 30, 1999 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

   (m) There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on Napa or any Napa Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or could reasonably be expected to have a material adverse effect upon Napa and its subsidiaries taken as a whole.

   (n) Since September 30, 1999, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of Napa and the Napa Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates). The establishment of additional accruals or reserves in accordance with paragraph 4(m) hereof shall not be deemed to have a material adverse effect for purposes of this paragraph 7(n).

   (o) Napa shall be in full compliance with current FFIEC Requirements. There shall be no feature of Napa's data processing, operating or platform systems that would prevent those systems from continuing to run independently after December 31, 1999 until such time as a subsequent conversion to Wells Fargo systems can be completed. Napa's computer hardware and software used in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission, or other utilization of data or in the operation of mechanical or electrical systems of any kind will function at least as effectively in all material respects after December 31, 1999 as in the case of dates or time periods occurring prior to January 1, 2000.

   (p) Napa shall have delivered the resignations of each member of its Board of Directors as of the Effective Time, and such resignations shall not have been withdrawn.

   (q) The Employment and Non-competition Agreements entered into as of the date hereof among Napa, Wells Fargo and the employees listed on Schedule 7(q) shall not have been amended and shall be in full force and effect.

   (r) Napa shall have delivered the resignations of each member of its Board of Directors as of the Effective Time, and such resignations shall not have been withdrawn.

   8. Employee Benefit Plans. Each person who is an employee of Napa or any Napa Subsidiary as of the Effective Date of the Merger ("Napa Employees") shall be eligible for participation in the employee welfare and retirement plans of Wells Fargo, as in effect from time to time, as follows:

   (a) Employee Welfare Benefit Plans. Each Napa Employee shall be eligible for participation in the employee welfare benefit plans of Wells Fargo listed below subject to any eligibility requirements applicable to such plans (and not subject to pre-existing condition exclusions, except with respect to the Wells Fargo Long Term Care Plan) and shall enter each plan no later than the first day of the calendar quarter which begins at least thirty-two (32) days after the Effective Date of the Merger ("Benefits Conversion Date") (provided that the transition from Napa's Plans to the Wells Fargo Plans will be facilitated without gaps in coverage to the participants and without duplication of costs to Wells Fargo):

     Medical Plan
     Dental Plan
     Vision Plan
     Short Term Disability Plan
     Long Term Disability Plan
     Long Term Care Plan
     Flexible Benefits Plan
     Basic Group Life Insurance Plan
     Group Universal Life Insurance Plan
     Dependent Group Life Insurance Plan
     Business Travel Accident Insurance Plan
     Accidental Death and Dismemberment Plan
     Salary Continuation Pay Plan
     Paid Time Off Program

   For purposes of the foregoing, "Medical Plan" means any medical plan sponsored by Wells Fargo that is available to similarly situated Wells Fargo employees. Napa Employees shall receive credit for years of service to Napa, the Napa Subsidiaries and any predecessors of Napa or the Napa Subsidiaries (to the extent credited under the vacation and short-term disability programs of
Napa) for the purpose of determining benefits under the Wells Fargo Paid Time Off Program, Salary Continuation Pay Plan, and Short Term Disability Plan. The Napa Employees listed on Schedule 7(q) are ineligible for participation in the Wells Fargo Salary Continuation Pay Plan until immediately after the second anniversary of the "Effective Date" (as defined in the Employment and Non-competition Agreements referred to in paragraph 7(q)). Napa employees shall be eligible for participation in the Wells Fargo Salary Continuation Pay Plan subject to any eligibility requirements applicable to such plans immediately following the Effective Time of the Merger.

   (b) Employee Retirement Benefit Plans. Each Napa Employee shall be eligible to participate in the Wells Fargo 401(k) Plan (the "401(k) Plan"), subject to any eligibility requirements applicable to the 401(k) Plan (with full credit for years of past service to Napa and the Napa Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the 401(k) Plan) and shall enter the 401(k) Plan no later than the Benefits Conversion Date.

   Each Napa Employee shall be eligible to participate in the Wells Fargo Cash Balance Plan (the "Cash Balance Plan") subject to any eligibility requirements applicable to the Cash Balance Plan. Wells Fargo shall not recognize a Napa Employee's past service with Napa or any Napa Subsidiary for any purpose under the Cash Balance Plan. Therefore, each Napa Employee shall be eligible for participation, as a new employee, in the Wells Fargo Cash Balance Plan pursuant to the terms thereof.

   Each Napa Employee shall be eligible for access to Wells Fargo's retiree medical benefit, subject to any eligibility requirements applicable to such benefit. Wells Fargo shall recognize years of past service with Napa and the Napa Subsidiaries for the purpose of eligibility to access Wells Fargo's retiree medical benefit.

   Wells Fargo covenants and agrees that, commencing on the Effective Date, W. Clarke Swanson, Jr. ("Swanson") shall be eligible for access to the Wells Fargo Retiree Medical Plan for himself and his eligible dependents. The benefits and levels of coverage of such medical insurance shall be the same as the benefits offered to other similarly situated retirees. Wells Fargo may require Swanson to pay the premium for such medical insurance; provided, however, that in no event shall the premium charged to Swanson for medical insurance in any given premium period be greater than the premium for medical insurance being paid by other similarly situated Wells Fargo retirees during the same premium period.

   9. Termination of Agreement.

   (a) This Agreement may be terminated at any time prior to the Time of
Filing:

     (i) by mutual written consent of the parties hereto;

     (ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by June 30, 2000 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

     (iii) by Napa or Wells Fargo upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

   (bc) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

   10. Expenses. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Napa and Napa Subsidiaries shall be borne by Napa, and all such expenses incurred by Wells Fargo shall be borne by Wells Fargo.

   11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

   12. Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

   13. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

   If to Wells Fargo:

     Wells Fargo & Company
     Sixth and Marquette
     Minneapolis, Minnesota 55479
     MAC N9305-173
     Attention: Secretary

   If to Napa:

     Napa National Bancorp
     901 Main Street
     Napa, California 94559
     Attn: Brian Kelly

   and to:

     Napa National Bancorp
     901 Main Street
     Napa, California 94559
     Attn: W. Clarke Swanson, Jr.

   With a copy to:

     Brobeck, Phleger & Harrison LLP
     One Market Street
     San Francisco, CA 94105
     Attention: J. Michael Shepherd

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

   14. Complete Agreement. This Agreement and the Merger Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

   15. Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

   16. Waiver and Other Action. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

   17. Amendment. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of Napa shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

   18. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

   19. Non-Survival of Representations and Warranties. No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger or except as set forth in paragraph 9(b), the termination of this Agreement. Paragraph 10 shall survive the Merger.

   20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

             [The remainder of this page intentionally left blank]

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

 WELLS FARGO & COMPANY                    NAPA NATIONAL BANCORP


        /s/ John E. Ganoe                         /s/ W. Clarke Swanson
 By: _____________________________        By: _____________________________


        Executive Vice President                  Chairman and CEO
 Its: ____________________________        Its: ____________________________

                                                                       EXHIBIT A
                                                           to Agreement and Plan
                                                               of Reorganization

                          AGREEMENT AND PLAN OF MERGER
                                    between
                             NAPA NATIONAL BANCORP
                            a California corporation
                          (the surviving corporation)
                                      and
                            a California corporation
                            (the merged corporation)

   This Agreement and Plan of Merger dated as of                       ,
between Napa National Bancorp, a California corporation (hereinafter sometimes called "Napa" and sometimes called the "surviving corporation") and
            , a California corporation ("Merger Co.")(said corporations being hereinafter sometimes referred to as the "constituent corporations"),

   WHEREAS, Merger Co., a wholly-owned subsidiary of Wells Fargo & Company, was incorporated by Articles of Incorporation filed in the office of the Secretary
of State of the State of California on                 , and said corporation
is now a corporation subject to and governed by the provisions of the California General Corporation Law. Merger Co. has authorized capital stock of
            shares of common stock having a par value of $          per share
("Merger Co. Common Stock"), of which             shares were outstanding as of
the date hereof; and

   WHEREAS, Napa was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of California on
                   , and said corporation is now a corporation subject to and governed by the provisions of the California General Corporation Law. Napa has authorized capital stock of 20,000,000 shares of common stock, no par value per share, and 1,000,000 shares of preferred stock, no par value per share, of
which         shares of common stock and no shares of preferred stock were
outstanding and       shares of common stock and no shares of preferred stock
were held in the treasury as of the date hereof (the "Napa Common Stock"); and

   WHEREAS, Wells Fargo & Company and Napa are parties to an Agreement and Plan of Reorganization, dated as of November 18, 1999 (the "Reorganization Agreement"), setting forth certain representations, warranties and covenants in connection with the merger provided for herein; and

   WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporations and for the best interests of the respective shareholders of said corporations that said corporations merge and that Merger Co. be merged with and into Napa, with Napa continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the California General Corporation Law, which statute permits such merger; and

   WHEREAS, it is the intent of the parties to effect a merger which qualifies as a tax-free reorganization pursuant to Sections 368 of the Internal Revenue Code of 1986, as amended;

   NOW, THEREFORE, the parties hereto, subject to the approval of the shareholders of Napa and Merger Co., in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Merger Co. shall be merged with and into Napa pursuant to the laws of the State of California, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Merger Co. with and into Napa, the mode of carrying said merger

Stock for shares of common stock, par value $1-2/3 per share, of Wells Fargo ("Wells Fargo Common Stock"), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

   FIRST: At the time of merger, Wells MFC Merger Co. shall be merged with and into MFC, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Wells MFC Merger Co. shall cease and the name of the surviving corporation shall remain "Michigan Financial Corporation."

   SECOND: The Articles of Incorporation of MFC at the time of merger shall be the Articles of Incorporation of the surviving corporation until amended according to law.

   THIRD: The Bylaws of MFC at the time of merger shall be and remain the Bylaws of the surviving corporation until amended according to the provisions of the Articles of Incorporation of the surviving corporation or of said Bylaws.

   FOURTH: At the time of merger, the following-named persons shall become the directors of the surviving corporation and shall hold office from the time of merger until their respective successors are elected and qualify:

                        [To be provided by Wells Fargo]

   FIFTH: At the time of merger, the following named persons shall become the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify:

              Name                                                       Title
              ----                                                       -----


                        [To be provided by Wells Fargo]

   SIXTH: The manner and basis of converting the shares of MFC Common Stock shall be as follows:

     1. [To conform to Reorganization Agreement.]

     2. As soon as practicable after the merger becomes effective, each holder of a certificate which, prior to the effective time of the merger, represented shares of MFC Common Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate representing a share of MFC Common Stock for cancellation to the surviving corporation or to Norwest Bank Minnesota, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate representing the number of whole shares of Wells Fargo Common Stock to which such holder shall be entitled on the basis set forth in paragraph 1 above. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of MFC Common Stock shall not be transferable on the books of the surviving corporation but shall be deemed to evidence only the right to receive (except for the payment of dividends as provided below) the number of whole shares of Wells Fargo Common Stock issuable on the basis above set forth; provided, however, until the holder of such certificate for MFC Common Stock shall have surrendered the same as above set forth, no dividend payable to holders of record of Wells Fargo Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the shares of Wells Fargo Common Stock, if any, issuable in connection with the merger, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate representing Wells Fargo Common Stock issued in exchange therefor an amount with respect to such shares of Wells Fargo Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Wells Fargo Common Stock between the effective date of merger and the date of such exchange.

     3. If, between the date hereof and the time of merger, shares of Wells Fargo Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, therefor an amount with respect to such shares of Wells Fargo Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Wells Fargo Common Stock between the effective date of merger and the date of such exchange.

     3. If, between the date of the Reorganization Agreement and the time of merger, shares of Wells Fargo Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Wells Fargo Common Stock, if any, issuable pursuant to paragraph 1 above, will be appropriately and proportionately adjusted so that the number of such shares of Wells Fargo Common Stock issuable in connection with the Merger will equal the number of shares of Wells Fargo Common Stock which the holders of shares of Napa Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the time of merger.

     4. No fractional shares of Wells Fargo Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Wells Fargo Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five
  (5) trading days ending on the trading day immediately preceding the meeting of the shareholders of Napa held to vote on the merger.

     5. Each share of Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for one share of the surviving corporation after the time of merger.

   SEVENTH: The merger provided for by this Agreement shall be effective as follows:

     1. The effective date of merger shall be the date on which Articles of Merger (as described in subparagraph 1(b) of this Article Seventh) shall be delivered to and filed by the Secretary of State of the State of California; provided, however, that all of the following actions shall have been taken in the following order:

       a. This Agreement shall be approved and adopted by Merger Co. and Napa in accordance with the California General Corporation Law; and

       b. Articles of Merger (with this Agreement attached as a part thereof) with respect to the merger, setting forth the information required by the California General Corporation Law, shall be executed by the President or a Vice President of Merger Co. and by the President or a Vice President of Napa and shall be filed in the office of the Secretary of State of the State of California in accordance with the California General Corporation Law.

     2. The merger shall become effective as of 11:59 p.m. Napa, California time (the "time of merger") on the effective date of merger.

   EIGHTH: At the time of merger:

     1. The separate existence of Merger Co. shall cease, and the corporate existence and identity of Napa shall continue as the surviving corporation.

     2. The merger shall have the other effects prescribed by Section 1107 of the California General Corporation Law.

   NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

     1. The registered office of the surviving corporation in the State of
  California shall be                , and the name of the registered agent
  of Napa at such address is Corporation Service Company.

     2. If at any time the surviving corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in the surviving corporation the title to any property or rights of Merger Co. acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of Napa and Merger Co. may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in the surviving corporation and otherwise carry out the purposes of this Agreement.

     3. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

     4. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof.

     5. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

     6. At any time prior to the filing of Articles of Merger with the Secretary of State of California, subject to the provisions of the Reorganization Agreement, this Agreement may be terminated upon approval by the Boards of Directors of either of the constituent corporations notwithstanding the approval of the shareholders of either constituent corporation.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.

                                          NAPA NATIONAL BANCORP

                                          By: _____________________________
                                            Name:
                                            Title:

                                          [MERGER CO.]

                                          By: _____________________________
                                            Name:
                                            Title:

                                                                       Exhibit B
                                                                to Agreement and
                                                          Plan of Reorganization

Wells Fargo & Company
Sixth and Marquette
Minneapolis, MN 55479-1026

Attn: Secretary

Ladies and Gentlemen:

   I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of Napa National Bancorp, a California corporation ("Napa").

   Pursuant to an Agreement and Plan of Reorganization, dated as of November 18, 1999 (the "Reorganization Agreement"), between Napa and Wells Fargo & Company, a Delaware corporation ("Wells Fargo"), it is contemplated that a wholly-owned subsidiary of Wells Fargo will merge with and into Napa (the "Merger") and, as a result, I will receive, in exchange for each share of common stock, no par value per share, of Napa ("Napa Common Stock") owned by me immediately prior to the Effective Time of the Merger (as defined in the Reorganization Agreement), a number of shares of common stock, par value $1 2/3 per share, of Wells Fargo ("Wells Fargo Common Stock"), as more specifically set forth in the Reorganization Agreement.

   I hereby agree as follows:

   I will not offer to sell, transfer or otherwise dispose of any of the shares of Wells Fargo Common Stock issued to me pursuant to the Merger (the "Stock") except (a) in compliance with the applicable provisions of Rule 145, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

   I consent to the endorsement of the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

     "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Wells Fargo & Company of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

   Wells Fargo's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

   It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) any such shares of Stock are sold at a time when I am not at the time an affiliate of Wells Fargo and have been the beneficial owner of the Stock for at least one year (or such other period as may be prescribed thereunder) and

Wells Fargo has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Wells Fargo and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Wells Fargo shall have received an opinion of counsel acceptable to Wells Fargo to the effect that the stock transfer restrictions and the legend are not required.

   I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of Napa Common Stock, Wells Fargo Common Stock or the Stock, to the extent I felt necessary, with my counsel or counsel for Napa.

Dated:

                                          Sincerely,

                                          By: _____________________________

                                          Name: ___________________________

                                   APPENDIX B

                               ----------------

                      OPINION OF FIRST SECURITY VAN KASPER

                              [LOGO APPEARS HERE]

February 15, 2000

Members of the Board of Directors
Napa National Bancorp
901 Main Street
Napa, CA 94559

Members of the Board:
   You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Napa National Bancorp ("Napa") of the Exchange Ratio as defined in Paragraph 1(a)(i) of the Agreement and Plan of Reorganization dated as of November 18, 1999 and as amended as of January 18, 2000 (as amended, the "Agreement"), in the proposed merger (the "Merger") of Wells Fargo & Company ("Wells Fargo") and Napa. On the Effective Date (as such term is defined in the Agreement), each share of Napa Common Stock will be converted into the right to receive shares of Wells Fargo Common Stock as defined in the Agreement.

   In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) certain publicly available financial and other data with respect to Wells Fargo and Napa, including consolidated financial statements for recent years and interim periods to June 30, 1999; (iii) certain other publicly available financial and other information concerning Wells Fargo and Napa and the trading markets for the publicly traded securities of Wells Fargo and Napa; (iv) publicly available information concerning other banks and bank holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believed relevant to our inquiry; and (v) evaluations and analyses prepared and presented to the Board of Directors of Napa or a committee thereof in connection with the Merger. We have held discussions with senior management of Napa concerning the company's past and current operations, financial condition and prospects.

   We have reviewed with the senior management of Napa earnings projections for Napa as a stand-alone entity, assuming the Merger does not occur. We have reviewed securities industry estimates of projected earnings per share from published sources for Wells Fargo as a stand-alone entity.

   In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied on advice of counsel and independent accountants as to all legal and financial reporting matters with respect to Wells Fargo, Napa, the Merger and the Agreement. We have relied upon the management of Napa as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts, projections and projected operating cost savings reflect the best currently available estimates and judgments of the management of Napa. We have also assumed, without assuming any responsibility for the independent verification of same, that the aggregate allowances for loan losses for Napa and Wells Fargo are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of Napa or Wells Fargo, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the Merger will have the tax, accounting and legal effects (including, without limitation, that the Merger will be accounted for as a pooling

                              [LOGO APPEARS HERE]

Napa National Bancorp
February 15, 2000
Page Two

of interests) described in the Merger Agreement. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of the Common Stock of Napa of the Exchange Ratio in the Merger and does not address Napa's underlying business decision to proceed with the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Napa and Wells Fargo, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Napa and for Wells Fargo; (ii) the assets and liabilities of Napa and Wells Fargo, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

   It is understood that this letter is for the information of the Board of Directors of Napa. This letter does not constitute a recommendation to the Board of Directors or to any shareholder of Napa with respect to any approval of the Merger.

   Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of the Common Stock of Napa.

Very truly yours,
[LOGO APPEARS HERE]
FIRST SECURITY VAN KASPER

                              [LOGO APPEARS HERE]

                                   APPENDIX C

                     CALIFORNIA DISSENTERS' RIGHTS STATUTE

(S) 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
    (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at the fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

  (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

  (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by
      Section 1201 is sought by written consent rather than at a meeting

  (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

  (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

(S) 1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

(a) If, in the case of reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the dare of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting share, and a brief description of the procedure to be followed if the share holder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision
   (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price

(S) 1302. Submission of share certificates for endorsement; uncertificated securities

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(S) 1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(S) 1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

(S) 1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

(S) 1306. Prevention of immediate payment; status as creditors; interest

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

(S) 1307. Dividends on dissenting shares

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

(S) 1308. Rights of dissenting sharehaolders pending valuation; withdrawal of demand of payment

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto

(S) 1309. Termination of dissenting share and shareholder status

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision
    (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

(S)1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

(S) 1311. Exempt shares

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

(S) 1312. Right of dissenting shareholder to attack, set aside or rescindmerger or reorganization; restraining order or injunction; conditions

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short- form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short- form merger set aside or rescinded, (1) a party to a reorganization or short- form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                   APPENDIX D

                               ----------------

                      NAPA NATIONAL BANCORP'S FORM 10-KSB
                      FOR THE YEAR ENDED DECEMBER 31, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                  FORM 10-KSB

    [X]ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
       ACT OF 1934
       For the fiscal year ended: December 31, 1998

                            Commission File: 0-11090

                               ----------------

                             NAPA NATIONAL BANCORP
              (Exact name of small business issuer in its charter)

               California                              94-2780134
        (State of incorporation)          (I.R.S. Employer Identification No.)

                    901 Main Street, Napa, California, 94559
                    (Address of principal executive offices)

                                 (707) 257-2440
                           Issuer's telephone number

                               ----------------

             Securities registered under Section 12(b) of Act: None

               Securities registered under Section 12(g) of Act:

                        Common stock, Without Par Value
                                (Title of Class)

                               ----------------

   Check whether the issuer (1) filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. [X] Yes [_] No

   Check if there is no disclosure of delinquent filers pursuant to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [_]

   Revenue earned for the fiscal year ended December 31, 1998: $11,953,000

   Aggregate market value of voting stock and non-voting stock held by nonaffiliates of the registrant, based on a market value of $17.00 per share as of February 28, 1999: $3,474,000

   Number of shares of the registrant's sole class of common equity (Common stock, without par value), as of February 28, 1999: 791,000.

   DOCUMENTS INCORPORATED BY REFERENCE
   Portions of Registrant's Definitive Proxy Statement for Registrant's 1999 Annual Meeting of Shareholders (to be filed pursuant to Regulation 14A not later than April 30, 1999) are incorporated by reference into Part III of this report.

   Transitional small business disclosure format: [_] Yes [X] No

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 PART I
        Item 1.  Description of Business................................
        Item 2.  Description of Property................................
        Item 3.  Legal Proceedings......................................
        Item 4.  Submission of Matters to a Vote of Security Holders....
 PART II
        Item 5.  Market for Common Equity and Related Stockholder
                 Matters................................................
        Item 6.  Management's Discussion and Analysis or Plan of
                 Operation..............................................
        Item 7.  Financial Statements...................................
        Item 7A. Quantitative and Qualitative Disclosure about Market
                 Risk...................................................
        Item 8.  Changes in and Disagreements with Accountants on
                 Accounting and Financial Disclosure....................
 PART III
        Item 9.  Directors, Executive Officers, Promoters and Control
                 Persons; Compliance with Section 16(a) of the Exchange
                 Act....................................................
        Item 10. Executive Compensation.................................
        Item 11. Security Ownership of Certain Beneficial Owners and
                 Management.............................................
        Item 12. Certain Relationships and Related Transactions.........
        Item 13. Exhibits and Reports on Form 8-K.......................
 SIGNATURES..............................................................

                                     PART I

Item 1. Description of Business.

   This Annual Report on Form 10-KSB includes forward-looking information which is subject to a "safe harbor" created by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements (which involve the Company's plans, beliefs and goals, refer to estimates or use similar terms) involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: increasing competitive pressure; changes in the interest rate environment; general economic conditions, deterioration in credit quality which could cause an increase in the provision for possible loan losses; changes in the regulatory environment; changes in business conditions, particularly in Napa County and the wine industry; volatility of interest rate sensitive deposits; operational risks including data processing system failures or fraud; asset/liability matching risks and liquidity risks; risks associated with the Year 2000 which could cause disruptions in the Company's operations and changes in the securities markets. See also "Certain Additional Business Risks"and "Year 2000" included herein in Item I and other risk factors discussed elsewhere in this Report.

General

   Napa National Bancorp (the "Company") was incorporated in 1981 in the State of California and is headquartered in Napa, California. The Company is a bank holding company. Its principal subsidiary, Napa National Bank (the "Bank"), was organized as a national banking association in 1982. At December 31, 1998, the Company had consolidated assets of $144,089,000 and shareholders' equity of $9,813,000. The Bank is a full service commercial bank with three offices serving the Napa Valley area in Northern California. The Company itself does not engage in any business activities other than the ownership of the Bank and the ownership of Napa National Leasing Corporation, an inactive subsidiary authorized to engage in the leasing of equipment and other personal property of the Company. W. Clarke Swanson, Jr., Chairman of the Board and CEO, beneficially owns approximately 64% of the outstanding shares of Common stock of the Company. The Company is registered under the Bank Holding Company Act of 1956, as amended.

   The Bank provides a wide range of commercial banking services to individuals, professionals and small- and medium-sized businesses in the Napa Valley area. The services provided include those typically offered by commercial banks, such as: checking, interest checking, savings, and time deposit accounts, commercial, construction, personal, home improvement, mortgage, automobile and other installment and term loans, travelers' checks, night depository facilities, wire transfers, merchant card services, courier service and automated teller machines.

   The Bank does not provide international banking or trust services but has arranged for its correspondent banks to offer these and other services to its customers on an as needed basis.

   Individuals, small businesses and professionals, manufacturers, distributors, retailers, wineries, vineyard owners, real estate developers and the Bank's shareholders currently form the core of the Bank's customer and deposit base. In order to attract these customers, the Bank offers extensive personalized contact, specialized services and banking convenience, including Saturday banking hours.

Employees

   At December 31, 1998, the Bank employed 83 employees, including 21 officers and 11 part-time employees. At December 31, 1998, the Company employed one employee.

The Effect of Government Policy on Banking

   The earnings and growth of the Bank are affected not only by local market area factors and general economic conditions, but also by government monetary and fiscal policies. For example, the Board of Governors of the Federal Reserve System ("FRB") influences the supply of money through its open market operations in U.S. Government securities and adjustments to the discount rates applicable to borrowings by depository institutions and others. Such actions influence the growth of loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of future changes in such policies on the business and earnings of the Bank cannot be predicted. Additionally, state and federal tax policies can impact banking organizations.

   As a consequence of the extensive regulation of commercial banking activities in the United States, the business of the Company is particularly susceptible to being affected by the enactment of federal and state legislation which may have the effect of increasing or decreasing the cost of doing business, modifying permissible activities or enhancing the competitive position of other financial institutions. Any change in applicable laws or regulations may have a material adverse effect on the business and prospects of the Company.

Regulation and Supervision of Bank Holding Companies

   The Company is a bank holding company subject to the Bank Holding Company Act of 1956, as amended ("BHCA"). The Company reports to, registers with, and may be examined by, the FRB. The FRB also has the authority to examine the Company's subsidiaries. The costs of any examination by the FRB are payable by the Company.

   The Company is a bank holding company within the meaning of Section 3700 of the California Financial Code. As such the Company and the Bank are subject to examination by, and may be required to file reports with, the California Commissioner of Financial Institutions (the "Commissioner").

   The FRB has significant supervisory and regulatory authority over the Company and its affiliates. The FRB requires the Company to maintain certain levels of capital. See "Capital Standards." The FRB also has the authority to take enforcement action against any bank holding company that commits any unsafe or unsound practice, or violates certain laws, regulations or conditions imposed in writing by the FRB. See "Prompt Corrective Action and Other Enforcement Mechanisms."

   Under the BHCA, a company generally must obtain the prior approval of the FRB before it exercises a controlling influence over a bank, or acquires directly or indirectly, more than 5% of the voting shares or substantially all of the assets of any bank or bank holding company. Thus, the Company is required to obtain the prior approval of the FRB before it acquires, merges or consolidates with any bank or bank holding company; any company seeking to acquire, merge or consolidate with the Company also would be required to obtain the prior approval of the FRB.

   The Company is generally prohibited under the BHCA from acquiring ownership or control of more than 5% of the voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than banking, managing banks, or providing services to affiliates of the holding company. However, a bank holding company, with the approval of the FRB, may engage, or acquire the voting shares of companies engaged, in activities that the FRB has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. A bank holding company must demonstrate that the benefits to the public of the proposed activity will outweigh the possible adverse effects associated with such activity.

   A bank holding company may acquire banks in states other than its home state without regard to the permissibility of such acquisitions under state law, but subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, prior to or following the proposed acquisition, controls no more than 10% of the total amount of deposits of insured depository institutions in the United States and no more than 30% of such deposits in that state (or such lesser or greater amount set by state law). Banks may also merge across state lines, therefore creating interstate branches. Furthermore, a bank is now able to open new branches in a state in which it does not already have banking operations, if the laws of such state permit such de novo branching.

   Under California law, (a) out-of-state banks that wish to establish a California branch office to conduct core banking business must first acquire an existing five year old California bank or industrial loan company by merger or purchase; (b) California state-chartered banks are empowered to conduct various authorized branch-like activities on an agency basis through affiliated and unaffiliated insured depository institutions in California and other states and
(c) the Commissioner is authorized to approve an interstate acquisition of merger which would result in a deposit concentration exceeding 30% if the Commissioner finds that the transaction is consistent with public convenience and advantage. However, a state bank chartered in a state other than California may not enter California by purchasing a California branch office of a California bank or industrial loan company without purchasing the entire entity or by establishing a de novo California bank.

   The FRB generally prohibits a bank holding company from declaring or paying a cash dividend which would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowing or other arrangements that might adversely affect a bank holding company's financial position. The FRB's policy is that a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition. See the section entitled "Restrictions on Dividends and Other Distributions" for additional restrictions on the ability on the Company and the Bank to pay dividends.

   Transactions between the Company and the Bank are subject to a number of other restrictions. FRB policies forbid the payment by bank subsidiaries of management fees which are unreasonable in amount or exceed the fair market value of the services rendered (or, if no market exists, actual costs plus a reasonable profit). Subject to certain limitations, depository institution subsidiaries of bank holding companies may extend credit to, invest in the securities of, purchase assets from, or issue a guarantee, acceptance, or letter of credit on behalf of, an affiliate, provided that the aggregate of such transactions with affiliates may not exceed 10% of the capital stock and surplus of the institution, and the aggregate of such transactions with all affiliates may not exceed 20% of the capital stock and surplus of such institution. The Company may only borrow from depository institution subsidiaries if the loan is secured by marketable obligations with a value of a designated amount in excess of the loan. Further, the Company may not sell a low-quality asset to a depository institution subsidiary.

   Comprehensive amendments to the FRB's Regulation Y became effective in 1997, and are intended to improve the competitiveness of bank holding companies by, among other things: (i) expanding the list of permissible nonbanking activities in which well-run bank holding companies may engage without prior FRB approval,
(ii) streamlining the procedures for well-run bank holding companies to obtain approval to engage in other nonbanking activities and (iii) eliminating most of the anti-tying restrictions imposed upon bank holding companies and their nonbank subsidiaries. Amended Regulation Y also provides for a streamlined and expedited review process for bank acquisition proposals submitted by well-run bank holding companies and eliminates certain duplicative reporting requirements when there has been a further change in bank control or in bank directors or officers after an earlier approved change. These changes to Regulation Y are subject to numerous qualifications, limitations and restrictions. In order for a bank holding company to qualify as "well-run," both it and the insured depository institutions that it controls must meet the "well-capitalized" and "well-managed" criteria set forth in Regulation Y.

   To qualify as "well-capitalized," the bank holding company must, on a consolidated basis: (i) maintain a total risk-based capital ratio of 10% or greater; (ii) maintain a Tier 1 risk-based capital ratio of 6% or greater; and
(iii) not be subject to any order by the FRB to meet a specified capital level. Its lead insured depository institution must be well-capitalized as that term is defined in the capital adequacy regulations of the applicable bank regulator, 80% of the total risk-weighted assets held by its insured depository institutions must be held by institutions that are well-capitalized, and none of its insured depository institutions may be undercapitalized.

   To qualify as "well-managed": (i) each of the bank holding company, its lead depository institution and its depository institutions holding 80% of the total risk-weighted assets of all its depository institutions at their most recent examination or review must have received a composite rating, rating for management and rating for compliance which were at least satisfactory; (ii) none of the bank holding company's depository institutions may have received one of the two lowest composite ratings; and (iii) neither the bank holding company nor any of its depository institutions during the previous 12 months may have been subject to a formal enforcement order or action.

Bank Regulation and Supervision

   As a national bank, the Bank is regulated, supervised and regularly examined by the Office of the Comptroller of the Currency ("OCC"). Deposit accounts at the Bank are insured by Bank Insurance Fund ("BIF"), as administered by the Federal Deposit Insurance Corporation ("FDIC"), to the maximum amount permitted by law. The Bank is also subject to applicable provisions of California law, insofar as such provisions are not in conflict with or preempted by federal banking law. The Bank is a member of the Federal Reserve System, and is also subject to certain regulations of the FRB dealing primarily with check clearing activities, establishment of banking reserves, Truth-in-Lending (Regulation Z), Truth-in-Savings (Regulation DD), and Equal Credit Opportunity (Regulation B).

   The OCC may approve, on a case-by-case basis, the entry of bank operating subsidiaries into a business incidental to banking, including activities in which the parent bank is not permitted to engage. A national bank is permitted to engage in activities approved for a bank holding company through a bank operating subsidiary, such as acting as an investment or financial advisor, leasing personal property and providing financial advice to customers. In general, these activities are permitted only for well-capitalized or adequately capitalized national banks.

Capital Standards

   The federal banking agencies have risk-based capital adequacy guidelines intended to provide a measure of capital adequacy that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. government securities, to 100% for assets with relatively higher credit risk, such as certain loans.

   In determining the capital level the Bank is required to maintain, the federal banking agencies do not, in all respects, follow generally accepted accounting principles ("GAAP") and has special rules which have the effect of reducing the amount of capital it will recognize for purposes of determining the capital adequacy of the Bank.

   A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk-adjusted assets and off balance sheet items. The regulators measure risk-adjusted assets and off balance sheet items against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. Tier 1 capital consists of common stock, retained earnings, noncumulative perpetual preferred stock, other types of qualifying preferred stock and minority interests in certain subsidiaries, less most other intangible assets and other adjustments. Net unrealized losses on available-for-sale equity securities with readily determinable fair value must be deducted in determining Tier 1 capital. For Tier 1 capital purposes, deferred tax assets that can only be realized if an institution earns sufficient taxable income in the future are limited to the amount that the institution is expected to realize within one year, or ten percent of Tier 1 capital, whichever is less. Tier 2 capital may consist of a limited amount of the allowance for possible loan and lease losses, term preferred stock and other types of preferred stock not qualifying as Tier 1 capital, term subordinated debt and certain other instruments with some characteristics of equity. The inclusion of elements of Tier 2 capital are subject to certain other requirements and limitations of the federal banking agencies. The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets and off balance sheet items of 8%, and a minimum ratio of Tier 1 capital to adjusted average risk-adjusted assets and off balance sheet items of 4%.

   October 1, 1998, the FDIC adopted two rules governing minimum capital levels that FDIC-supervised banks must maintain against the risks to which they are exposed. The first rule makes risk-based capital standards consistent for two types of credit enhancements (i.e., recourse arrangements and direct credit substitutes) and requires different amounts of capital for different risk positions in asset securitization transactions. The second rule permits limited amounts of unrealized gains on debt and equity securities to be recognized for risk-based capital purposes as of September 1, 1998. The FDIC rules also provide that a qualifying institution that sells small business loans and leases with recourse must hold capital only against the amount of recourse retained. In general, a qualifying institution is one that is well capitalized under the FDIC's prompt corrective action rules. The amount of recourse that can receive the preferential capital treatment cannot exceed 15% of the institution's total risk-based capital.

   In addition to the risked-based guidelines, the federal banking agencies require banking organizations to maintain a minimum amount of Tier 1 capital to adjusted average total assets, referred to as the leverage capital ratio. For a banking organization rated in the highest of the five categories used to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets must be 3%. It is improbable, however, that an institution with a 3% leverage ratio would receive the highest rating since a strong capital position is a significant part of the regulators' rating. For all banking organizations not rated in the highest category, the minimum leverage ratio must be at least 100 to 200 basis points above the 3% minimum. Thus, the effective minimum leverage ratio, for all practical purposes, must be at least 4% or 5%.

   In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

   As of December 31, 1998, the Bank's capital ratios exceeded applicable regulatory requirements. The following tables present the capital ratios for the Company and the Bank, compared to the standards for well-capitalized depository institutions, as of December 31, 1998 (amounts in thousands except percentage amounts).

                                                       The Company
                                          --------------------------------------
                                             Actual         Well       Minimum
                                          -------------  Capitalized   Capital
                                          Capital Ratio     Ratio    Requirement
                                          ------- -----  ----------- -----------
   Leverage.............................. $9,813   6.92%     5.0%        4.0%
   Tier 1 Risk-Based.....................  9,813  10.69      6.0         4.0
   Total Risk-Based...................... 10,965  11.95     10.0         8.0
                                                        The Bank
                                          --------------------------------------
                                             Actual         Well       Minimum
                                          -------------  Capitalized   Capital
                                          Capital Ratio     Ratio    Requirement
                                          ------- -----  ----------- -----------
   Leverage.............................. $9,689   6.84%     5.0%        4.0%
   Tier 1 Risk-Based.....................  9,689  10.57      6.0         4.0
   Total Risk-Based...................... 10,841  11.83     10.0         8.0

   The federal banking agencies must take into consideration concentrations of credit risk and risks from non-traditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. This evaluation will be made as a part of the institution's regular safety and soundness examination. The federal banking agencies must also consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in evaluation of a bank's capital adequacy.

Prompt Corrective Action and Other Enforcement Mechanisms

   The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The law required each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

   Under the prompt corrective action provisions of FDICIA, an insured depository institution generally will be classified in the following categories based on the capital measures indicated below:

    "Well capitalized"                         "Adequately capitalized"
    Total risk-based capital of 10%;           Total risk-based capital of 8%;
    Tier 1 risk-based capital of 6%; and       Tier 1 risk-based capital of
    Leverage ratio of 5%.                      4%; and
                                               Leverage ratio of 4%.

    "Undercapitalized"                         "Significantly
    Total risk-based capital of less           undercapitalized"
    than 8%;                                   Total risk-based capital of
    Tier 1 risk-based capital of less          less than 6%;
    than 4%; or                                Tier 1 risk-based capital of
    Leverage ratio of less than 4%.            less than 3%; or
                                               Leverage ratio of less than 3%.

    "Critically undercapitalized"
    Tangible equity to total assets of
    less than 2%.

   An institution that, based upon its capital levels, is classified as "well capitalized," "adequately capitalized" or "undercapitalized" may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions.

   In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal banking agencies for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the agency would be harmed if such equitable relief was not granted. Additionally, a holding company's inability to serve as a source of strength to its subsidiary banking organizations could serve as an additional basis for a regulatory action against the holding company.

Safety and Soundness Standards

   FDICIA also implemented certain specific restrictions on transactions and required federal banking regulators to adopt overall safety and soundness standards for depository institutions related to internal control, loan underwriting and documentation and asset growth. Among other things, FDICIA limits the interest rates paid on deposits by undercapitalized institutions, restricts the use of brokered deposits, limits the aggregate extensions of credit by a depository institution to an executive officer, director, principal shareholder or related interest, and reduces deposit insurance coverage for deposits offered by undercapitalized institutions for deposits by certain employee benefits accounts.

   The federal banking agencies may require an institution to submit to an acceptable compliance plan as well as the flexibility to pursue other more appropriate or effective courses of action given the specific circumstances and severity of an institution's noncompliance with one or more standards.

Restrictions on Dividends and Other Distributions

   The power of the board of directors of an insured depository institution to declare a cash dividend or other distribution with respect to capital is subject to statutory and regulatory restrictions which limit the amount available for such distribution depending upon the earnings, financial condition and cash needs of the institution, as well as general business conditions. FDICIA prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions, including dividends, if, after such transaction, the institution would be undercapitalized.

   The federal banking agencies also have authority to prohibit a depository institution from engaging in business practices which are considered to be unsafe or unsound, possibly including payment of dividends or other payments under certain circumstances even if such payments are not expressly prohibited by statute.

   The payment of dividends by a national bank is further restricted by additional provisions of federal law, which prohibit a national bank from declaring a dividend on its shares of common stock unless its surplus fund exceeds the amount of its common capital (total outstanding common shares times the par value per share). Additionally, if losses have at any time been sustained equal to or exceeding a bank's undivided profits then on hand, no dividend shall be paid. Moreover, even if a bank's surplus exceeded its common capital and its undivided profits exceed its losses, the approval of the OCC is required for the payment of dividends if the total of all dividends declared by a national bank in any calendar year would exceed the total of its net profits of that year combined with its retained net profits of the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock. A national bank must consider other business factors in determining the payment of dividends. The payment of dividends by the Bank is governed by the Bank's ability to maintain minimum required capital levels and an adequate allowance for loan losses. Regulators also have authority to prohibit a depository institution from engaging in business practices which are considered to be unsafe or unsound, possibly including payment of dividends or other payments under certain circumstances even if such payment are not expressly prohibited by statute. Based upon these restrictions, the Bank could have declared dividends for 1998 of $2,342,000 without prior regulatory approval

Premiums for Deposit Insurance and Assessments for Examinations

   FDICIA established several mechanisms to increase funds to protect deposits insured by the Bank Insurance Fund ("BIF") administered by the FDIC. The FDIC is authorized to borrow up to $30 billion from the United States Treasury; up to 90% of the fair market value of assets of institutions acquired by the FDIC as receiver from the Federal Financing Bank; and from depository institutions that are members of the BIF. Any borrowings not repaid by asset sales are to be repaid through insurance premiums assessed to member institutions. Such premiums must be sufficient to repay any borrowed funds within 15 years and provide insurance fund reserves of $1.25 for each $100 of insured deposits. FDICIA also provides authority for special assessments against insured deposits. No assurance can be given at this time as to what the future level of premiums will be. During 1998, the Company paid premiums in the amount of $18,000

Community Reinvestment Act and Fair Lending Developments

   The Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of their local communities, including low and moderate income neighborhoods. In addition to substantive penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities.

Recently Enacted Legislation

   During 1996, new federal legislation amended the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") and the underground storage tank provisions of the Resource Conversation and Recovery Act to provide lenders and fiduciaries with greater protections from environmental liability. In June 1997, the U.S. Environmental Protection Agency ("EPA") issued its official policy with regard to the liability of lenders under CERCLA as a result of the enactment of the Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996.

   California law provides that, subject to numerous exceptions, a lender acting in the capacity of a lender shall not be liable under any state or local statute, regulation or ordinance, other than the California Hazardous Waste Control Law, to undertake a cleanup, pay damages, penalties or fines, or forfeit property as a result of the release of hazardous materials at or from the property.

   In 1997, California adopted the Environmental Responsibility Acceptance Act (Cal. Civil Code (S)(S) 850-855) to facilitate (i) the notification of government agencies and potentially responsible parties (e.g., for cleanup) of the existence of contamination and (ii) the cleanup or other remediation of contamination by the potentially responsible parties. The Act requires, among other things, that owners of sites who have actual awareness of a release of a hazardous material that exceeds a specified notification threshold to take all reasonable steps to identify the potentially responsible parties and to send a notice of potential liability to the parties and the appropriate oversight agency.

   The Company cannot be certain of the effect of the foregoing recently enacted legislation on its business.

Pending Legislation and Regulations

   There are pending legislative proposals to reform the Glass-Steagall Act to allow affiliations between banks and other firms engaged in "financial activities," including insurance companies and securities firms.

   Certain other pending legislative proposals include bills to let banks pay interest on business checking accounts, to require "know your customer" policies, to cap consumer liability for stolen debit cards, and to give judges the authority to force high-income borrowers to repay their debts rather than cancel them through bankruptcy.

Competition

   In the past, an independent bank's principal competitors for deposits and loans have been other banks (particularly major banks), savings and loan associations and credit unions. To a lesser extent, competition was also provided by thrift and loans, mortgage brokerage companies and insurance companies. Other institutions, such as brokerage houses, mutual fund companies, credit card companies, and even retail establishments have offered new investment vehicles which also compete with banks for deposit business. The direction of federal legislation in recent years seems to favor competition between different types of financial institutions and to foster new entrants into the financial services market, and it is anticipated that this trend will continue.

   The enactment of the Interstate Banking and Branching Act in 1994 and the California Interstate Banking and Branching Act of 1995 have increased competition within California. Regulatory reform, as well as other changes in federal and California law will also affect competition. While the impact of these changes, and of other proposed changes, cannot be predicted with certainty, it is clear that the business of banking in California will remain highly competitive.

Certain Additional Business Risks

   The Company's business, financial condition and operating results can be impacted by a number of factors, including but not limited to those set forth below, any one of which could cause the Company's actual results to vary materially from recent results or from the Company's anticipated future results.

   Shares of the Company's common stock eligible for future sale could have a dilutive effect on the market for the Company's common stock and could adversely affect the market price. The Articles of Incorporation of the Company authorize the issuance of 20,000,000 shares of common stock, and 1,000,000 shares of preferred stock of which approximately 791,000 shares of common stock and no shares of preferred stock were outstanding at December 31, 1998. As of December 31, 1998, outstanding options to purchase common stock were 134,200, and common stock available for grants under the Company's stock option plans was 118,300 shares.

   The loan portfolio of the Company is dependent on real estate. At December 31, 1998, real estate served as the principal source of collateral with respect to approximately 67% of the Company's loan portfolio. A worsening of current economic conditions or rising interest rates could have an adverse effect on the demand for new loans, the ability of borrowers to repay outstanding loans, the value of real estate and other collateral securing loans and the value of the available-for-sale investment portfolio, as well as the Company's financial condition and results of operations in general and the market value for the Company's common stock. Acts of nature, including earthquakes and floods, which may cause uninsured damage and other loss of value to real estate that secures these loans, may also negatively impact the Company's financial condition.

   The Company is subject to certain operations risks, including, but not limited to, data processing system failures and errors and customer or employee fraud. The Company maintains a system of internal controls to mitigate against such occurrences and maintains insurance coverage for such risks, but should such an event occur that is not prevented or detected by the Company's internal controls, uninsured or in excess of applicable insurance limits, it could have a significant adverse impact on the Company's business, financial condition or results of operations.

Year 2000

   The risks associated with the "Year 2000" problem involve both operational issues relating to the Bank's data processing systems and the impact of this problem on the operations of the Bank's customers. Both of these issues could have a significant negative impact on the Company's financial condition or results of operations including the level of the Bank's provision for possible loan and lease losses in future periods. See "Year 2000 Problem."

Year 2000 Problem

   The "Year 2000" problem relates to the fact that many computer programs and other technology utilizing microprocessors only use two digits to represent a year, such as "98" to represent "1998." In the year 2000, such programs/processors could incorrectly treat the year 2000 as the year 1900. The Company's business is dependent on technology and data processing. As a result, it has created a Year 2000 team whose members are familiar with the Company's business and operations. This issue has grown in importance as the use of computers and microprocessors has become more pervasive throughout the economy, and interdependencies between systems has multiplied. The issue must be recognized as a business problem, rather than simply a computer problem, because of the way its effects could ripple through the economy. The Company could be affected either directly or indirectly by the Year 2000 issue. This could happen if any of its critical computer systems or equipment containing embedded logic fail, if the local infrastructure (electric power, communications, or water system) fails, if its significant vendors are adversely impacted, or if its borrowers or depositors are significantly impacted by their internal systems or those of their customers or suppliers.

   The Company utilizes ITI banking software which processes on Unisys equipment for its data processing and mission critical needs. The Company does not have access to the programming code of the software. The Company is dependent on this system, as well as personal computers connected on a local area network.

   The Company's business also involves non-IT products and services, some of which have embedded technology which might not be Year 2000 compliant. Some non-IT products and services involve various infrastructure issues such as power, communications and water, as well as elevators, ventilation and air conditioning equipment. The Company classifies power and communications as non-IT mission critical systems.

   The Company's application software, data processing vendors, computer operating systems, local area network and the power and communication infrastructure provide critical support to substantially all of its business and operations. Failure to successfully complete renovation, validation and implementation of its mission critical IT systems could have a material adverse effect on the operations and financial performance of the Company. Moreover, Year 2000 problems experienced by significant vendors or customers of the Company or power or communications systems could negatively impact the business and operations of the Company even if its own critical IT systems are capable of functioning satisfactorily. Due to the numerous issues and problems which might arise and lack of guarantees concerning Year 2000 readiness from non-IT service providers such as power and communication systems vendors, the Company cannot quantify the potential cost of problems if the Company's renovation and implementation efforts or the efforts of significant vendors or customers are not successful.

 State of Readiness

   The Company has conducted a comprehensive review of its IT systems to identify the systems that could be affected by the Year 2000 problem and has developed a plan designed to resolve the problem. The Company believes it has made continuous progress in addressing all material aspects of the Year 2000 problem.

   The Company completed the Awareness and Assessment Phases, as defined by the Federal Financial Institutions Examination Council (FFIEC), for its IT systems and Company facilities in 1998 and continues to update its assessment as needed. The Company has identified mission-critical systems, assessed the state of Year 2000 compliance of those systems, and developed a plan to correct non-compliant systems. The Company reports on a regular basis to the Board of Directors on Year 2000 progress.

   The target date established by the FFIEC for substantial completion of testing for internal mission-critical IT systems was December 31, 1998. At December 31, 1998, the Company had substantially completed testing of non-Year 2000 compliant IT Systems that were identified as mission-critical. By March 31, 1999 FFIEC Guidelines require that testing by companies relying on service providers for mission-critical systems should be substantially complete. External testing with material other third parties (customers, other financial institutions, business partners, payment system providers, etc.) should have begun. By June 30, 1999 testing of mission-critical systems should be complete and implementation should be substantially complete.

   Based on information provided by outside service providers and its testing process the Company believes that its mission critical IT systems are substantially Year 2000 compliant. The Company intends to work with its vendors to resolve any other issues discovered during the testing process. The Company plans to complete secondary testing, where it is deemed appropriate, by June 30, 1999. The Company is also monitoring the Year 2000 readiness of outside product and service vendors. The Company cannot test for Year 2000 readiness of its power and telecommunications vendors, although the Company is monitoring their readiness. Additionally, at the date of this report, management of the Company had not identified any serious problems with its mission-critical systems.

 Costs

   The Company is expensing all period costs associated with the Year 2000 problem. Through December 31, 1998, the amount of such expense had been approximately $50,000. Management estimates that the Company will incur approximately an additional $200,000 in Year 2000 related expenses in fiscal 1999. There can be no assurance that these expenses will not increase as further testing and assessment of vendor and customer readiness and contingency planning for the Year 2000 continues. The above cost estimates include costs for consultants, running tests and technical assistance from vendors, as well as development of contingency plans and costs of communicating with customers concerning Year 2000 issues

 Risks

   Because the Company recognizes that its business and operations could be adversely affected if key business partners fail to achieve timely Year 2000 compliance, the Company is evaluating strategies to manage and mitigate the risks to the Company of their Year 2000 failures.

   Management has identified a long-range, most reasonably likely, worst case scenario. This scenario suggests that the Year 2000 problem might negatively impact some significant customers and non-IT vendors/products through the failure of the customer and/or vendor to be prepared or the impact on them of the failure of their own vendors and customers. Management believes that this scenario could occur in conjunction with an economic recession arising from the Year 2000 problem. The Bank's asset quality and earnings could be adversely impacted in that event. It is not possible to predict the effect of this Year 2000 scenario on the economic viability of the Bank's customers and the related adverse impact it may have on Company's financial position and results of operations, including the level of the Bank's provision for possible loan losses in future periods. Further there can be no assurance that other possible adverse scenarios will not occur.

   The Company presently believes that, based upon its Year 2000 testing program and assuming representations of Year 2000 readiness from significant vendors and customers are accurate, the Year 2000 issue should not pose significant operational risks for the Company's IT systems. However, other significant risks relating to the Year 2000 problem are that of the unknown impact of this problem on the operations of the Bank's customers and vendors, the impact of infrastructure failures such as power, communications and water on the Company's IT systems, the economy and future actions which banking or securities regulators may take.

   The Company is making efforts to ensure that its customer base is aware of the Year 2000 problem. In addition to seminars for and mailings to its customer base, the Bank has amended its credit policy and credit authorization documentation to include consideration regarding the Year 2000 problem. Significant customer relationships have been identified, and such customers are being contacted by the Bank's account officers to determine whether they are aware of Year 2000 risks and whether they are taking preparatory actions. An initial assessment of these customers was substantially completed in late 1998. The Company is taking follow-up action in 1999 based on the results of this assessment.

   The Company has also attempted to contact major vendors and suppliers of non-software products and services (including those where products utilize embedded technology) to determine the Year 2000 readiness of such organizations and/or the products and services which the Company purchases from such organizations. The Company is monitoring reports provided by such vendors regarding their preparations for Year 2000. This is an ongoing process and the Company intends to continue to monitor information provided by such vendors through the century date change.

   Federal banking regulators have responsibility for supervision and examination of banks to determine whether they have an effective plan for identifying, renovating, testing and implementing solutions for Year 2000 processing and coordinating Year 2000 processing capabilities with its customers, vendors and payment system partners. Examiners are also required to assess the soundness of an institution's internal controls and to identify whether further corrective action may be necessary to ensure an appropriate level of attention to Year 2000 processing capabilities. Management believes it is currently in compliance with the federal bank regulatory guidelines and timetables.

 Contingency Plans

   The FFIEC guidelines indicate that remediation contingency plans may be necessary for mission-critical applications or systems that have not been certified as Year 2000 ready. In September 1998, the Company began to develop high-level remediation contingency plans for applications and systems used by the Company that are deemed mission-critical. Generally this has involved the identification of an alternate vendor or other expected actions the Company could take, as well as the establishment of a trigger date to implement the contingency plan. The Company is currently working to develop further contingency plans to address potential business disruptions which might result from Year 2000 issues.

   By June 1999, the Company expects to complete a Year 2000 business resumption plan based on a review of reasonable worst-case scenarios. This business resumption plan is intended to enable the Company to continue to conduct its core business despite unexpected Year 2000-related failures of systems or services. This will involve, among other things procedures to be followed in the event of a power failure, communications failure, or system failure which occurs despite the testing which has been performed. The Company intends to test and refine this plan by September 1999.

Item 2. Description of Property.

   The Bank maintains its main offices at 901 Main Street in the Downtown part of Napa, California. The Company opened this banking facility in 1995. This property is a two story building with approximately 10,000 square feet with an adjacent paved ground level parking lot. The parking lot is approximately 10,860 square feet. The Company had leased the facility until December 4, 1998. At that time, the Company purchased the building for $2.3 million.

   The Company owns its Claremont branch. The building, comprised of approximately 5,000 square feet, was remodeled so that it could be put into service as a full service banking branch. The cost of the remodeling, security systems and necessary furniture and equipment was approximately $600,000. This building was remodeled again in 1995 in order to accommodate the Bank's Electronic Data Processing and Customer Service departments. The cost of this remodel was approximately $50,000.

   The Company leases the Bank's approximately 2,400 square foot branch office located at 1015 Adams Street in downtown St. Helena, California. The lease term ends in 1999, with two options to extend the term of the lease for five years each. Rent paid for the St. Helena office was approximately $61,000 during 1998. In addition, the Bank pays utilities, insurance and maintenance relating to the branch. The Company has exercised its first option to extend the lease an additional five years after the term ends in 1999. The monthly rent on the option is currently being negotiated.

   All properties owned or leased by the Company are considered to be in good condition and appropriate for the general business conducted at each location. All properties, in management's opinion are adequately insured for fire and hazard damage.

Item 3. Legal Proceedings.

   As of December 31, 1998, neither the Company, the Bank nor the Leasing Company was a party to, nor was any of their property the subject of, any material pending legal proceedings, nor are any such proceedings known to be contemplated by governmental authorities. At the same date, the Bank was involved as plaintiff in ordinary routine litigation incidental to its business.

Item 4. Submission of Matters to a Vote of Security Holders.

   No matter was submitted to a vote of security holders during the fourth quarter of the fiscal year covered by this report through the solicitation of proxies or otherwise.

                                    PART II

Item 5. Market for Registrant's Common Equity and Related Stockholder Matters.

   The Company's common stock is not listed on any exchange or the Nasdaq; however, there has been limited trading in the Company's common stock which the Company does not believe necessarily represents an established public trading market. To the Company's knowledge, no broker-dealer other than Round Hill Securities handles transactions of the Company's common stock.

   The following table sets forth, for the fiscal quarters indicated, the range of high and low sales prices, excluding broker's commissions, based upon information as reported to management regarding actual trades. These figures may not include private transactions. Other than to this extent, there is no established public trading market in the Company's common stock other than trades effected through Round Hill Securities.

                   Sales Prices of the Company's Common Stock

                                                                         Trading
      Year                                                  High   Low   Volume
      ----                                                 ------ ------ -------
      1998
      Fourth Quarter...................................... $15.50 $15.50  1,100
      Third Quarter                                           N/A    N/A      0
      Second Quarter......................................  15.50  15.50    300
      First Quarter.......................................  15.50  15.50    600
      1997
      Fourth Quarter...................................... $16.00 $15.50  8,950
      Third Quarter.......................................  15.50  14.50    430
      Second Quarter......................................  14.50  14.50  4,000
      First Quarter.......................................  14.50  10.00  7,500

   Because the Company's Common stock is not listed on any exchange, accurate trading volumes are difficult to ascertain. Trading volumes shown primarily reflect known trades involving the Company's Employee Stock Ownership Trust ("ESOT"). The ESOT purchased 2,000 and 20,780 shares in 1998 and 1997, respectively.

   As of February 28, 1999, the outstanding shares of the Company's Common stock were held of record by 301 shareholders. The last known trade of the Company's Common stock occurred on December 7, 1998, for 400 shares, at a price per share of $15.50.

   During the first quarter of 1997, the Company declared and paid a cash dividend of twelve and a half cents ($0.125) per share on outstanding stock. The first quarter dividend was based on 1996 earnings and amounted to $94,000. During the beginning of the second quarter of 1997, the Company declared a second cash dividend of twelve and a half cents ($0.125) per share. This cash dividend was based on the first quarter earnings of 1997 and amounted to $96,000. During the third quarter of 1997, the Company declared and paid a another cash dividend of twelve and a half cents ($0.125) per share for a total of $97,000. During the fourth quarter of 1997, the Bank paid a $40,000 cash dividend to the Company, providing the Company with a portion of the funds necessary for the Company to again declare and issue a twelve and a half cents ($0.125) per share dividend. This fourth quarter dividend was based on third quarter earnings and was paid to shareholders on December 1, 1997. Total dividends paid by the Bank to the Company and from the Company to its shareholders for 1997 amounted to $40,000 and $385,000 respectively.

   During the first quarter of 1998, the Company declared and paid a cash dividend of twelve and a half cents ($0.125) per share on outstanding stock. The first quarter dividend was based on first quarter 1998 earnings and amounted to $98,000. The Bank provided $98,000 in funding to the Company for payment of the dividend. During the second quarter of 1998, the Company declared a second cash dividend of twelve and a half cents ($0.125) per share. This cash dividend was based on the second quarter earnings of 1998 and amounted to $98,000. The Bank provided $96,000 in funding to the Company for payment of the dividend. During the third quarter of 1998, the Company declared and paid a another cash dividend of twelve and a half cents ($0.125) per share for a total of $98,300. The Bank provided $70,400 in funding to the Company for payment of the dividend. During the fourth quarter of 1998, the Bank paid a $63,000 cash dividend to the Company, providing the Company with a portion of the funds necessary for the Company to again declare and issue a twelve and a half cents ($0.125) per share dividend. This fourth quarter dividend in the amount of $99,000 was based on fourth quarter earnings and was paid to shareholders on December 1, 1998. Total dividends paid by the Bank to the Company and from the Company to its shareholders for 1998 amounted to $327,000 and $393,000 respectively. See "Restrictions on Dividends and Other Distributions" included in Item 1 herein for a discussion of certain restrictions on the ability of the Company and Bank to declare dividends and other distributions.

Item 6. Management's Discussion and Analysis or Plan of Operation.

   This Annual Report on Form 10-KSB includes forward-looking information which is subject to a "safe harbor" created by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements (which involve the Company's plans, beliefs and goals, refer to estimates or use similar terms) involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: increasing competitive pressure; changes in the interest rate environment; general economic conditions, deterioration in credit quality which could cause an increase in the provision for possible loan losses; changes in the regulatory environment; changes in business conditions, particularly in Napa County and the wine industry; volatility of interest rate sensitive deposits; operational risks including data processing system failures or fraud; asset/liability matching risks and liquidity risks; risks associated with the Year 2000 which could cause disruptions in the Company's operations and changes in the securities markets. See also "Certain Additional Business Risks"and "Year 2000" included herein in Item I and other risk factors discussed elsewhere in this Report.

   The following analysis of the Company's financial condition for the years ended December 31, 1998 and 1997 and results of operation for each of the two years in the period ended December 31, 1998, should be read in conjunction with the Consolidated Financial Statements, related Notes thereto and other information presented elsewhere herein. Since the Company is a bank holding company whose principal asset is, and is expected to be, the capital stock of the Bank, the following analysis relates principally to the financial condition and results of operations of the Bank.

   The consolidated financial statements of the Company are prepared in conformity with already defined as "GAAP" above and prevailing practices within the banking industry. All material intercompany transactions and accounts have been eliminated. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Average balances, including such balances used in calculating certain financial ratios, are comprised of average daily balances. All dollar amounts are rounded, except earnings per share data.

   The following presents selected consolidated financial information for the Company for the five years ended December 31, 1998:

                                         Year Ended December 31,
                               -----------------------------------------------
                                 1998      1997      1996      1995     1994
                               --------  --------  --------  --------  -------
                                ($ in 000's except earnings per share and
                                                 ratios)
Statement of Operations
Total interest income........  $ 10,535  $  9,803  $  9,173  $  8,432  $ 6,226
Total interest expense.......     3,461     3,075     2,814     2,634    1,658
Provision for loan losses....       265       556       550       323      149
Net interest income after
 provision for loan
 losses......................     6,809     6,172     5,809     5,475    4,419
Other income.................     1,418     1,012       806       800      627
Other expense................     6,078     5,917     5,099     4,409    3,716
Income before income tax.....     2,149     1,267     1,516     1,866    1,330
Income tax...................       826       521       614       765      550
Net income...................     1,323       746       902     1,101      777
Cash Dividends Paid..........  $    393  $    385  $    378  $      0  $     0
Balance Sheet Information (at
 period end):
Total assets.................  $144,089  $130,819  $113,827  $104,851  $86,477
Net loans....................    77,647    78,057    78,290    73,374   62,103
Total deposits...............   133,251   121,461   105,417    96,752   79,378
Shareholders' equity.........     9,813     8,587     7,971     7,447    6,346
Shareholders' equity per
 share.......................  $  12.41  $  10.96  $   8.67  $   8.44  $  8.41
Selected Financial Ratios:
Net interest margin..........      5.77%     6.27%     6.75%     6.98%    6.25%
Allowance for loan losses to
 average loans...............      2.08      1.92      1.75      1.93     1.78
Nonperforming loans to
 average loans...............      0.13      3.59      4.41      2.11     1.63
Net charge-offs to average
 loans.......................      0.20      0.48      0.60      0.07     0.02
Average earning assets to
 total average assets........     89.61     91.26     92.15     91.52    92.00
Return on average assets.....      0.97       .63       .94      1.30     1.05
Return on average
 shareholders' equity........     14.43      9.50     11.61     16.40    14.02
Average equity to average
 assets ratio................      6.70      6.68      7.46      7.27     6.87
Leverage Ratio (1)...........      6.92      6.86      7.11      7.16     7.28
Total Risk based capital
 ratio.......................     11.95%    10.99%    10.47%    10.40%   10.33%

--------
(1)  Calculated based on the Bank's capital and average assets.

   The purpose of the following discussion is to address information pertaining to the financial condition and results of operations of the Company that may not be apparent from a review of the consolidated financial statements and related notes. It also incorporates certain statistical information that is required by Industry Guide 3 promulgated by the Securities and Exchange Commission.

Summary of Financial Results

   The Company recorded net income of $1,323,000, or $1.60 per share on earnings per common share--assuming dilution for the year ended December 31, 1998 compared to $746,000 or $.91 per share on earnings per common share-- assuming dilution for the year ended December 31, 1997.

   Net income increased in 1998 over 1997 by $577,000, or 77%. The primary reason for this increase was due to an increase in interest income of $732,000 or 7% and a decrease in the provision for loan loss of $291,000. This increase was affected by a $1,565,000 increase in investment security income. This was primarily the result of an enhanced investment strategy. The increase in interest income was partially offset by an increase in interest expense of $386,000 or 13%, in non-interest expense of $161,000 and income tax of $305,000.

   Another large increase in income included an increase of $406,000 in non-interest income. The large increase in non-interest income is due to the redemption of security collateral in connection with Sign Tech. The recovery was in the amount of $250,000.

Distribution of Average Assets, Liabilities and Shareholders' Equity

   The following table sets forth the distribution of consolidated average assets, liabilities and shareholders' equity for the years ended December 31, 1998 and 1997. Average balances have been computed using daily adjusted balances.

                                                   Year Ended December 31,
                                              ---------------------------------
                                                    1998             1997
                                              ---------------- ----------------
                                              Average  Percent Average  Percent
                                              Balance    of     Balance   of
                                              (000's)   Total   (000's)  Total
                                              -------- ------- -------- -------
ASSETS
Cash and Due from Banks.....................  $  8,855    6.5% $  6,932    5.9%
Interest-Bearing Deposits With Other Banks..       289     .2     3,715    3.2
Held-to-Maturity Investments
  Taxable...................................     1,742    1.3     1,710    1.5
  Non-Taxable...............................       100     .1        25
Available-for-Sale Investments
  Taxable...................................    25,405   18.6     2,468    2.1
  Non-Taxable...............................     4,267    3.1       273     .2
Federal Funds Sold..........................    12,249    8.9    17,703   15.0
Loans, Net (1)..............................    78,605   57.4    79,570   67.6
Premises and Equipment, Net.................     2,707    2.0     2,543    2.2
Other Assets and Accrued Interest
 Receivable.................................     2,657    1.9     2,735    2.3
    Total Assets............................  $136,876  100.0% $117,674  100.0%
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Demand....................................  $ 31,346   22.9% $ 25,748   21.9%
  Interest-Bearing Transaction Accounts.....    34,550   25.2    30,545   25.9
  Savings...................................    19,024   13.9    12,759   10.8
  Time......................................    41,914   30.6    39,745   33.8
Total Deposits..............................   126,834   92.6   108,797   92.4
Other Liabilities and Accrued Interest......       909    0.7       683    0.6
Shareholders' Equity........................     9,133    6.7     8,194    7.0
Total Liabilities and Shareholders' Equity
 ...........................................  $136,876  100.0% $117,674  100.0%

--------
1) Average loans include net deferred loan fees and non-accrual loans and are net of the allowance for loan losses.

Interest Rates and Differentials

   The following table sets forth information for the periods indicated concerning interest-earning assets and interest-bearing liabilities, respective average yields or rates, the amount of interest income or expense, and the net interest margin and the net interest spread. Loan fees of $119,000 in 1998 and $299,000 in 1997 are included in computations of interest income and expense, while interest on non-accrual loans is excluded from computations of interest income and expense.

                                                Year Ended December 31, 1998
                                             ----------------------------------
                                             Average     Interest
                                             Balance  Income/Expense  Average
                                             (000's)      (000's)    Yield/Rate
                                             -------- -------------- ----------
INTEREST-EARNING ASSETS
Loans, Net (1,2)...........................  $ 78,605    $ 8,041       10.23%
Interest-Bearing Deposits With Other
 Banks.....................................       289         18        6.23
Held-to-Maturity Investments
  Taxable..................................     1,742         94        5.40
  Non-Taxable (3)..........................       100          7        7.00
Available-for-Sale Investments
  Taxable..................................    25,405      1,518        5.98
  Non-Taxable (3)..........................     4,267        282        6.61
Federal Funds Sold.........................    12,249        652        5.32
  Total Average Interest-Earning Assets....  $122,657    $10,612        8.65%
INTEREST-BEARING LIABILITIES
Deposits:
  Interest-Bearing Transaction Accounts....  $ 34,550    $   708        2.05%
  Savings..................................    19,024        584        3.07
  Time.....................................    41,914      2,169        5.17
Total Average Interest-Bearing
 Liabilities...............................  $ 95,488    $ 3,461        3.62%
Net Interest Income and Net Interest Margin
 (4).......................................              $ 7,151        5.83%
Net Interest Spread (5)....................                             5.03%

--------
1) Average loans include net deferred loan fees and non-accrual loans and are net of allowance for loan losses.
2)  Loan interest income includes loan fees of $119,000.
3) Adjusted to a fully taxable equivalent basis using the federal statutory rate.
4) Net interest margin is computed by dividing net interest income by total average interest-earning assets.
5) Net interest spread represents the average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.

                                                Year Ended December 31, 1997
                                             ----------------------------------
                                             Average     Interest
                                             Balance  Income/Expense  Average
                                             (000's)     (000's)     Yield/Rate
                                             -------- -------------- ----------
INTEREST-EARNING ASSETS
Loans, Net (1,2)...........................  $ 79,570     $8,419       10.58%
Interest-Bearing Deposits With Other
 Banks.....................................     3,715        209        5.63
Held-to-Maturity Investments
  Taxable..................................     1,710         93        5.44
  Non-Taxable (3)
Available-for-Sale Investments
  Taxable..................................     2,468        155        6.20
  Non-Taxable (3)..........................       273         20        7.33
Federal Funds Sold.........................    17,703        916        5.17
Total Average Interest-Earning Assets......  $105,464     $9,812        9.30%
INTEREST-BEARING LIABILITIES
Deposits:
  Interest-Bearing Transaction Accounts....  $ 30,545     $  656        2.15%
  Savings..................................    12,759        328        2.57
  Time.....................................    39,745      2,091        5.26
Total Average Interest-Bearing
 Liabilities...............................  $ 83,049     $3,075        3.70%
Net Interest Income and Net Interest Margin
 (4).......................................               $6,737        6.39%
Net Interest Spread (5)....................                             5.60%

--------
1) Average loans include net deferred loan fees and non-accrual loans and are net of allowance for loan losses.
2)  Loan interest income includes loan fees of $299,000.
3) Adjusted to a fully taxable equivalent basis using the federal statutory rate.
4) Net interest margin is computed by dividing net interest income by total average interest-earning assets.
5) Net interest spread represents the average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.

Rate and Volume Analysis

   The following tables set forth, for the periods indicated, a summary of the changes in average interest bearing asset and liability balances (volume) and changes in average interest rates (rate). Where significant, the change in interest due to both volume and rate has been allocated to the change due to volume and rate in proportion to the relationship of absolute dollar amounts in each. Insignificant changes have been allocated solely to the change due to volume.

                                              Year Ended December 31, 1998
                                                      Compared to
                                              Year Ended December 31, 1997
                                                       (In 000's)
                                              -------------------------------
                                               Average    Average      Net
                                               Volume      Rate       Change
                                              ---------  ----------  --------
INCREASE (DECREASE) IN INTEREST INCOME:
Loans, Net (1)...............................  $   (102) $     (276) $   (378)
Interest-Bearing Deposits With Other Banks...      (193)          2      (191)
Held-to-Maturity
  Taxable....................................         2          (1)        1
  Non-taxable................................         7                     7
Available-for-Sale
  Taxable....................................     1,422         (59)    1,363
  Non-Taxable................................       293         (31)      262
Federal Funds Sold...........................      (282)         18      (264)
  Total Increase (Decrease)..................     1,147        (347)      800
INTEREST (DECREASE) IN INTEREST EXPENSE:
Deposits:
  Interest-Bearing Transaction Accounts......        86        (34)        52
  Savings....................................       161          95       256
  Time.......................................       114        (36)        78
Total Increase (Decrease)....................       361          25       386
Change in Net Interest Income................     $ 786     $ (372)     $ 414

--------
(1) The effect of changes in loan fees is included as an adjustment to the average rate.

Net Interest Income

   The Company's primary source of income is the difference between interest income and fees derived from earning assets and interest paid on liabilities incurred for the funding of those assets. This difference is referred to as "net interest income." Net interest income expressed as a percentage of average total earning assets is referred to as the "net interest margin" or "margin."

   For the year ended December 31, 1998, net interest income increased by $346,000, or 5%, over the same period of 1997. This number derives from the difference between total interest income and total interest expense. The $17,193,000 increase in average earning assets in 1998 compared to 1997 contributed significantly to this increase in net interest income.

   As of December 31, 1998, total average earning assets were $122,657,000, an increase of $17,193,000, or 16%, from the 1997 level of $105,464,000. The decrease in net interest margin to 5.83% in 1998 from 6.39% in 1997 offset some of the increase attributable to volume gains. The decline in net interest margin was due rate cuts in prime rate and competitive pressure.

Provision for Loan Losses

   The provision for loan losses is based upon management's assessment of the amount that is necessary to maintain the allowance for loan losses at an adequate level based on the Company's judgment as to the inherent risks associated with the loan portfolio at a particular date. As further described in the "Allowance for Loan Losses" herein, management takes many factors into consideration when determining the provision including loan portfolio growth. Since estimates of the adequacy of the Company's allowance for loan losses are based on foreseeable risks, such judgments are subject to changes based on Management's assessment of risk.

   The provision for loan losses was $265,000 at December 31, 1998 compared to $556,000 for 1997. This represents a decrease of $291,000, or 52%, over the prior year. The decrease in the provision was due to a large decrease in non-performing loans and management's ongoing assessment of the adequacy of the allowance for loan losses (See "Loans and Nonaccrual Loans" herein).

Non-interest Income

   Non-interest income consists primarily of service charges on deposit accounts, fees charged for other banking deposit and loan services, and merchant card processing income. Non-interest income increased by $406,000 or 40% between 1998 and 1997. A large portion of this increase, $250,000, was a one-time gain related to the sale of an asset which the Company acquired as the result of a loan default. Service charges generated from deposit accounts continued to show growth due to both increases in the number of outstanding accounts and a continued emphasis on assessing service charges and other related fees. Additionally, the Bank's merchant card processing program continued to show gains in 1998 over 1997 in the amount of $22,000.

Non-interest Expense

   Total non-interest expense was $6,078,000 in 1998, representing an increase of $161,000, or 3%, over the 1997 total of $5,917,000.

   Net salaries and employee benefit expense was $3,529,000 in 1998, an increase of $249,000, or 8%, over 1997's total of $3,280,000. This increase is due to the addition of four full time equivalent employees. Additionally, salaries increased due to average bank-wide raises of approximately four percent which took place in March 1998.

   Occupancy and furniture, fixtures and equipment expenses increased in 1998 by $3,000 or 1%, over 1997 totals. This increase was due primarily to the Bank's branch/headquarters tenant improvements and upgrades in electronic media throughout the Company.

   Professional fees increased in 1998 by $62,000, or 14%, over 1997 totals. This increase was due primarily to the hiring of an outside firm to assist in Human Resource Management and training. The increase is also attributed to fees associated with the recovery for Sign Tech collateral which is related to the sale of an asset which the Company acquired as the result of a loan default.

   The Company decreased its marketing and business development costs by $12,000, or 7%, during 1998 over the same period of 1997. This decrease was primarily due to a more conservative marketing and business development campaign throughout 1998.

   Regulatory fees and related expenses increased in 1998 by $8,000, or 5%, over the same period of 1997. The increase was primarily due to changes in the annual FDIC assessments.

   Stationery and supply expense for 1998 was $10,000, or 8%, lower than 1997. This decrease was due to better control of supply ordering and overall cost control.

   Data processing expenses have shown a steady increase, $18,000, during the two years presented and have increased with the overall growth of the Company. The $18,000, or 13%, growth in 1998 over 1997 was also due to enhancements and upgrades made to the Company's personal computers.

   Other noninterest expense decreased by $72,000, or 11%, in 1998 over 1997 totals. The decrease was due primarily to a decrease in loan related expenses and overall improved cost control management.

Income Taxes

   Income tax expense was 38% and 41% of pre-tax income for each of the years ending December 31, 1998 and 1997, respectively. The decrease was due to the enhanced investment strategy which included the purchase of tax-free municipal investment securities.

Earning Assets

   Total earning assets consist of investment securities, loans, federal funds sold and interest bearing deposits held in other institutions. Total earning assets increased from $117,281,000 at December 31, 1997 to $129,274,000 at December 31, 1998, an increase of $11,993,000, or 10%.

Investment Securities

   The following table shows the book value, unrealized gains and losses, and fair value composition of the securities portfolio at December 31, 1998 and 1997. At December 31, 1998, except for securities of the U.S. Government and its agencies and corporations, there was no single issuer of securities for which the aggregate book value of securities of such issuer held by the Company exceeded 10% of the Company's shareholders' equity.

                    December 31, 1998--Investment Securities

                                               Gross      Gross
                                  Amortized  Unrealized Unrealized
                                    Cost       Gains      Losses   Fair Value
                                 ----------- ---------- ---------- -----------
Available-For-Sale Securities:
Obligations of States and
 Political Subdivisions......... $ 7,578,000  $187,000  $  (3,000) $ 7,762,000
Collateralized Mortgage
 Obligations....................  26,267,000   105,000   (290,000)  26,082,000
                                 -----------  --------  ---------- -----------
                                 $33,845,000   292,000   (293,000)  33,844,000
                                 -----------  --------  ---------- -----------
Held-to-Maturity:
U.S. Treasury................... $ 1,698,000   $ 9,000             $ 1,707,000
Obligations of States and
 Political Subdivisions.........     100,000     2,000                 102,000
                                 -----------  --------  ---------- -----------
                                 $ 1,798,000   $11,000             $ 1,809,000
                                 -----------  --------  ---------- -----------

                    December 31, 1997--Investment Securities

                                               Gross      Gross
                                  Amortized  Unrealized Unrealized
                                    Cost       Gains      Losses   Fair Value
                                 ----------- ---------- ---------- -----------
Available-For-Sale Securities:
Obligations of States and
 Political Subdivisions......... $ 2,521,000  $45,000    $     0   $ 2,566,000
Collateralized Mortgage
 Obligations....................  14,690,000   15,000     21,000    14,684,000
                                 -----------  -------    -------   -----------
                                 $17,211,000   60,000     21,000    17,250,000
                                 -----------  -------    -------   -----------
Held-to-Maturity:
U.S. Treasury................... $ 1,723,000  $62,000              $ 1,785,000
Obligations of States and
 Political Subdivisions.........     100,000                           100,000
                                 -----------  -------    -------   -----------
                                 $ 1,823,000  $62,000              $ 1,885,000
                                 -----------  -------    -------   -----------

   The Company had Federal Reserve and Federal Home Loan Bank Stocks totaling $552,500 at December 31, 1998 and $582,000 at December 31, 1997.

   Yields on securities have been calculated by dividing interest income, adjusted for amortization of any premium and accretion of any discount, by the book value of the related securities. The Company's Federal Reserve and Federal Home Loan Bank Stocks have no maturity and a weighted average yield of 6.0%. Investment securities classified as available for sale, which include Collateralized Mortgage Obligations, Obligations of States and Political Subdivisions are acquired without the intent to hold until maturity. Any unrealized gain or loss on investment securities available for sale is reflected in the carrying value of the security and reported net of income taxes in the equity section of the condensed consolidated balance sheet. The net unrealized (loss)gain on securities available for sale as of December 31, 1998 and December 31, 1997 was $1,000 and $39,000, respectively.

   In 1997, the Bank began to diversify its portfolio to include mortgage backed securities and municipal bonds. The intention of management is to attempt to increase earnings and improve asset liability management. The Company's general policy is to acquire generally "A" rated or better insured state and municipal securities. Mortgage backed securities have an approximate average life of five years or less at purchase date.

   The maturities and weighted-average tax equivalent yields of the investment portfolio at December 31, 1998 based on amortized cost are shown below:

                                         After One         After Five
                         One Year         Through           Through           After
                         Or Less  Yield  Five Years Yield  Ten Years  Yield Ten Years Yield  Total
                         -------- -----  ---------- -----  ---------- ----- --------- ----- -------
                                                        (In 000's)
Available-for-Sale
 Securities:
Obligations of States
 and Political
 Subdivisions...........                                                     $7,578   6.97% $ 7,578
Collaterized Mortgage
 Obligations............  $9,801  5.79%   $12,705   5.91%     3,761   5.89%                  26,267
                          ------  ----    -------   ----     ------   -----                 -------
  Total.................  $9,801          $12,705            $3,761          $7,578         $33,845
                          ------          -------            ------          ------         -------
Held-to-Maturity
 Securities:
U.S. Treasury...........  $1,698  5.08%   $                                                 $ 1,698
Obligations of States
 and Political
 Subdivisions...........                      100                                               100
                                          -------                                           -------
  Total.................  $1,698          $   100                                           $ 1,798
                          ------          -------                                           -------

Loan Portfolio

   The following table shows the composition of the Bank's loan portfolio by type of loan or borrower as of December 31, 1998 and 1997:

                                                                December 31,
                                                               ----------------
                                                                1998     1997
                                                               -------  -------
                                                                 (In 000's)
Commercial.................................................... $62,535  $60,880
Real Estate--Construction.....................................   1,826    3,329
Real Estate--Mortgage.........................................   6,092    4,410
Installment Loans and Leases..................................   2,183    3,495
Personal Lines of Credit and Other............................   6,682    7,509
  Total Loans.................................................  79,318   79,623
Less Allowance for Loan Losses................................  (1,671)  (1,566)
Total Loans, Net.............................................. $77,647  $78,057

   Total loans, excluding the allowance for loan losses (see Notes 1 and 4 to the Consolidated Financial Statements included herein at Item 7, for further discussion of the allowance for loan losses), remained relatively flat decreasing from $79,623,000 at December 31, 1997 to $79,318,000 at December 31, 1998. The Bank experienced a decrease in commercial and construction loans; however, all other loan categories increased. Management attributes the lack of growth to elimination of problem loans and early pay off of commercial loans.

   General economic and credit risks are inherent in the lending function and within particular types of lending categories. The Bank primarily makes four types of loans: real estate construction, real estate mortgage, commercial and consumer loans. The Bank generally takes a collateralized position, with reasonable loan to value ratios on its loans (over 98% of the Bank's loan portfolio is collateralized). The primary source of collateral is real estate located within the Company's service area. An inherent risk in taking real estate as collateral is the possibility of declines in real estate market values.

   The Company's primary service area is Napa County and the Carneros growing region of Southern Sonoma County, which is located approximately fifty miles northeast of the San Francisco Bay Area. Napa Valley is a very unique, and rather isolated area that has been able to sustain higher than average real estate market values. Approximately five years ago, given the economic trends and possibility of declining market values, the Company took a more conservative approach on its collateral base and began lowering its loan to value ratios on new loans. Even though the Company's loan portfolio is heavily secured by California real estate, management does not presently foresee any material impact on the Company's operations, given the lower loan to value ratios it adopted.

   As of December 31, 1998, nonperforming loans were $108,000, a decrease of $2,814,000, or 96%, over the December 31, 1997 balance of $2,922,000.
Nonperforming loans at December 31, 1998 represent .1% of total average loans compared to 3.5% of total average loans for year end 1997. The large decline in nonperforming loans between 1998 and 1997 is in management's view primarily due to the effort of management to improve the credit quality of the loan portfolio and maximum effort to resolve problem loan situatons.

   The following table shows the Company's nonperforming assets by category as of December 31, 1998 and 1997:

                                                                    December 31,
                                                                    ------------
                                                                    1998   1997
                                                                    ----- ------
                                                                     (In 000's)
      Nonperforming assets:
      Nonaccrual Loans including loans past due 90 days............ $ 108 $2,922
      Other Real Estate Owned......................................   266    607
        Total Nonperforming Assets................................. $ 374 $3,529

   Management analyzes each loan on a case by case basis to determine when, in management's opinion interest should no longer be accrued. This occurs when management determines the ultimate collectibility of principal or interest to be unlikely or when loans become 90 days or more past due, unless they are well secured and in the process of collection or unless other circumstances exist which justify the treatment of the loan as fully collectible. When a loan is placed on nonaccrual status, unpaid interest is reversed and charged against current income. Cash payments subsequently received on nonaccrual loans are recognized as income only where the future collection of principal is considered by management to be probable.

   Interest income on nonaccrual loans at December 31, 1998 which would have been recognized during the year if the loans had been current in accordance with their original terms and outstanding during the entire period or since origination totaled $17,000 versus $165,000 for the same period in 1997.

   The average recorded investment in nonaccrual loans during 1998 and 1997 was $1,840,000 and $3,372,000, respectively. Related interest income recognized on impaired loans during the year ended December 31, 1998 and 1997, under the cash-basis method of accounting, was approximately $278,000 and $90,000, respectively.

   As of the date of this filing, there are no other material loans, other than those included in the table above, where known information concerning possible credit problems of borrowers caused management to have serious doubts as to the ability of the borrower to comply with the present loan repayment terms such that they may become nonperforming loans.

   As of December 31, 1998 and 1997, other real estate owned totaled $266,000 and $607,000 respectively, which at December 31, 1998 consisted of one property. It is the Company's policy to write foreclosed property down to the lower of fair market value less estimated selling costs or cost at the time it is reclassified into other real estate owned. Miscellaneous expenses relating to the property are charged to other noninterest expenses as incurred.

   At December 31, 1998, the Company's real estate construction portfolio totaled $1,826,000. Real estate loans were related to single family residences being built by developers and owner-builders with a history of successfully developing projects in the Company's market area. The loan-to-value ratio on each real estate construction loan required by the Company depends upon the amount of the loan, the nature of the property, whether the property is residential or commercial and whether or not it is owner occupied. For construction loans,the Company's policy is to require that the loan-to-value ratio generally be no more than 70% when the loan is initially made and that the borrower generally has no less than a 50% equity interest in the land. Substantially all of the real estate construction portfolio is secured by real estate located within the Company's service area.

   Conventional real estate loans totaled $6,092,000 at December 31, 1998. The loan-to-value ratio required by the Company on conventional real estate loans depends upon the nature of the property and whether or not it is owner-occupied. For owner-occupied conventional real estate loans, the Company usually requires that the loan-to-value ratio be no more than 80% except when private mortgage insurance is required, whereupon the Company may allow the loan-to-value ratio to rise generally to no more than 85% when the loan is initially made. Generally, non-owner-occupied conventional real estate loans must have loan-to-value ratios not exceeding 70% when the loan is made. The entire real estate mortgage portfolio is generally secured by first or second deeds of trust. Substantially all of the secured property is located within the Company's service area.

   At December 31, 1998, commercial loans totaled $62,766,000. Commercial loans are made primarily to professionals and companies with sales up to $10 million. The Company's lending relationships generally involve companies with sales of no more than $30 million. Substantially all of the commercial loan portfolio is secured, some of which may include real estate collateral. Such loans are not intended as permanent financing of real estate but are made for commercial purposes and are secured by commercial real estate. The Company evaluates such loans based upon the borrower's ability to service the debt through its business operations and does not rely primarily on the value of the real estate collateral for repayment. The remaining portfolio is secured by accounts receivables, inventory, equipment, stock and deposits held by the Company.

   Total consumer loans, including personal lines of credit, were $8,865,000 at December 31, 1998. Included in consumer loans to individuals are home equity lines of credit, totaling $5,644,000, which are secured primarily by second trust deeds on single family residences. The Company requires a debt-to-value ratio of not higher than 75% for most home equity loans when the loan is initially made. The remaining portfolio is collateralized by automobiles, computers and other equipment, and deposits held by the Company. Over 90% of the Company's consumer portfolio is secured.

   The Company had standby letters of credit outstanding of $821,000 and $1,061,000 at December 31, 1998 and December 31, 1997, respectively. In addition, the Company had commitments to fund real estate construction loans, commercial loans and consumer loans of $2,595,000, $19,409,000 and $5,042,000 respectively, at December 31, 1998. The Company did not have any loans related to lease financing activities in the loan portfolio at December 31, 1998.

   In recent years, California commercial real estate markets in general have improved. There can be no assurance that, however, the California real estate market will not weaken, nor can any assurance be given as to the effect of any such developments on the Bank's business. Further, increases in interest rates could adversely impact real estate values or the ability of borrower to satisfy the material terms of such loans.

Loan Concentrations

   At December 31, 1998, approximately $53,648,000, or 67% of the loan portfolio was secured by commercial or residential real estate. Concentrations of the Bank's lending activity in the real estate sector could have the effect of intensifying the impact on the Bank if there are any adverse changes in the real estate market in the Bank's lending area.

   The Bank is located in the Napa Valley and a significant amount of its loans are related to winery and vineyard operations. Loans related to winery and vineyard operations constituted approximately $13,713,000, or 17% of total loans at December 31, 1998, as compared to $13,965,000, or 17% of total loans, at December 31, 1997. A downturn in the wine industry in the Napa Valley or a disruption in wine production, which may result from extreme weather conditions, plant diseases or other natural causes, competition, changes in governmental regulatory or tax policies, or changes in consumer preferences, could have a significant adverse impact on the Company's results of operations and financial condition.

Allowance for Loan Losses

   An analysis of the allowance for loan losses for the years ending December 31, 1998 and 1997 follows:

                                                                December 31,
                                                               ----------------
                                                                1998     1997
                                                               -------  -------
                                                                 (In 000's)
Allowance for Loan Losses:
  Balance, Beginning of Year.................................. $ 1,566  $ 1,405
  Provision Charged to Expense................................     265      556
  Loans Charged Off:
    Commercial................................................    (153)    (331)
    Personal Lines of Credit and Other........................    (108)     (46)
    Real Estate Construction..................................      (0)     (30)
      Total Loans Charged Off.................................    (261)    (407)
  Recoveries:
    Commercial................................................      52       12
    Personal Lines of Credit and Other........................      49
      Total Recoveries........................................     101       12
      Net Loans (Charged Off) Recovered.......................    (160)    (395)
  Balance, End of year........................................ $ 1,671  $ 1,566
  Average Gross Loans Outstanding During Period............... $80,272  $81,096
  Total Gross Loans at End of Year............................ $79,318  $79,623
Ratios:
  Net Loans Charged Off to:
    Average Loans Outstanding.................................    0.20%    0.50%
    Total Loans at End of Year................................    0.20     0.49
    Allowance for Loan Losses at End of Year..................    9.58    25.22
    Provision for Loan Losses.................................   60.38    71.04
  Allowance for Loan Losses to:
    Average Loans.............................................    2.08     1.93
    Total Loans at End of Year................................    2.10%    1.97%

   The table set forth below shows a breakdown of the portfolio of loans at the dates indicated and the amount of the allowance that has been allocated as of those dates to each of the loan categories. Management believes that any breakdown or allocation of the allowance for possible loan losses into loan categories lends an appearance of exactness which does not exist, in that the reserve is ultimately utilized as a single unallocated allowance available for all loans.

                                   December 31, 1998      December, 31, 1997
                                ----------------------- -----------------------
                                           Percent of              Percent of
                                            Loans in                Loans in
                                          Each Category           Each Category
                                Amount of   to Total    Amount of   to Total
   Balance at End of Period     Allowance     Loans     Allowance     Loans
        Applicable to:          --------- ------------- --------- -------------
                                 (000's)                 (000's)
Commercial....................   $  956         79%      $  575         73%
Real Estate-Construction......      228          2          321          8
Real Estate-Mortgage..........      217          8          467         14
Installment Loans and Leases..       37          3            9          2
Personal Lines of Credit and
 Other........................       35          8           44          3
Unallocated...................      198                     150
  Total.......................   $1,671        100%      $1,566        100%

   Inherent in the lending function is the fact that loan losses will be experienced and that the risk of loss will vary with the type of loan being made and the credit-worthiness of the borrower over the term of the loan. The Company has an allowance for loan losses which is maintained at a level estimated to be adequate to provide for losses that can be reasonably anticipated based upon specific loan conditions as determined by management, historical loan loss experience, the amount of past due and nonperforming loans, comments of third-party loan review consultants, prevailing economic conditions and other factors. While these factors are essentially judgmental and may not be reduced to a mathematical formula, it is management's view that as of the date of this report the $1,671,000 allowance, which constitutes 2.10% of total loans at December 31, 1998, was adequate as an allowance against foreseeable losses from the loan portfolio. The allowance was $1,566,000, or 1.97%, of the total loan portfolio at December 31, 1997. The allowance is increased by charges to the provision for loan losses and reduced by net charge-offs. The continuing evaluation of the loan portfolio and assessment of current economic conditions will dictate future allowance levels.

   The Company records loan impairment in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure". These statements address the accounting and reporting by creditors for impairment of certain loans. A loan is impaired when, based upon current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. These statements are applicable to all loans, uncollateralized as well as collateralized, except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, such as credit cards, residential mortgage and consumer installment loans, loans that are measured at fair value or at the lower of cost or fair value and leases. Impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, the Company measures impairment based on a loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Loans are measured for impairment as part of the Company's normal internal asset review process.

   At December 31, 1998, the Company's total recorded investment in impaired loans was $108,000, of which there is a related allowance for credit losses of $17,000. The average recorded investment in the impaired loans during 1998 and 1997 were $1,840,000 and $3,372,000, respectively.

   Loans currently classified as special mention, substandard, doubtful or loss do not, in management's view, represent or result from trends or uncertainties which may have a material adverse effect on the entire loan portfolio, liquidity or capital resources.

Maturity Distribution and Interest Rate Sensitivity of Loans

   The following table shows the maturity distribution of the portfolio of loans and leases in thousands as of December 31, 1998 and sets forth the sensitivity to changes in interest rates by comparing total loans with fixed interest rates and total loans with floating or adjustable rates.

                                                  After One
                                         One Year  Through     After
                                         Or Less  Five Years Five Years  Total
                                         -------- ---------- ---------- -------
                                                       (In 000's)
Commercial.............................. $50,280   $ 9,359     $2,896   $62,535
Real Estate-Construction................   1,826         0          0     1,826
Real Estate-Mortgage....................   3,580     2,317        195     6,092
Installment Loans & Leases..............     319     1,864                2,183
Personal Lines of Credit & Other........   6,429       253          0     6,682
  Total................................. $62,434   $13,793     $3,091   $79,318
Loans With Fixed Interest Rates......... $ 1,226   $ 5,862     $3,091   $10,179
Loans With Floating Interest Rates......  61,208     7,931          0    69,139
  Total................................. $62,434   $13,793     $3,091   $79,318

Deposits

   Deposits represent the Bank's principal source of funding. Most of the Bank's deposits are obtained from professionals, small to medium sized businesses, and individuals within the Bank's market area. The Bank's deposit base consists of non-interest and interest-bearing demand deposits, savings and money market and certificates of deposit.

   The following table reflects average balances and the average rates paid for the major categories of deposits (i.e., those in excess of ten percent of total deposits) for the years ended December 31, 1998 and 1997:

                                                    Year Ended December 31,
                                               ---------------------------------
                                                     1998             1997
                                               ---------------- ----------------
                                               Average          Average
                                               Balance  Average Balance  Average
                                               (000's)   Rate   (000's)   Rate
                                               -------- ------- -------- -------
Noninterest-Bearing Demand.................... $ 31,346   0.00% $ 25,748  0.00%
Interest-Bearing
  Transaction Accounts........................   34,550   2.05    30,546  2.01
  Savings Deposits............................   19,024   3.07    12,759  2.28
  Time Deposits over 100,000..................   16,638   5.13    12,759  5.20
  Other Time Deposits.........................   25,276   5.21    27,173  5.47
Total Deposits................................ $126,834  2.73%  $108,985  3.67%

   The following table sets forth, by time remaining to maturity, the domestic time deposits in amounts of $100,000 or more at December 31, 1998:

                                                                         Amount
                                                                         -------
      Maturing In:                                                       (000's)
      Three Months or Less.............................................. $10,842
      Over Three Months Through Six Months..............................   3,412
      Over Six Through Twelve Months....................................   2,274
      Over Twelve Months................................................   1,920
                                                                         -------
        Total........................................................... $18,448

   Deposits totaled $133,251,000 at December 31, 1998, an increase of $11,790,000, or 10%, from the December 31, 1997 balance of $121,461,000. In
1998, noninterest bearing transaction accounts grew by $3,171,000, or 10%, savings accounts increased by $7,552,000, or 58%, and interest bearing transaction accounts decreased by $1,515,000, or 4%, under 1997 totals. Time certificates of deposit of $100,000 or more increased by $3,458,000, or 23%, and other time deposits decreased by $876,000, or 3% over, during 1997. The overall growth in deposit accounts in 1998 was primarily due to a comprehensive marketing effort on the part of the Bank's staff and management, the introduction of new and enhanced deposit products and increases in deposit officers.

   Noninterest bearing demand deposits were 27% of total deposits at December 31, 1998, as compared to 27% at December 31, 1997. Time certificates of deposit were 32% of total deposits at December 31, 1998, and 33% for the same period of 1997.

Asset-Liability Management

   Asset-liability management is a process whereby the Bank, through its Asset and Liability Committee, monitors the maturities and repricing opportunities of the various components of the balance sheet and initiates strategies designed to maximize the net interest margin, while minimizing vulnerability to large fluctuations in interest rates. The Bank is currently moving towards a policy of maintaining a relative balance of asset and liability maturities within similar time frames, while permitting a moderate amount of short-term interest rate risk based on current interest rate projections, customers' credit demands and deposit preferences.

   At December 31, 1998, the Company's assets repricing in one year is less than its liabilities repricing in one year by $7,045,000, or 6%, of total assets. This compares to $4,916,000, or 4% of total assets in 1997. The excess of liabilities repricing over assets repricing means that if interest rates decline, the Company's return on assets would be expected to decline less quickly than its cost of funds, thereby increasing the Company's net interest margin. However, as interest rates increase, the Company's return on assets would be expected to decline more quickly than its cost of funds.

   The following table represents the interest rate sensitivity profile of the Company's consolidated assets, liabilities and shareholders' equity as of December 31, 1998. Assets, liabilities and shareholders' equity are classified by the earliest possible repricing opportunity or maturity date, whichever first occurs. Assumptions used in constructing the table include the following:
The loans that are in the "Interest Rate Sensitivity Over One Year But Within 5 Years" and "Non-rate Sensitive or Over 5 Years" columns are all fixed-rate loans and therefore mature in those time frames. The Bank's certificates of deposits are substantially all fixed-rate, therefore they are in the columns which represent the time frames in which they mature. All other interest-bearing accounts reprice overnight and are therefore in the "Interest Rate Sensitivity 0-90 Days" column. Included in noninterest bearing liabilities is $36,557,000 in demand deposit accounts.

                                Interest Rate Sensitivity
                               ----------------------------
                                                    Over 1
                                                     Year   Non-Rate
                                           91-365     But   Sensitive
                               0-90 Days    Days    Within  Or Over 5
                               (0-3 mo)   (3-12 mo)  5 Yrs     Yrs      Total
                               ---------  --------- ------- ---------  --------
ASSETS
Federal funds sold...........     13,590                                 13,590
Investments..................        520      6,417  15,848   13,410     36,195
Loans........................     48,232     15,103  13,066    3,089     79,490
Noninterest-earning assets
 net of loan loss reserve....                                 14,814     14,814
TOTAL ASSETS.................  $  62,342  $  21,520 $28,914 $ 31,313   $144,089
LIABILITIES AND SHAREHOLDERS'
 EQUITY
Interest-bearing deposits:
Time deposits over $100,000..  $  10,841  $   5,687 $ 1,920 $          $ 18,448
All other interest-bearing
 deposits....................     61,863     12,516   3,867              78,246
Total interest-bearing
 deposits....................     72,704     18,203   5,787              97,694
Noninterest-bearing
 liabilities.................                                 37,582     37,582
Shareholders' equity.........                                  9,813      9,813
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY........  $  72,704  $  18,203 $ 5,787 $ 47,395   $144,089
INTEREST RATE SENSITIVITY GAP
 (1).........................  ($ 10,362) $   3,317 $23,127 ($16,082)
CUMULATIVE INTEREST RATE
 SENSITIVITY GAP.............  ($10,362)  ($ 7,045) $16,082

--------
1. Interest rate sensitivity gap is the difference between interest rate sensitive assets and interest rate liabilities within the above time frames.

   In evaluating the Company's exposure to interest rate risk, certain shortcomings inherent in the method of analysis presented in the foregoing table must be considered. For example, although certain assets and liabilities may have similar maturities or periods to reprice, they may react in different degrees to changes in market interest rates. Additionally, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market interest rates. Further, certain earning assets have features which restrict changes in interest rates on a short-term basis and over the life of the asset. The Company considers the anticipated effects of these various factors in implementing its interest rate risk management activities.

   The Company's success is largely dependent upon its ability to manage interest rate risk. Interest rate risk can be defined as the exposure of the Company's net interest income to adverse movements in interest rates. Although the Company manages other risks, including credit and liquidity risks in the normal course of its business, management considers interest rate risk to be a significant market risk exposure that may potentially have a material effect on the Company's financial position, results of operations, and cash flows. The Company's interest rate risk generally is caused by short term maturities and repricing dates on the Company's interest earning assets when compared to those of its interest bearing liabilities. Thus, increases in interest rates will affect the interest income generated by its assets faster than the interest expense generated by its liabilities.

   The Company's interest rate risk management is the responsibility of the Asset and Liability Committee (ALCO), which reports to the Finance Committee. The ALCO is comprised of Senior Management of the Bank. The ALCO establishes policies that monitor and coordinate the Company's sources, uses and prices of funds.

   The Company continues to attempt to reduce volatility of its net interest income by managing the relationship of interest rate sensitive assets to interest rate sensitive liabilities. To accomplish this, management has undertaken steps to increase the percentage of fixed rate assets, as a percentage of its total assets. In recent years, the Company has developed a new investment strategy that includes more fixed rate, longer term maturity investments. The Company has also increased the percentage of fixed rate loans to total loans.

   The table below represents in the prescribed tabular form the contractual balances of the Company's market risk sensitive instruments at the expected maturity dates as well as the fair value of those instruments for the period ended December 31, 1998. All instruments are denominated in U.S. dollars, the Company's reporting currency. The expected maturity categories take into consideration, to the best of the Company's reporting capabilities, historical prepayment trends experienced by the Company as well as actual amortization of principal and does not take into consideration reinvestment of cash. The Company's assets and liabilities that do not have a stated maturity date, such as its cash equivalents and certain deposits are considered to be long term in nature by the Company and are reported in the "thereafter" column. The Company does not consider these financial instruments to be materially sensitive to interest rate fluctuations and historically the balances have remained fairly constant over various economic conditions. The weighted average interest rates for various fixed rate assets and liabilities presented are based on the actual rates that existed as of December 31, 1998. The weighted average interest rates for various variable rate assets and liabilities presented are based on implied rate based indices the financial instruments are tied.

   The fair value of cash and cash equivalents approximate their book value due to their short maturities. The fair value of available-for-sale securities is based on bid quotations from security dealers. The fair value of loans is estimated in portfolios with similar financial characteristics and takes into consideration discounted cash flows through the estimated maturity or repricing dates using estimated market discount rates that reflect debtors' credit risk. The fair value of demand deposits, money market, and savings accounts is the amount payable on demand. The fair value of time deposits is based on the discounted value of contractual cash flows, which is estimated using current rates offered for deposits of similar remaining terms.

Market Risk:

                             Expected Maturity Date

                                                             There-           Fair
                          1999   2000   2001   2002   2003   After   Total   Value
In Thousands             ------  -----  -----  -----  -----  ------  ------  ------
FINANCIAL ASSETS:
AVAILABLE FOR SALE
 SECURITIES
Obligations of States &
 Political Subdivisions
  Fixed Rate............                                      7,415   7,415   7,762
  Weighted Average
   Interest Rate........                                               4.87%   4.87%
Mortgage Backed
 Securities
  Fixed Rate............  9,627  5,401  3,144  2,161  1,470   3,589  25,391  26,082
  Weighted Average
   Interest Rate........   5.79%  6.04%  5.60%  5.97%  6.03%   5.89%   5.85%
HELD TO MATURITY
 SECURITIES
Treasury Securities
  Fixed Rate............  1,698                                       1,698   1,732
  Weighted Average
   Interest Rate........   5.37%                                       5.37%
Obligations of States &
 Political Subdivisions
  Fixed Rate............                          50     50             100     102
  Weighted Average
   Interest Rate........                        4.10%  4.15%           4.13%
Equity Securities
  Fixed Rate............                                        553     553     553
  Weighted Average
   Interest Rate........                                       5.60%   5.60%
LOANS
Residential Mortgage
 Loans
  Fixed Rate............    368     48     21    122     69     --      628     648
  Weighted Average
   Interest Rate........   8.25% 10.75% 11.00% 11.00%  9.38%           9.19%
  Variable Rate.........  4,682  1,517  1,350  1,651  2,597   5,224  17,021  17,552
  Weighted Average
   Interest Rate........   9.49%  9.32%  9.22%  9.35%  8.71%   8.60%   9.05%
Commercial Real Estate
  Fixed Rate............    308    203    299    297    932   1,629   3,669   3,784
  Weighted Average
   Interest Rate........   9.88%  8.00%  9.67%  9.34%  8.37%   8.88%   8.88%
  Variable Rate.........  2,049    673  4,020  2,890  1,732  20,960  32,324  33,333
  Weighted Average
   Interest Rate........   9.00%  9.90%  9.95%  9.35%  8.73%   8.44%   8.80%
Commercial
  Fixed Rate............    180    333    235    347    564     --    1,659   1,664
  Weighted Average
   Interest Rate........   9.39%  9.75% 10.25% 10.50%  9.43%   0.00%   9.83%
  Variable Rate......... 11,652    850  1,386    876    717   6,101  21,581  21,641
  Weighted Average
   Interest Rate........   9.95% 10.03%  9.85% 10.25%  9.98%   9.77%   9.91%
Consumer
  Fixed Rate............    451    375    432    242    197     --    1,697   1,614
  Weighted Average
   Interest Rate........  10.66% 11.04% 11.68% 11.67% 10.07%   0.00%  11.07%
  Variable Rate.........    329     39    173    206    150      13     909     865
  Weighted Average
   Interest Rate........  10.56%  9.53%  8.92% 11.85% 11.43%  10.72%  10.66%
FINANCIAL LIABILITIES
DEPOSITS WITH NO STATED
 MATURITY
  Demand Deposits.......                                     19,523  19,523  19,524
  Weighted Average
   Interest Rate........                                       1.06%   1.06%
  Money Market..........                                     13,519  13,519  13,519
  Weighted Average
   Interest Rate........                                       2.26%   2.26%
  Regular Savings.......                                     20,534  20,534  20,535
  Weighted Average
   Interest Rate........                                       2.58%   2.58%
Time Deposits
  Fixed Rate............ 37,380  5,345    394    --     --      --   43,119  43,400
  Weighted Average
   Interest Rate........   4.60%  4.97%  4.93%                 4.90%   4.65%

   The degree of market risk inherent in loans with prepayment features may not be fully reflected in the above disclosures. Although the Company has taken into consideration historical prepayment trends experienced by the Company to determine expected maturity categories, prepayment features are triggered by, among other things, changes in the market rates of interest. Abnormal unexpected changes may increase the rates of prepayments above those expected. As such, the potential loss from such market rate changes may be significantly larger.

Liquidity

   Liquidity refers to the Company's ability to maintain cash flow adequate to fund operations and meet obligations and other commitments on a timely basis. Management strives to maintain a level of liquidity sufficient to meet customer requirements for loan funding and deposit withdrawals. Liquidity requirements are evaluated by taking into consideration factors such as deposit concentrations, seasonality and maturities, loan demand, capital expenditures, and prevailing and anticipated economic conditions. As shown in the Consolidated Statements of Cash Flows ("Statement"),see Section 7, for the years ended December 31, 1998 and 1997, the Company's usual and primary source of funds has been customer deposits and cash flow generated from operating activities. While the usual and primary sources are expected to continue to provide significant amounts of funds in the future, their mix, as well as those from other sources, will depend on future economic and other market conditions.

   In 1998, the Statement shows that operations and financing activities were sources of net cash inflows ($2,274,000 and $11,457,000 respectively) for the year. However, net cash outflows from investing activities were $16,319,00 resulting in a decrease in the overall ending cash and cash equivalents from $26,147,000 at December 31, 1997 to $23,559,000 at December 31, 1998, a
decrease of $2,588,000.

   In 1997, the Statement shows that operations and financing activities were also sources of net cash inflows ($1,579,000 and $15,891,000, respectively) for the year. These sources increased ending cash and cash equivalents by $1,668,000, taking the total from $24,479,000 at December 31, 1996 to $26,147,000 at the end of 1997.

   Liquidity is measured by various ratios, the most common being the liquidity ratio of cash less reserves, time deposits with other financial institutions, federal funds sold, and unpledged investment securities compared to total deposits. This ratio was 43% at December 31, 1998 and 37% at December 31, 1997. The increase stemmed from the relatively flat loan growth in 1998 with deposit growth being utilized in the investment portfolio.

   The Company's liquidity is maintained by cash flows stemming primarily from dividends from the Bank. The amount of dividends from the Bank is subject to certain regulatory restrictions as discussed in Note 12 of the Notes to Consolidated Financial Statements. The Company's financial statements are presented in Note 18 of the Notes to Consolidated Financial Statements.

Capital Adequacy

   The Federal Reserve Board and the Comptroller of the Currency have specified guidelines for the purpose of evaluating the capital adequacy of bank holding companies and banks

   The capital levels of both the Bank and the Company at December 31, 1998 currently exceed the regulatory requirements for a "well capitalized" institution. Management anticipates that both the Company and the Bank will continue to exceed the regulatory minimums in the foreseeable future. Therefore, management believes the Company and the Bank have adequate capital in order to expand in the foreseeable future, either through loan generation or other means of expansion.

   As of the date of this report, management is not aware of any trends, events or uncertainties that will have, or are reasonably likely to have a material effect on the Company's liquidity, capital resources, or results of operations. Additionally, the Company is subject to no current recommendations by any regulatory authorities which, if implemented, would have such an effect.

Effects of Inflation

   The impact of inflation on a financial institution differs significantly from that exerted on an industrial concern, primarily because the assets and liabilities of a financial institution consist largely of monetary items. The most direct effect of inflation is higher interest rates. However, the Bank's earnings are affected by the spread between the yield on earning assets and rates paid on interest-bearing liabilities rather than the absolute level of interest rates. Additionally, there may be some upward pressure on the Company's operating expenses, such as adjustments in staff expense and occupancy expense, based upon consumer price indices. In the opinion of management, inflation has not had a material effect on the consolidated results of operations for the last two years.

Selected Financial Ratios

   The following table sets forth certain financial ratios for the periods indicated (averages are computed using daily figures):

                                                                   Year Ended
                                                                  December 31,
                                                                  -------------
                                                                  1998    1997
                                                                  -----  ------
   Net income to:
     Average earning assets......................................  1.08%   0.94%
     Average total assets........................................   .97    0.97
     Average shareholders' equity................................ 14.43    9.50
   Average shareholders' equity to:
     Average total assets........................................  6.70%   7.46%
     Average net loans........................................... 11.38   10.08
     Average total deposits......................................  7.23    8.10
   Average earning assets to:
     Average total assets........................................ 89.61%  92.15%
     Average total deposits...................................... 96.70  100.08
   Percent of average total deposits:
     Average net loans........................................... 61.97%  80.33%
     Average noninterest-bearing deposits........................ 24.71   20.10
     Average savings and other time deposits..................... 48.04   50.74
   Total interest expense to:
     Total gross interest income................................. 32.85%  30.68%
   Dividend Pay-out Ratio........................................ 29.71%  41.82%

Item 7. Financial Statements and Supplementary Data.

   Consolidated Balance Sheets as of December 31, 1998 and 1997, and Consolidated Statements of Income, Statements of Shareholders' Equity and Statements of Cash Flows for each of the two years in the period ended December 31, 1998 are set forth below:

(a) 1. Financial Statements.

     Independent Auditors' Report

     Consolidated Financial Statements of Napa National Bancorp and
  Subsidiaries:

    -- Consolidated Balance Sheets as of December 31, 1998 and 1997

    -- Consolidated Statements of Income for the Years Ended December 31,
       1998 and 1997

    -- Consolidated Statements of Shareholders' Equity for the Years Ended
       December 31, 1998 and 1997

    -- Consolidated Statements of Cash Flows for the Years Ended December
       31, 1998 and 1997

    -- Notes to Consolidated Financial Statements

                         Report of Independent Auditors

The Shareholders and Board of Directors
Napa National Bancorp

We have audited the accompanying consolidated balance sheets of Napa National Bancorp and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of Napa National Bancorp's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Napa National Bancorp and subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

February 5, 1999

                     Napa National Bancorp and Subsidiaries

                          Consolidated Balance Sheets

                                                              December 31
                                                           ------------------
                                                             1998      1997
                                                           --------  --------
                                                              (Dollars In
                                                              Thousands)
                          Assets
Cash and due from banks................................... $  9,969  $  9,926
Federal funds sold........................................   13,590    16,221
Interest-bearing time deposits--other financial
 institutions.............................................      --      1,782
Securities available-for-sale (cost: 1998-$33,845; 1997-
 $17211)..................................................   13,590    17,250
Securities held-to-maturity (market value: 1998-$2,362;
 1997-$2,467).............................................    2,351     2,405
Loans:
  Commercial, including agriculture.......................   62,535    60,880
  Real estate construction................................    1,826     3,329
  Real estate mortgage....................................    6,092     4,410
  Installment.............................................    2,183     3,495
  Personal lines of credit and other......................    6,682     7,509
                                                           --------  --------
    Total loans...........................................   79,318    79,623
                                                           --------  --------
Less allowance for loan losses............................   (1,671)   (1,566)
Loans--net................................................   77,647    78,057
Premises and equipment, net...............................    3,908     2,612
Accrued interest receivable...............................    1,211       934
Other assets..............................................    1,569     1,632
                                                           --------  --------
Total assets.............................................. $144,089  $130,819
                                                           ========  ========

            Liabilities and shareholders' equity
Liabilities:
 Deposits:
  Noninterest-bearing demand................................ $ 36,557  $ 33,386
  Interest-bearing:
   Savings..................................................   20,534    12,982
   Transaction..............................................   33,042    34,557
   Time, $100 and over......................................   18,448    14,990
   Other time...............................................   24,670    25,546
                                                             --------  --------
    Total deposits..........................................  133,251   121,461
Accrued interest payable....................................      344       353
Other liabilities...........................................      681       418
                                                             --------  --------
Total liabilities...........................................  134,276   122,232
                                                             --------  --------
Shareholders' equity:
 Preferred stock, no par value: authorized, 1,000,000 shars,
  no shares outstanding.....................................      --        --
 Common stock, no par value: authorized, 20,000,000 shares,
  issued and outstanding-791,000 shares in 1998 and 783,500
  in 1997...................................................    7,207     7,147
 Retained earnings..........................................    2,607     1,417
 Net unrealized gain (loss) on available for sale
  securities, net of taxes..................................       (1)       23
                                                             --------  --------
Total shareholders' equity..................................    9,813     8,587
                                                             --------  --------
Total liabilities and shareholders' equity.................. $144,089  $130,819
                                                             ========  ========

                            See accompanying notes.

                     Napa National Bancorp and Subsidiaries

                       Consolidated Statements of Income

                                                                  Years ended
                                                                  December 31,
                                                                 --------------
                                                                  1998    1997
                                                                 ------- ------
                                                                  (Dollars In
                                                                   Thousands
                                                                     Except
                                                                  Earnings Per
                                                                 Share Amounts)
Interest income:
 Loans (including fees)......................................... $ 8,041 $8,419
 Federal funds sold.............................................     652    916
 Time deposits with other financial institutions................      18    209
 Investment securities and Federal Reserve Bank stock...........   1,824    259
                                                                 ------- ------
   Total interest income........................................  10,535  9,803
                                                                 ------- ------
Interest expense:
 Deposits:
  Savings.......................................................     584    328
  Transaction...................................................     708    656
  Time, $100 and over...........................................      69    655
  Other time....................................................   2,100  1,436
                                                                 ------- ------
   Total interest expense.......................................   3,461  3,075
                                                                 ------- ------
Net interest income.............................................   7,074  6,728
Provision for loan losses.......................................     265    556
                                                                 ------- ------
Net interest income after provision for loan losses.............   6,809  6,172
                                                                 ------- ------
Noninterest income:
 Service charges on deposit accounts............................     724    597
 Other customer fees and charges................................     349    231
 Other..........................................................     345    184
                                                                 ------- ------
   Total noninterest income.....................................   1,418  1,012
Noninterest expense:
 Salaries and employee benefits.................................   3,529  3,280
 Occupancy......................................................     471    468
 Professional fees..............................................     499    437
 Equipment......................................................     384    469
 Marketing and business development.............................     152    164
 Regulatory fees and related expenses...........................     157    149
 Stationery and supplies........................................     123    133
 Data processing................................................     160    142
 Other..........................................................     603    675
                                                                 ------- ------
   Total noninterest expense....................................   6,078  5,917
                                                                 ------- ------
Income before provision for income taxes........................   2,149  1,267
Income taxes....................................................     826    521
                                                                 ------- ------
Net income...................................................... $ 1,323 $  746
                                                                 ======= ======
Earnings per common share....................................... $  1.68 $  .97
                                                                 ======= ======
Earnings per common share--Assuming Dilution.................... $  1.60 $  .91
                                                                 ======= ======

                            See accompanying notes.

                     Napa National Bancorp and Subsidiaries

           Consolidated Statements of Changes in Shareholders' Equity

                     Years ended December 31, 1998 and 1997
                             (Dollars in Thousands)

                                                            Accumulated
                                 Number of                  Unrealized
                                  Shares    Common Retained   Gain on
                                Outstanding Stock  Earnings Securities  Total
                                ----------- ------ -------- ----------- ------
Balance, December 31, 1996.....   754,500   $6,915  $1,056     $ --     $7,971
Comprehensive income
  Net Income...................       --       --      746       --        746
  Unrealized gain on
   securities, net of taxes....       --       --      --         23        23
                                                                        ------
Comprehensive income...........       --       --      --        --        769
                                                                        ------
  Cash dividends paid ($.50 per
   share)......................       --       --     (385)      --       (385)
  Stock options exercised......    29,000      232     --        --        232
                                  -------   ------  ------     -----    ------
Balance, December 31, 1997.....   783,500    7,147   1,417        23     8,587
Comprehensive income
  Net income...................       --       --    1,323       --      1,323
  Unrealized loss on
   securities, net of taxes....       --       --      --       (24)      (24)
                                                                        ------
Comprehensive income...........                                          1,299
                                                                        ------
  Cash dividends paid ($.50 per
   share)......................       --       --     (393)      --       (393)
  Stock options extended.......       --       --      260                 260
  Stock options exercised           7,500       60     --        --         60
                                  -------   ------  ------     -----    ------
Balance, December 31, 1998.....   791,000   $7,207  $2,607     $  (1)   $9,813
                                  =======   ======  ======     =====    ======


                            See accompanying notes.

                     Napa National Bancorp and Subsidiaries

                     Consolidated Statements of Cash Flows

                                                              Years ended
                                                              December 31
                                                           ------------------
                                                             1998      1997
                                                           --------  --------
                                                              (Dollars in
                                                              Thousands)
Operating activities
Net income................................................ $  1,323  $    746
Reconciliation of net income to net cash provided by
 operating activities:
  Depreciation and amortization on premises and
   equipment..............................................      407       460
  Amortization of deferred loan fees and premiums on
   investment securities..................................      335      (350)
  Provision for loan losses...............................      265       556
  Deferred income taxes...................................     (129)      (32)
  Extension of non-statutory stock options................      260       --
  (Gain) loss on sale of other real estate................        6       (21)
  (Increase) in accrued interest receivable...............     (277)     (287)
  Decrease (increase) in other assets.....................     (170)      175
  Increase in accrued interest payable and other
   liabilities............................................      254       332
                                                           --------  --------
Net cash provided by operating activities.................    2,274     1,579

Investing activities
Loan originations, net of repayments......................      292       (72)
Net decrease in interest-bearing time deposits with other
 financial institutions...................................    1,782     2,376
Activity in securities available-for-sale:
  Purchases...............................................  (25,825)  (17,555)
  Paydowns................................................    7,949       --
  Calls...................................................      792       --
Activity in securities held-to-maturity:
  Purchases...............................................   (1,923)   (1,797)
  Maturities..............................................    1,948     1,697
Purchase (sales) of FRB and FHLB stock....................       29       (28)
Proceeds from sales of other real estate owned............      340       130
Proceeds from sale of premises and equipment..............      --          2
Purchase of premises and equipment........................   (1,703)     (555)
                                                           --------  --------
Net cash used by investing activities.....................  (16,319)  (15,802)

Financing activities
Net increase in deposits..................................   11,790    16,044
Proceeds from exercise of stock options...................       60       232
Cash dividends paid to shareholders.......................     (393)     (385)
                                                           --------  --------
Net cash provided by financing activities.................   11,457    15,891
Increase in cash and cash equivalents.....................   (2,588)    1,668
Cash and cash equivalents, beginning of year..............   26,147    24,479
                                                           --------  --------
Cash and cash equivalents, end of year.................... $ 23,559  $ 26,147
                                                           ========  ========
Supplemental cash flow information
Interest paid............................................. $  3,470  $  3,099
                                                           ========  ========
Income taxes paid (net of refunds received)............... $    806  $    230
                                                           ========  ========

                            See accompanying notes.

                     Napa National Bancorp and Subsidiaries
                   Notes to Consolidated Financial Statements
                               December 31, 1998
                             (Dollars in Thousands)

1. Summary of Significant Accounting Policies

Basis of Presentation

   Napa National Bancorp is a bank holding company whose primary investment is Napa National Bank (the "Bank"). Napa National Bancorp's only other investment is a wholly-owned inactive leasing subsidiary. The Bank is a full service community commercial bank with three offices in the Northern California Napa Valley area. The Bank's primary source of revenue is from providing loans to customers, who are predominantly individuals, professionals, and small to medium sized businesses.

Principles of Consolidation and Use of Estimates in Preparation of Financial Statements

   The consolidated financial statements of Napa National Bancorp and subsidiaries (the "Company") are prepared in conformity with generally accepted accounting principles and prevailing practices within the banking industry. All material intercompany transactions and accounts have been eliminated. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts. These estimates are based on information available as of the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

   Cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds sold are sold for one business day.

Available-For-Sale and Held-To-Maturity Investment Securities

   The Company's securities portfolios include U.S. Treasury securities, municipal securities, collateralized mortgage obligations, Federal Reserve Stock and Federal Home Loan Bank Stock.

   Held-to-maturity securities are those securities which management has the ability and intent to hold to maturity. These securities are stated at cost, adjusted for amortization of premiums and accretions of discounts using methods approximating the interest method. Securities that the Company may not hold to maturity are classified as available-for-sale securities. These securities are reported at their fair values, with unrealized gains and losses included on a net-of-tax basis as a separate component of stockholders' equity. Fair values for actively traded securities are based on quoted market prices. Dividend and interest income, including amortization of premiums and accretion of discounts, are included in interest income.

Loans

   Loans are stated at the principal amount outstanding, net of any discount. Interest income on loans is accrued daily on a simple interest basis. The Bank places a loan on nonaccrual status when any installment of principal or interest is 90 days past due, unless well secured and in the process of collection, or when management determines that ultimate collection of principal or interest on a loan is unlikely. When a loan is placed on nonaccrual, all previously accrued but uncollected interest is reversed. Cash payments subsequently received on nonaccrual loans are recognized as income only where the collection of principal is considered by management as probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

   The Company evaluates a nonhomogeneous loan for impairment when it is placed on nonaccrual status and all or a portion is internally risk rated as substandard or doubtful. The Company has defined one to four family loans and consumer loans as homogeneous loans. All homogeneous loans that are 90 days or more delinquent or are in foreclosure are automatically placed on nonperforming status.

Allowance for Loan Losses

   The allowance for loan losses is established through a provision for loan losses which is charged to expense. Losses are charged against the allowance when management believes that the collectibility of the principal is unlikely. The allowance is maintained at an amount that management believes will be adequate to absorb losses inherent in existing loans and commitments to extend credit, based on evaluations of their collectibility and the Bank's prior loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, and current and anticipated economic conditions that may affect the borrowers' ability to repay.

Premises and Equipment

   Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization expenses are computed using the straight-line method over the shorter of estimated useful lives of the related assets (which are generally three to twenty years) or the lease terms. Maintenance and repair costs are expensed as incurred, whereas expenditures that improve or extend the service lives of assets are capitalized.

Other Real Estate Owned

   Other real estate owned ("OREO"), which is recorded in other assets, includes properties where the Bank has obtained physical possession of the related collateral through foreclosure or in full or partial satisfaction of the related loan. OREO is carried at the lower of fair value, net of estimated selling and disposal costs, or cost. Fair value adjustments are made at the time that real estate is acquired through foreclosure or when full or partial satisfaction of the related loan is received. These fair value adjustments are treated as loan losses.

Income Taxes

   The Company accounts for income taxes under the asset and liability method. Deferred taxes arise from the effect of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements, and from the effect of operating loss carryforwards on taxes payable in future years based on currently enacted tax rates or tax law. Deferred tax assets are reduced by a valuation allowance if, based on available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Stock-Based Compensation

   The Company accounts for its stock-based employee compensation plans in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued To Employees and related interpretations, and provides pro forma net income, pro forma earnings per share, and stock-based compensation plan disclosures set forth in Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation.

Net Income Per Common Share

   Effective December 15, 1998, the Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128"), Earnings Per Share. SFAS 128 established standards for computing and presenting earnings per share. Under the new requirements, the Company is required to change the method previously used to compute earnings per share and to restate all prior periods presented. The new requirements eliminate primary earnings per share and earnings per common share, assuming full dilution, and requires the presentation of earnings per common share and earnings per common share, assuming dilution. As a result, under the new requirements, earnings per common share excludes any dilutive effects of outstanding stock options. Earnings per common share, assuming dilution, is based on the average market price of the Company's common stock for the period.

Comprehensive Income

   As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. Statement 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net income or shareholders' equity. Statement 130 requires unrealized gains or losses on the Company's available-for-sale securities, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of Statement 130.

Derivatives and Hedging Activities

   In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 1999. The Statement requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in the fair value of assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

   Under the new Statement, the cumulative effect on income and the cumulative effect on accumulated other comprehensive income are required to be disclosed in the applicable financial statements. These amounts would appear on the face of the income statement and the statement that includes other comprehensive income. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company. Given the complexity of the new Standard and that the impact hinges on market values at the date of adoption, it is difficult to estimate the impact of adoption.

2. Cash and Due From Banks

   The Bank is required to maintain reserves with the Federal Reserve Bank. The average reserves required for 1998 and 1997 were $1,872 and $1,131, respectively.

3. Available-For-Sale and Held-To-Maturity Securities

   The following is a summary of available-for-sale and held-to-maturity investment securities:

                                            Available-For-Sale Securities
                                       ---------------------------------------
                                       Amortized Unrealized Unrealized  Fair
                                         Cost      Gains      Losses    Value
                                       --------- ---------- ---------- -------
December 31, 1998
Obligations of States and Political
 Subdivisions.........................  $ 7,578     $187      $ (3)    $ 7,762
Collateralized Mortgage Obligations...   26,267      105       (290)    26,082
                                        -------     ----      -----    -------
Total.................................  $33,845     $292      $(293)   $33,844
                                        =======     ====      =====    =======

                                       Amortized Unrealized Unrealized  Fair
                                         Cost      Gains      Losses    Value
                                       --------- ---------- ---------- -------
December 31, 1997
Obligations of States and Political
 Subdivisions.........................  $ 2,521     $ 45      $ --     $ 2,566
Collateralized Mortgage Obligations...   14,690       15        (21)    14,684
                                        -------     ----      -----    -------
Total.................................  $17,211     $ 60      $ (21)   $17,250
                                        =======     ====      =====    =======

                                             Held-To-Maturity Securities
                                        --------------------------------------
                                        Amortized Unrealized Unrealized  Fair
                                          Cost      Gains      Losses   Value
                                        --------- ---------- ---------- ------
December 31, 1998
Securities of U.S. Government
 agencies..............................  $1,698      $  9      $ --     $1,707
Obligations of States and Political
 Subdivisions..........................     100         2        --        102
Federal Home Loan Bank stock...........     398       --         --        398
Federal Reserve Bank stock.............     155       --         --        155
                                         ------      ----      -----    ------
Total..................................  $2,351      $ 11      $ --     $2,362
                                         ======      ====      =====    ======
December 31, 1997
Securities of U.S. Government
 agencies..............................  $1,723      $ 62      $ --     $1,785
Obligations of States and Political
 Subdivisions..........................     100       --         --        100
Federal Reserve Bank stock.............     346       --         --        346
Federal Home Loan Bank stock...........     236       --         --        236
                                         ------      ----      -----    ------
Total..................................  $2,405      $ 62      $ --     $2,467
                                         ======      ====      =====    ======

   Total securities pledged under state regulation to secure deposits amounted to $1,698 and $1,743 at December 31, 1998 and 1997, respectively.

   The maturities of securities of U.S. Government agencies at December 31, 1998 are due within one year.

   Certain securities, such as mortgage-backed securities, may not become due at a single maturity date. Those mortgage-backed securities with no specified maturities are included as having contractual maturities of greater than ten years. Issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

   There were no sales of investment securities in 1998 and 1997.

4. Loans and Allowance for Loan Losses

   Loans are presented net of unearned loan fees of $172 and $319 at December 31, 1998 and 1997, respectively. Nonaccrual loans past due 90 days or more as of December 31, 1998 and 1997 were approximately $108 and $2,922, respectively. The effect on interest income had these loans been performing in accordance with contractual terms as of December 31, 1998 and 1997 would have been to increase interest income approximately $17 and $165, respectively.

   At December 31, 1998, the Company had approximately $108 of loans considered to be impaired. These loans were evaluated for impairment primarily using the collateral method and required an allowance for credit losses of $17. Average impaired loans for the years ended December 31, 1998 and 1997 amounted to approximately $1,840 and $3,372, respectively. Related interest income recognized on impaired loans during the years ended December 31, 1998 and 1997 was approximately $138 and $90, respectively.

   The activity in the allowance for loan losses for the years ended December 31, 1998 and 1997 is summarized as follows:

                                                                  1998    1997
                                                                 ------  ------
Balance, beginning of year...................................... $1,566  $1,405
 Provision for loan losses......................................    265     556
 Loans charged off..............................................   (261)   (407)
 Recoveries.....................................................    101      12
                                                                 ------  ------
Balance, end of year............................................ $1,671  $1,566
                                                                 ======  ======

   At December 31, 1998 and 1997, the Bank was servicing loans for the Federal Home Loan Mortgage Corporation with unpaid principal balances of $14,950 and $20,303, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and conducting foreclosure proceedings. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. Income from loan servicing amounted to $44 and $60 for the years ended December 31, 1998 and 1997, respectively.

5. Premises and Equipment

   Premises and equipment as of December 31, 1998 and 1997 consisted of the following:

                                                                  1998    1997
                                                                 ------  ------
Equipment....................................................... $2,297  $2,096
Bank premises...................................................  3,443     941
Furniture and fixtures..........................................    604     590
Leasehold improvements..........................................    242   1,256
Automobiles.....................................................     41      41
Total...........................................................  6,627   4,924
Less accumulated depreciation and amortization.................. (2,719) (2,312)
                                                                 ------  ------
Total........................................................... $3,907  $2,612
                                                                 ======  ======

   Depreciation and amortization of $406 and $460 was charged to expense for the years ended December 31, 1998 and 1997, respectively.

6. Deposits

   The aggregate amount of time deposit accounts exceeding $100 was $18,448 and $14,990 at December 31, 1998 and 1997, respectively.

   At December 31, 1998, the scheduled Maturities for all time deposits is as follows:

       1999............................................................. $37,380
       2000.............................................................   5,345
       2001.............................................................     394
       2002.............................................................     --
       2003.............................................................     --
       Thereafter.......................................................     --
                                                                         -------
                                                                         $43,119
                                                                         =======

7. Income Taxes

   The provision for income taxes for the years ended December 31, 1998 and 1997 is summarized as follows:

                                                                    1998   1997
                                                                    -----  ----
Current:
 Federal........................................................... $ 696  $414
 State.............................................................   243   139
                                                                    -----  ----
Total..............................................................   939   553
                                                                    -----  ----
Deferred:
 Federal...........................................................  (120)  (25)
 State.............................................................     7    (7)
                                                                    -----  ----
Total deferred.....................................................  (113)  (32)
                                                                    -----  ----
Provision for income taxes......................................... $ 826  $521
                                                                    =====  ====

   The temporary differences and tax carryforwards which created deferred tax assets and liabilities are detailed below:

                                                                     December
                                                                        31
                                                                     ----------
                                                                     1998  1997
                                                                     ----  ----
Deferred tax assets:
 Reserves not currently deductible.................................. $808  $826
 Deferred loan fees.................................................  --     31
 Book over tax depreciation.........................................   12   --
 State taxes........................................................   13   --
 Other..............................................................  133   --
                                                                     ----  ----
Gross deferred tax assets...........................................  966   857
Valuation allowance................................................. (149) (170)
                                                                     ----  ----
Deferred tax assets.................................................  817   687
                                                                     ----  ----
Deferred tax liabilities:
 Tax over book depreciation.........................................  --     (3)
 State taxes........................................................  --     (7)
 Other..............................................................  (26)  (15)
                                                                     ----  ----
Gross deferred tax liabilities......................................  (26)  (25)
                                                                     ----  ----
Net deferred tax asset included in other assets..................... $791  $662
                                                                     ====  ====

   Deferred tax assets are recognized to the extent that their realization is considered to be more likely than not. As of December 31, 1998 and 1997, the Bank was unable to conclude that the realization of a portion of the Company's deferred tax assets were more likely than not to be realized. Accordingly, a valuation allowance has been reflected at December 31, 1998 and 1997 to reduce the Bank's deferred tax assets to the amount likely to be realized.

   In 1998, a deferred tax benefit of $16 relating to net unrealized losses on available-for-sale securities was charged directly to stockholders' equity.

   The difference between the statutory federal income tax rate and the Company's effective tax rate, expressed as a percentage of income before income taxes, is as follows:

                                                                      1998  1997
                                                                      ----  ----
Federal statutory income tax rate....................................  34%   34%
State franchise tax, net of federal income tax effect................   8     7
Permanent differences and change in valuation allowed................  (4)  --
                                                                      ---   ---
Effective income tax rate............................................  38%   41%
                                                                      ===   ===

8. Transactions with Related Parties

   The Company has had, and expects to have in the future, banking transactions, primarily loans, in the ordinary course of business with directors, executive officers and their associates. In accordance with Company policy, loans to related parties are granted on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve more than the normal risk of collectibility. Loans to related parties for the years ended December 31, 1998 and 1997, are as follows:

                                                                 1998    1997
                                                                ------  -------
Balance at beginning of year................................... $1,032  $ 1,879
 Additions.....................................................    193    2,852
 Payments......................................................   (304)  (3,699)
                                                                ------  -------
Balance at end of year......................................... $  921  $ 1,032
                                                                ======  =======

   The Company also had commitments to extend credit to related parties of $210 at December 31, 1998. At December 31, 1998 and 1997, an affiliated company of a member of the Board of Directors had $3,895 and $3,137 (and 2.9% of total deposits), respectively, deposited with the Company. These deposits were on the same terms as those prevailing at the same time for comparable transactions with others.

   At December 31, 1998 the company had a loan to the Employee Stock Ownership Trust on their books. The outstanding balance was $152 at December 31, 1998.

9. Financial Instruments with Off-Balance Sheet Risk

   In the normal course of business, the Company is party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

   The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and written standby letters of credit is represented by the contractual notional amount of these instruments.

   At December 31, 1998 and 1997, financial instruments whose contract or notional amounts represent credit risk were as follows:

                                                                 1998    1997
                                                                ------- -------
Commitments to extend credit................................... $27,046 $16,647
Standby letters of credit......................................     821   1,061
                                                                ------- -------
                                                                $27,867 $17,708
                                                                ======= =======

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral required varies but may include accounts receivable, inventory, property, plant and equipment, real estate, and income producing commercial properties.

   Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. At December 31, 1998, all standby letters of credit were secured by normal business assets in accordance with the Company's standard lending practices.

10. Concentration of Credit Risk

   The Company grants residential, commercial, construction, agricultural, and consumer loans to customers principally located in Napa County, California. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on the economic conditions of the wine industry and other agriculture industries. At December 31, 1998, the Company's loans to companies in the wine and other agricultural industry were $13,713 with commitments to lend an additional $7,741.

   As of December 31, 1998 and 1997, the Company's real estate loans were collateralized primarily with real estate located in the Napa Valley area. As such, the ultimate collectibility of a substantial portion of the Company's loan portfolio is influenced by the overall condition of the Northern California real estate market.

   The Company requires that loan customers meet the collateral requirements described in Note 9 for commitments to extend credit.

11. Commitments And Contingencies

   The Company and the Bank lease a portion of their banking and office facilities under noncancelable operating leases. Total minimum future rental payments under these operating leases at December 31, 1998, are as follows:

     1999.................................................................. $ 62
     2000..................................................................   62
     2001..................................................................   62
     2002..................................................................   62
     2003..................................................................   62
     Thereafter............................................................   21
                                                                            ----
     Total................................................................. $331
                                                                            ====

   Rental expense was $161 and $194 for the years ended December 31, 1998 and 1997, respectively.

   The Company is involved in various legal actions arising from normal business activities. Management believes that the ultimate resolution of these actions will not have a material effect on the consolidated financial statements.

   As of December 31, 1998, one operating lease was to expire on May 1, 1999. The bank has notified the lessor that the Bank will exercise the option to extend an additional 5 years. The future minimum lease payments for these 5 years is included in the totals above.

12. Restrictions on Retained Earnings

   Under the U.S. National Bank Act and other federal laws, the Bank is subject to prohibitions on the payment of dividends in certain circumstances and to restrictions on the amount that it can pay without prior approval of the Office of the Comptroller of the Currency. Without the Comptroller's approval, dividends for a given year cannot exceed the Bank's retained net income for that year and retained net profits from the preceding two years. In addition, dividends may not be paid in excess of the Bank's undivided profits, subject to other applicable provisions of law. Based upon these restrictions, the Bank could have declared dividends for 1998 of $2,342 without prior regulatory approval.

13. Regulatory Matters

   The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes that, as of December 31, 1998,the Bank meets all capital adequacy requirements to which it is subject.

   As of December 31, 1998, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

   The Bank's actual capital amounts and ratios are as follows:

                                                 December 31, 1998
                                     -------------------------------------------
                                                                      Minimum
                                                                       Well-
                                                       Minimum      Capitalized
                                        Actual       Requirement    Requirement
                                     -------------  -------------  -------------
                                     Capital Ratio  Capital Ratio  Capital Ratio
                                     ------- -----  ------- -----  ------- -----
NapaNationalBancorp:
 Leverage........................... $9,813   6.92% $5,663  4.00%  $7,079   5.00%
 Tier 1 risk-based..................  9,813  10.69   3,667  4.00    5,501   6.00
 Total risk-based................... 10,965  11.95   7,335  8.00    9,168  10.00
NapaNational Bank:
 Leverage...........................  9,689   6.84   5,663  4.00    7,079   5.00
 Tier 1 risk-based..................  9,689  10.57   3,667  4.00    5,500   6.00
 Total risk-based................... 10,841  11.83   7,333  8.00    9,167  10.00
                                                 December 31, 1997
                                     -------------------------------------------
                                                                      Minimum
                                                                       Well-
                                                       Minimum      Capitalized
                                        Actual       Requirement    Requirement
                                     -------------  -------------  -------------
                                     Capital Ratio  Capital Ratio  Capital Ratio
                                     ------- -----  ------- -----  ------- -----
NapaNationalBancorp:
 Leverage........................... $8,587   6.89% $4,987  4.00%  $6,235   5.00%
 Tier 1 risk-based..................  8,587   9.77   3,514  4.00    5,272   6.00
 Total risk-based...................  9,691  11.03   7,029  8.00    8,786  10.00
NapaNational Bank:
 Leverage...........................  8,552   6.86   4,987  4.00    6,235   5.00
 Tier 1 risk-based..................  8,552   9.74   3,512  4.00    5,271   6.00
 Total risk-based...................  9,656  10.99   7,029  8.00    8,786  10.00

14. Stock Option Plan and Stock Ownership Plan

   The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations in accounting for its employee stock options. The exercise price of the Company's employee stock option equals the market price of the underlying stock on the date of grant and as a result no compensation expense is recognized under APB 25. As discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), requires use of option valuation models that were not developed for use in valuing employee stock options.

   At December 31, 1998, the Company had two stock-based compensation plans:
Stock Option Plan and Stock Ownership Plan. The Stock Option Plan authorizes grants of nonstatutory and incentive stock options to directors and officers. Stock options granted under the Stock Option Plan have an exercise price equal to the fair market value of the Company's common stock at the date of grant and a maximum contractual lives of ten years. The Stock Option Plan permits the issuance of options to purchase a total of 250,000 shares of common stock issuable in conjunction with the exercise of stock options. As of December 31, 1998, the number of common shares available for future grants under the Stock Option Plan was 118,300 shares.

   Stock options granted in 1998 and 1997 generally vest over a five-year period. During 1998, the expiration date on 32,500 nonstatutory stock options granted to directors was extended by two years to 2000. The company recognized $260 of compensation expense related to the extension of these options. A summary of the Company's stock option activity and related information for the years ended December 31, 1998 and 1997, following:

                                                 1998              1997
                                           ----------------  ----------------
                                           Weighted          Weighted
                                           Average           Average
                                           Exercise          Exercise
                                            Price   Shares    Price   Shares
                                           -------- -------  -------- -------
Nonstatutory
Outstanding beginning of year.............  $ 9.16   98,500   $ 8.95  120,000
Options exercised.........................  $ 0.00      --    $ 8.00  (21,500)
Options granted...........................  $ 8.00   32,500   $  --       --
Options forfeited.........................  $ 8.00  (32,500)  $  --       --
                                            ------  -------   ------  -------
Outstanding end of year...................  $ 9.16   98,500   $ 9.16   98,500
                                            ======  =======   ======  =======
Exercisable at end of year................  $ 9.00   96,000   $ 8.76   91,000
                                            ======  =======   ======  =======
Weighted average fair value of options
 granted during the year..................  $ 9.20            $  --
                                            ======            ======
                                                 1998              1997
                                           ----------------  ----------------
                                           Weighted          Weighted
                                           Average           Average
                                           Exercise          Exercise
                                            Price   Shares    Price   Shares
                                           -------- -------  -------- -------
Incentive
Outstanding beginning of year.............  $12.30   41,200   $ 9.84   44,000
Options exercised.........................  $ 8.00   (7,500)  $ 8.00   (7,500)
Options granted...........................  $15.75    2,000   $15.42   13,000
Options forfeited.........................  $ 0.00      --    $ 8.22   (9,100)
                                            ------  -------   ------  -------
Outstanding end of year...................  $13.39   35,700   $12.30   41,200
                                            ======  =======   ======  =======
Exercisable at end of year................  $11.24   16,500   $ 8.96   19,000
Weighted average fair value of options
 granted during the year..................  $ 4.01            $ 5.64
                                            ======            ======

   Exercise prices for options outstanding as of December 31, 1998, ranged from $8.00 to $15.75. The weighted-average remaining contractual life of those options is 6.8 years.

   Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates of 4.84% and 5.83% for 1998 and 1997, respectively; dividend yield of 0.80% for 1998 and 0.67% for 1997; volatility factor of the expected market price of the Company's common stock of 0.011 and
0.013 for 1998 and 1997, respectively; and a weighted-average expected life of the option of 7 years for 1998 and 1997.

   The table below reflects the Bank's pro forma net income, earnings per common share, and diluted earnings per common share as if compensation expense for the Bank's stock plan had been determined based on fair value at grant dates for awards under the plan. Since pro forma compensation expense relates to all periods over which awards vest, the initial impact of pro forma compensation expense on pro forma income may not be representative of compensation expense in subsequent years.

                                                                    1998  1997
                                                                   ------ -----
     Pro forma net income......................................... $1,093 $ 727
     Pro forma earning per share:
      Primary..................................................... $ 1.39 $0.84
      Diluted..................................................... $ 1.32 $0.89

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

   The Company also has an Employee Stock Ownership Plan (the "ESOP"), in which employees of the Company who work over 30 hours per week and have worked for 6 months are eligible to participate. The ESOP is a defined-contribution plan which invests in the common stock of the Company. A portion of these contributions is matched by the Company. The Company's matching contributions to the ESOP were $100 and $91 for the years ended December 31, 1998 and 1997, respectively. The stock for the ESOP is purchased by the Employee Stock Ownership Trust.

15. Defined Contribution

   The Company has made available to all employees over 18 years of age who regularly work over 30 hours per week and have completed six months of service participation in a 401(k) defined contribution plan. Under the terms of the 401(k) plan, the Company does not contribute to the plan.

16. Earnings Per Common Share

   Earnings per common share have been computed based on the following:

                                                                1998     1997
                                                              -------- --------
Numerator:
 Net income.................................................. $  1,323 $    746
Denominator:
 Average number of common shares outstanding.................  786,250  769,458
 Effect of dilutive securities:
 Employee Stock options......................................   41,247   48,773
                                                              -------- --------
 Denominator for diluted earnings per share..................  827,497  818,231
Earnings Per Common Share.................................... $   1.68 $    .97
                                                              ======== ========
Earnings Per Common Share--Assuming Dilution................. $   1.60 $    .91
                                                              ======== ========

17. Fair Value of Financial Instruments

   The estimated fair value amounts have been determined by using available market information and appropriate valuation methodologies. However, these estimated fair values are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in the market assumptions or estimation techniques could significantly affect the fair value estimates. Because of the limitations, the aggregate fair value amounts presented below are not necessarily indicative of the amounts that could be realized in a current market exchange.

   The carrying amounts and the estimated fair values of the Company financial instruments at December 31, 1998 are as follows:

                                                                     Estimated
                                                            Carrying   Fair
                                                             Amount    Value
                                                            -------- ---------
Assets
Cash and cash equivalents (a).............................. $23,559   $23,559
Interest-bearing time deposits--other financial
 institutions (b)..........................................     --        --
Securities available-for-sale (c)..........................  33,845    33,844
Securities held-to-maturity (d)............................   2,350     2,362
Loans--net (e).............................................  77,647    81,102
Liabilities
Deposits (f)............................................... 133,251   133,535
                                                                     Estimated
                                                            Carrying   Fair
                                                             Amount    Value
                                                            -------- ---------
Off-balance sheet financial instruments (g)
Commitments to extend credit............................... $18,744   $18,744
Commercial letters of credit...............................     821       821

   The carrying amounts and the estimated fair values of the Company financial instruments at December 31, 1997 are as follows:

                                                                     Estimated
                                                            Carrying   Fair
                                                             Amount    Value
                                                            -------- ---------
Assets
Cash and cash equivalents (a).............................. $26,147   $26,147
Interest-bearing time deposits--other financial
 institutions (b)..........................................   1,782     1,782
Securities available-for-sale (c)..........................  17,250    17,250
Securities held-to-maturity (d)............................   2,405     2,467
Loans--net (e).............................................  78,057    79,832
Liabilities
Deposits (f)............................................... 121,461   121,538
Off-balance sheet financial instruments (g)
Commitments to extend credit...............................  16,647    16,647
Commercial letters of credit...............................   1,061     1,061

(a) Cash and cash equivalents: The carrying amount is a reasonable estimate of fair value.

(b) Interest-bearing time deposits--other financial institutions: The carrying value is a reasonable estimate of fair value.

(c) Securities available-for-sale: Fair value amounts were based on quoted market prices, and are carried at their aggregate fair value.

(d) Securities held-to-maturity: Fair values of investment securities are based on quoted market prices or dealer quotes. If a quoted market price was not available, fair value was estimated using quoted market prices for similar securities.

(e) Loans--net: Fair values for certain commercial construction, revolving consumer credit and other loans were estimated by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and maturities. Certain adjustable rate loans and leases have been valued at their carrying values, adjusted for credit quality, if no significant changes in credit standing have occurred since origination and the interest rate adjustment characteristics of the loan or lease effectively adjust the interest rate to maintain a market rate of return.

(f) Deposits: The fair value of noninterest-bearing, adjustable rate deposits and deposits without fixed maturity dates is the amount payable upon demand at the reporting date. The fair value of fixed-rate interest-bearing deposits with fixed maturity dates was estimated by discounting the cash flows using rates currently offered for deposits of similar remaining maturities.

(g) Off-balance-sheet instruments: The fair value of commitments to extend credit is estimated using fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The fair values of standby and commercial letters of credit are based on fees currently charged for similar agreements or the estimated cost to terminate them or otherwise settle the obligations with the counterparties, reduced by the remaining net deferred income associated with such obligations.

18. Financial Statements of Napa National Bancorp (Parent Company Only)

   The condensed financial statements of Napa National Bancorp are as follows:

                Balance Sheets as of December 31, 1998 and 1997

                                                                   1998   1997
                                                                  ------ ------
                             Assets
Cash............................................................. $    2 $    8
Investments in subsidiaries......................................  9,800  8,653
Accrued interest receivable and other assets.....................    123     15
                                                                  ------ ------
Total assets..................................................... $9,925 $8,676
                                                                  ====== ======
                           Liabilities
Accrued expenses and other liabilities........................... $  112 $  112
Shareholders' equity:
 Common stock....................................................  7,207  7,147
 Retained earnings...............................................  2,606  1,417
                                                                  ------ ------
Total liabilities and shareholders' equity....................... $9,925 $8,676
                                                                  ====== ======

18. Financial Statements of Napa National Bancorp (Parent Company Only) (continued)

      Statements of Income for the Years Ended December 31, 1998 and 1997

                                                                1998     1997
                                                              --------  ------
Income:
 Interest income............................................. $    --   $    1
 Dividend income.............................................      328      40
 Other income................................................      --       50
                                                              --------  ------
Total income.................................................      328      91
                                                              --------  ------
Expenses:
 Compensation Expense........................................      260     --
 Other expense...............................................     (107)      3
                                                              --------  ------
Total expenses...............................................      153       3
                                                              --------  ------
Income before applicable taxes and equity in net income of
 subsidiaries................................................      175      88
Applicable income taxes......................................      (44)     20
                                                              --------  ------
Income before equity in undistributed net income
 subsidiaries................................................      219      68
Equity in undistributed net income of subsidiaries...........    1,104     678
                                                              --------  ------
Net income................................................... $  1,323  $  746
                                                              ========  ======

    Statements of Cash Flows for the Years Ended December 31, 1998 and 1997

                                                                1998     1997
                                                              --------  ------
Operating activities:
 Net income.................................................. $  1,323  $  746
 Reconciliation of net income to net cash provided (used) by operating activities:
  Equity in undistributed net income of subsidiaries.........  (1,104)   (678)
  (Increase) in accrued interest receivable..................      108     --
                                                              --------  ------
Net cash (used) provided by operating activities.............      327      68
Financing activities:
 Cash dividends paid to shareholders.........................     (393)   (385)
 Proceeds from issuance of common stock......................       60     232
                                                              --------  ------
Net cash (used) by financing activities......................     (333)   (153)
Net (decrease) increase in cash..............................       (6)    (85)
Cash at beginning of year....................................        8      93
                                                              --------  ------
Cash at end of year.......................................... $      2  $    8
                                                              ========  ======

19. Year 2000 (unaudited)

   Like other financial and business organizations and individuals around the world, the Company could be adversely affected if the computer systems it uses and those used by the Company's clients and major service providers do not properly process and calculate date-released information and data from and after January 1, 2000. This is commonly known as the "Year 2000 Issue."

   Management has assessed its computer systems and the systems compliance issues of its brokers and other major service providers. The Company has taken steps that it believes are reasonably designed to address the Year 2000 Issue with respect to computer systems that it uses and has obtained satisfactory assurances that comparable steps are being taken by its major service providers. At this time, however, there can be no assurance that these steps will be sufficient to address all Year 2000 Issues. The inability of the Company or its third party providers to timely complete all necessary procedures to address the Year 2000 Issue could have a material adverse effect on the Company's operations. Management will continue to monitor the status of and its exposure to this issue. The Company expects to incur costs up to $300 to address the Year 2000 Issue.

   The Company is in the process of finalizing a contingency plan to address the recovery from unavoided or unavoidable Year 2000 problems, if any.

Item 7A. Quantitative and Qualitative Disclosures about Market Risk. The information is considered under "Asset-Liability Management" of this report and is incorporated herein by reference.

Item 8. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

   Not applicable.

                                    PART III

Item 9. Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act.

   As permitted by General Instruction E(3) to Form 10-KSB, the information called for by this Item is incorporated by reference from the sections of the Company's 1999 definitive proxy statement entitled "Election of Directors," and " Remuneration and Other Information With Respect to Officers and Directors,"which proxy statement will be filed no later than April 30, 1999.

Item 10. Executive Compensation.

   As permitted by General Instruction E(3) to Form 10-KSB, the information called for by this Item is incorporated by reference from the section of the Company's 1999 definitive proxy statement entitled "Remuneration and Other Information With Respect to Officers and Directors," which proxy statement will be filed no later than April 30, 1999.

Item 11. Security Ownership of Certain Beneficial Owners and Management.

   As permitted by General Instruction E(3) to Form 10-KSB, the information called for by this Item is incorporated by reference from the section of the Company's 1999 definitive proxy statement entitled "Security Ownership of Certain Beneficial Owners and Management," which proxy statement will be filed no later than April 30, 1999.

Item 12. Certain Relationships and Related Transactions.

   As permitted by General Instruction E(3) to Form 10-KSB, the information called for by this Item is incorporated by reference form the section of the Company's 1999 definitive proxy statement entitled "Certain Relationships and Related Transactions," which proxy statement will be filed no later than April 30, 1999.

Item 13. Exhibits and Reports on Form 8-K.

  (a) Exhibits. See Index to Exhibits to this Form 10-KSB, for a list of the exhibits filed as a part of this report and incorporated herein by reference.

  (b) Reports on Form 8-K. No reports on Form 8-K were filed during the fourth quarter of 1998.

                                   SIGNATURES

   In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 26, 1999.

                                          NAPA NATIONAL BANCORP

                                                  /s/ Brian J. Kelly
                                          By ______________________________
                                            President/COO

                                                  /s/ Michael D. Irwin
                                          By ______________________________
                                            Chief Financial Officer
                                            (Principal Accounting Officer)

                               POWER OF ATTORNEY

   KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian J. Kelly and Michael D. Irwin jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Annual Report on Form 10-KSB, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

   In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

March 26, 1999                              /s/ William A. Bacigalupi
                                          _____________________________
                                                    Director

March 26, 1999                                 /s/ Dennis D. Groth
                                          _____________________________
                                                    Director

March 26, 1999                                /s/ E. James Hedemark
                                          _____________________________
                                                    Director

March 26, 1999                                /s/ Michael D. Irwin
                                          _____________________________
                                                    Director
                                             Chief Financial Officer
                                              (Principal Accounting
                                                     Officer)

March 26, 1999                                 /s/ Brian J. Kelly
                                          _____________________________
                                                President and COO
                                                    Director

March 26, 1999                                /s/ C. Richard Lemon
                                          _____________________________
                                             Secretary and Director

March 26, 1999                                /s/ Joseph G. Peatman
                                          _____________________________
                                                    Director

March 26, 1999                                /s/ A. Jean Phillips
                                          _____________________________
                                                    Director

March 26, 1999                               /s/ George M. Schofield
                                          _____________________________
                                                    Director

March 26, 1999                             /s/ W. Clarke Swanson, Jr.
                                          _____________________________
                                            Chairman of the Board and
                                                       CEO

                               INDEX TO EXHIBITS

 Exhibit
   No.                                Description

 3(ii) * Bylaws, amended and restated, of the Registrant.
 4.1 *   A specimen copy of the certificates evidencing Common stock.
         Napa National Bancorp 1982 Stock Option Plan, as amended and
 10.1 *  restated.**
 10.2 *  Form of Incentive Stock Option Agreement.**
 10.3 *  Form of Nonstatutory Stock Option Agreement.**
 10.4 *  Napa National Bancorp 1998 Amended, and Restated Stock Option Plan.**
 10.5    Form of Amended Nonstatutory Option Agreement.***
 10.6    Purchase Contract for Headquarters Building.
 21      Subsidiaries of Napa National Bancorp
 24      Power of Attorney (located on signature page hereof)
 27      Financial Data Schedule

--------
* Previously filed with and incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and filed with the Securities and Exchange Commission on March 31, 1997.
**  Compensation Plan and Management Contract
*** Previously filed with and incorporated by references to the Company's Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 22, 1998.

                                   APPENDIX E

                               ----------------

 NAPA NATIONAL BANCORP'S DEFINITIVE PROXY STATEMENTFOR ITS 1999 ANNUAL MEETING
                                OF SHAREHOLDERS

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                          Commission Only
                                             (as permitted by Rule 14a-
                                             6(e)(2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             NAPA NATIONAL BANCORP
              (Name of Registrant as Specified In Its Certificate)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies:

    ------------------------------------------------------------------------

  2) Aggregate number of securities to which transaction applies:

    ------------------------------------------------------------------------

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ------------------------------------------------------------------------

  4) Proposed maximum aggregate value of transaction:

    ------------------------------------------------------------------------

  5) Total fee paid:

    ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

    ------------------------------------------------------------------------

  2) Form, Schedule or Registration Statement No.:

    ------------------------------------------------------------------------

  3)Filing Party:

    ------------------------------------------------------------------------

  4) Date Filed:

    ------------------------------------------------------------------------

                             NAPA NATIONAL BANCORP
                                901 Main Street
                                 Napa, CA 94559

                                 April 30, 1999

To Our Shareholders:

   You are cordially invited to attend the Annual Meeting of Shareholders of Napa National Bancorp, a California corporation (the "Company"), which will be held at the Company's principal executive office, located at 901 Main Street, Napa, California 94559 on Tuesday, June 8, 1999, at 8:00 a.m.

   You will be asked to elect as directors the ten individuals nominated by the Board of Directors and ratify the appointment of Ernst & Young LLP as the Company's independent public accountants. The attached Proxy Statement contains more detailed information about the nominees and any other matters regarding the meeting.

   Whether or not you plan to attend, please sign and return the accompanying proxy card in the postage-paid envelope provided as soon as possible so that your shares will be represented at the meeting. The Board of Directors recommends that you vote "FOR" each of the proposals listed on the proxy card. If you attend the meeting and ask to vote in person, you may withdraw your proxy at that time. It is important that your shares be represented.

                                          W. Clarke Swanson, Jr.
                                          Chairman of the Board

                             NAPA NATIONAL BANCORP
                                901 Main Street
                             Napa, California 94559

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             Tuesday, June 8, 1999

To Our Shareholders:

   The Annual Meeting of Shareholders of Napa National Bancorp (the "Company"), a California corporation and bank holding company for Napa National Bank (the "Bank"), will be held at the Company's principal executive office, located at 901 Main Street, Napa, California 94559 on Tuesday, June 8, 1999, at 8:00 a.m. for the following purposes:

   1. To elect the following ten directors of the Company to serve until the next Annual Meeting of Shareholders and until their respective successors shall be elected and qualified:

       William A. Bacigalupi              C. Richard Lemon
       Dennis D. Groth                    Joseph G. Peatman
       E. James Hedemark                  A. Jean Phillips
       Michael D. Irwin                   George M. Schofield
       Brian J. Kelly                     W. Clarke Swanson, Jr.

   2. To ratify the appointment of Ernst & Young LLP, as the Company's independent public accountants for the 1999 fiscal year.

   3. To consider and transact such other business as may properly come before the meeting of any adjournment or postponement thereof.

   Only shareholders of record at the close of business on April 23, 1999 are entitled to notice of and to vote at this meeting and any adjournment(s) thereof.

   Provisions of the By-laws of the Company govern nominations for election of members of the Board of Directors, as follows:

  Nominations for election of members of the board of directors may be made by the board of directors or by any shareholder of any outstanding class of capital stock of the Company entitled to vote for the election of directors. Notice of intention to make any nominations (other than for persons named in the notice of the meeting at which such nomination is to be made) shall be made in writing and shall be delivered or mailed to the President of the Company by the later of the close of business twenty-one
  (21) days prior to any meeting of shareholders called for the election of directors or ten (10) days after the date of mailing of notice of the meeting to shareholder. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the number of shares of capital stock of the Company owned by each proposed nominee; (c) the name and residence address of the notifying shareholder; (d) the number of shares of capital stock of the Company owned by the notifying shareholder; (e) with the written consent of the proposed nominee a copy of which shall be furnished with the notification, whether the proposed nominee has ever been convicted of a pleaded nolo contendere to any criminal offense involving dishonesty or breach of trust, filed a petition in bankruptcy or been adjudged bankrupt. The notice shall be signed by the nominating shareholder and by the nominee. Nominations not made in accordance herewith shall be disregarded by the chairperson of the meeting, and upon his or her instruction, the inspectors of election shall disregard all votes cast for each such nominee. The restrictions set forth in this paragraph shall not apply to nomination of a person to replace a proposed nominee who has died or otherwise become incapacitated to serve as a director between the last day for giving notice hereunder and the date of election of directors if the procedure called for in this paragraph was followed with respect to the nomination of the proposed nominee. A copy of this paragraph shall be set forth in a notice to shareholders of any meeting at which directors are to be elected.

   All shareholders are cordially invited to attend the meeting in person. To ensure your representation at the meeting you are requested to date, execute and return the enclosed proxy card, without delay, in the enclosed postage-paid envelope whether or not you plan to attend. Any shareholder present at the meeting may vote personally on all matters brought before the meeting, in which event such shareholder's proxy will not be used.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          C. RICHARD LEMON
                                          Secretary

Napa, California
April 30, 1999

   WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                PROXY STATEMENT

                          INFORMATION CONCERNING PROXY

   This statement is furnished in connection with the solicitation of proxies to be used by the Board of Directors of Napa National Bancorp (the "Company") at the Annual Meeting of Shareholders of the Company to be held at the Company's principal executive office, located at 901 Main Street, Napa, California 94559, on June 8, 1999 at 8:00 a.m., and at any adjournments or postponements thereof (the "Meeting").

   This Proxy Statement and the accompanying proxy are first being mailed to holders of the Company's common stock ("Common Stock") on or about April 30, 1999.

   A form of proxy for voting your shares at the Meeting is enclosed. Any shareholder who executes and delivers a proxy has the right to revoke it at any time before it is voted by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date. In addition, the powers of the proxy holders will be revoked if the person executing the proxy is present at the Meeting and advises the Chairman of the Meeting of his or her election to vote in person. Where a signed proxy that does not contain voting instructions is submitted to the Company, the proxy holders will vote the shares represented by such proxy in favor of election of the nominees specified and in favor of any specified proposals unless such proxy is later revoked.

   The enclosed form of proxy also confers discretionary authority to vote the shares represented thereby on any matter that was not known at the time this Proxy Statement was mailed which may properly be presented for action at the Meeting, including but not limited to: approval of minutes of the prior annual meeting which will not constitute ratification of the actions taken at such meeting; action with respect to procedural matters pertaining to the conduct of the Meeting; and election of any person to any office for which a bona fide nominee is named herein if such nominee is unable to serve or for good cause will not serve.

   The enclosed proxy is being solicited by the Company's Board of Directors. The principal method of proxy solicitation for the Meeting will be by mail, although additional solicitation may be made by telephone, telegraph or personal visits by directors, officers and employees of the Company and its subsidiary, Napa National Bank (the "Bank"). The Company may, at its discretion, engage the services of a proxy solicitation firm to assist in the solicitation of proxies but has not done so as of April 30, 1999. The total expense of the Board of Directors' proxy solicitation for the Meeting will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding soliciting material to beneficial owners of Common Stock and such expenses as may be paid to any proxy solicitation firm engaged by the Company.

                               VOTING SECURITIES

   Shareholders of record as of the close of business on April 23, 1999 (the "Record Date") will be entitled to notice of and to vote at the Meeting. As of such date, the Company had 792,675 shares of Common Stock outstanding.

   Each shareholder of record is entitled to one vote, in person or by proxy, for each share held on all matters to come before the Meeting, except that shareholders may have cumulative voting rights with respect to the election of directors. Cumulative voting allows a shareholder to cast a number of votes equal to the number of directors to be elected (ten) multiplied by the number of votes held in his or her name on the Record Date. This total number of votes may be cast for one nominee or may be distributed among as many candidates as the shareholder desires.

   Pursuant to California law, no shareholder can cumulate votes unless prior to the voting at the Meeting, a shareholder has given notice of his or her intention to cumulate votes at the Meeting and the nominee for which he or she intends to cumulate votes has properly been nominated. If any shareholder gives notice of his or her intent to cumulate votes at the Meeting, all shareholders may cumulate their votes for candidates in nomination. The Board of Directors does not, at this time, intend to give such notice or to cumulate the votes it may hold pursuant to the proxies solicited herein unless the required notice by a shareholder is given, in which event votes represented by proxies delivered pursuant to this Proxy Statement may be cumulated in the discretion of the proxy holders, in accordance with the recommendation of the Board of Directors. Therefore, discretionary authority to cumulate votes in such event is solicited in this Proxy Statement.

   The ten candidates for election of directors receiving the highest number of votes will be elected, whether or not votes are cumulated. The ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants for the 1999 fiscal year requires the approval of a majority of the shares of Common Stock present or represented by proxy and voting at the meeting.

   Shares which abstain from voting and "broker non-votes" (shares as to which brokerage firms have not received voting instructions from their clients and therefore do not have the authority to vote at the Meeting) will be counted for purposes of determining a quorum. Abstentions or broker non-votes will not count as votes in favor of the election of directors, the ratification of the appointment of the Company's independent public accountant, or any other proposal.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth information as of the Record Date pertaining to beneficial ownership of the Company's Common Stock by each of the persons known to the Company to own 5% or more of the Company's Common Stock, current directors of the Company (all of whom are nominees to be elected to the Board of Directors), each of the current executive officers,(1) and all of the directors of the Company and the named executive officers as a group. The information contained herein has been obtained from the Company's records, from information furnished directly by the individual or entity to the Company, or from various filings made by the named individuals with the Securities and Exchange Commission (the "SEC").

   The table should be read with the understanding that more than one person may be the beneficial owner or possess certain attributes of beneficial ownership with respect to the same securities. Therefore, careful attention should be given to the footnote references set forth in the column "Amount and Nature of Beneficial Ownership." In addition, shares issuable pursuant to options which may be exercised within 60 days of the Record Date are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest, but not for any other individuals. Thus, the total number of shares considered to be outstanding for the purposes of this table may vary depending upon an individual's particular circumstances. For additional information, see the section entitled "INFORMATION PERTAINING TO ELECTION OF DIRECTORS."

--------
(1) As used throughout this Proxy Statement, the term "executive officers" refers to the Company's Chief Executive Officer, the Company's President and Chief Operating Officer and the Bank's President, Chief Information Officer, Chief Financial Officer and Chief Credit Officer. The Bank's Chief Credit Officer resigned in January 1999.

                                                  Amount and Nature
                                                    of Beneficial   Percent of
Name and Address of Beneficial Owner(1)             Ownership(2)      Class
---------------------------------------           ----------------- ----------
William A. Bacigalupi............................       10,200(3)       1.2%
Dale A. Brain....................................        2,000(4)         *
Dennis D. Groth..................................        7,600(5)         *
E. James Hedemark................................       10,100(3)       1.2%
Michael D. Irwin.................................       12,000(3)       1.5%
Brian J. Kelly...................................       12,725(6)       1.6%
C. Richard Lemon.................................       11,300(7)       1.4%
Joseph G. Peatman................................       10,125(3)       1.3%
A. Jean Phillips.................................       10,100(3)       1.3%
George M. Schofield..............................       10,200(8)       1.3%
W. Clarke Swanson, Jr. ..........................      517,456(9)      64.5%
Rodney M. Wiessner...............................        1,000(10)        *
All directors, nominees and current executive
 officers as a Group (12 persons)................      686,617(11)     77.0%
Napa National Bancorp Stock Participation
 Plan(the "Stock Plan")..........................       71,311(12)      9.0%
Robert Fanucci...................................       71,311(12)      9.0%

--------
* Indicates that the percentage of outstanding shares beneficially owned is less than one percent (1%).
(1) The address for all natural persons is: c/o Napa National Bancorp, 901 Main Street, Napa, CA 94559. The Stock Plan's address is: Napa National Bancorp Stock Participation Plan, Mr. Robert Fanucci, Trustee, 901 Main Street, Napa, CA 94559.
(2) Includes shares beneficially owned, directly and indirectly, together with associates. Subject to applicable community property laws and shared voting or investment power with a spouse, the persons listed have sole voting and investment power with respect to such shares unless otherwise noted.
(3) Includes 10,000 shares which may be acquired upon the exercise of stock options.
(4) Includes 2,000 shares which may be acquired upon the exercise of stock options.
(5) Includes 7,500 shares which may be acquired upon the exercise of stock options.
(6) Includes 12,500 shares which may be acquired upon the exercise of stock options.
(7) Includes 10,000 shares which may be acquired upon the exercise of stock options. Includes 800 shares held in an individual retirement account.
(8) Includes 6,000 shares which may be acquired upon the exercise of stock options. Includes 4,000 shares held in an individual retirement account.
(9) Includes 10,000 shares which may be acquired upon the exercise of stock options. Mr. Swanson may be deemed to be a "control person" of the Company within the meaning of the rules and regulations of the SEC by virtue of his ownership interest in the Company.
(10) Consists of 1,000 shares which may be acquired upon the exercise of stock options.
(11) Includes 100,000 shares which may be acquired within 60 days of the Record Date upon the exercise of stock options. Also includes 1,000 shares beneficially owned by a former executive officer who resigned prior to the Record Date
(12) Voting and investment power with respect to the shares beneficially owned by the Stock Plan is entrusted to Mr. Robert Fanucci, independent trustee, who disclaims beneficial ownership of all of said shares.

                       PROPOSAL 1: ELECTION OF DIRECTORS

Directors and Nominees

   The By-laws of the Company provide that the number of directors of the Company may be no less than eight and no more than fifteen, with the exact number within such range to be fixed by amendment of the By-laws or by a resolution duly adopted by the shareholders or by the Board of Directors. The number of directors is presently fixed at ten.

   The persons named below, all of whom are currently serving one-year terms as members of the Company's Board of Directors, have been nominated for election as directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. Proxies will be voted in such a way as to effect the election of all nominees or as many as possible. If any nominee should become unable or unwilling to serve as a director, proxies will be voted for such substitute nominees as shall be designated by the Board of Directors. The Board of Directors presently has no knowledge that any of the nominees will be unable or unwilling to serve. The ten nominees receiving the highest number of votes at the Meeting shall be elected.

   The following table sets forth certain information with respect to those persons nominated by the Board of Directors for election as directors, which information is based on data furnished by each such nominee.

                                      Principal Occupation, Business Experience
                             Director      During Past Five Years and Other
          Nominee        Age  Since                  Information
          -------        --- -------- -----------------------------------------
   William A. Bacigalupi 61    1990   Political and Governmental Advisor for,
                                      and former President of, Napa Garbage
                                      Services, Inc., and Napa Valley Disposal
                                      Services, Inc. Former President of
                                      American Canyon Disposal, Inc.
   Dennis D. Groth        56   1996   President of Groth Vineyards & Winery
   Michael D. Irwin       56   1987   Chief Financial Officer of the Company
                                      since 1989; Executive Vice President,
                                      Chief Financial Officer and Director of
                                      The Compass Group since 1993; Chief
                                      Financial Officer and Director of Wild
                                      Planet Toys, Inc. since 1996.
   E. James Hedemark      50   1995   Director/CEO of Southern Pacific Funding
                                      Corporation since 1998(1); Formerly,
                                      Director of ITT Federal Bank from April
                                      1994 to September 1995; President and
                                      Chief Executive Officer of Napa Valley
                                      Bank from June 1992 to May 1993; various
                                      positions at Bank of America from 1972 to
                                      1992.
   Brian J. Kelly         48   1988   Director of the Company since 1988;
                                      President and Chief Operating Officer of
                                      the Company since 1992; President and
                                      Chief Executive Officer of the Bank since
                                      September 1989.
   C. Richard Lemon       55   1981   Secretary of the Company and the Bank
                                      since 1982; Director and Partner of
                                      Dickenson, Peatman & Fogarty since 1979;
                                      President of Exchange Holding Corp. since
                                      1979; President of Temecula Vineyards,
                                      Inc. since 1994; Partner of Silverado
                                      Partners since 1995.

--------
(1) Southern Pacific Funding Group on October 1, 1998 filed a petition for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Oregon (Case No. 398-37613). This bankruptcy proceeding is still pending before the Bankruptcy Court as of the date of this Proxy Statement and Southern Pacific Funding Group continues to manage its business as debtor in possession. Director Hedemark was the Chief Executive Officer and a director of Southern Pacific Funding Group on the date of filing of its bankruptcy petition. Management of the Company does not believe that director Hedemark's position with Southern Pacific Funding Group, in light of its pending bankruptcy proceeding, is material to an evaluation of director Hedemark as a director of the Company.

                                            Principal Occupation, Business
                                                      Experience
                              Director     During Past Five Years and Other
          Nominee         Age  Since                  Information
          -------         --- -------- ----------------------------------------
   Joseph G. Peatman       65   1994   Founding Partner and Director of
                                       Dickinson, Peatman & Fogarty since 1964;
   A. Jean Phillips        54   1995   Owner of Screaming Eagle Winery since
                                       1986; Partner and owner of Phillips &
                                       Harris Land Brokers since 1979.
   George M. Schofield     60   1990   President of George M. Schofield Co.,
                                       financial consultant since 1984;
                                       President of Unique Wines, Inc. since
                                       1984; Chief Financial Officer and
                                       Director of Folie A Deux Winery since
                                       1995; Director of Delicato Vineyards
                                       since 1996; Director of Vintage
                                       Directions since 1997.
   W. Clarke Swanson, Jr.  60   1987   Chairman of the Board of the Company
                                       since 1994; Chief Executive Officer of
                                       the Company since 1988; President of
                                       Swanson Vineyards and Winery since 1986.

Executive Officers

   In addition to Directors Irwin, Kelly and Swanson, discussed above, executive officers of the Company and Bank during 1998 included Dale A. Brain (age 51), Frederick C. Hoey (age 56) and Rodney M. Wiessner (age 37). All executive officers of the Company and the Bank serve at the pleasure of the Board of Directors.

   Mr. Brain became the Bank's Senior Vice President and Chief Information Officer in November 1996. Prior to that time, Mr. Brain was Manager, Planning & Control at Kaiser Permanente Medical from 1992 to 1996. Mr. Brain had previously been in a variety of management positions with Bank of America from 1969 to 1992.

   In March, 1997, the Bank expanded its senior management by hiring Frederick
C. Hoey. Mr. Hoey became the Bank's Senior Vice President and Chief Credit Officer. Prior to joining the Bank, Mr. Hoey was with American Investors Company as a regional representative since 1996, with Westamerica Bancorporation as a Vice President from 1992 to 1996, and in a variety of management positions with various financial institutions prior to 1992. Mr. Hoey resigned from his position effective January 31, 1999.


   In July 1997, the Bank hired Rodney M. Wiessner as the Bank's Senior Vice President, Chief Financial Officer, Treasurer and Cashier. He is also the Treasurer/ Cashier and Assistant Secretary of the Company. Prior to joining the Bank, Mr. Wiessner had been Chief Financial Officer of Mid Valley Bank since 1995. Prior to joining Mid Valley Bank, Mr. Wiessner was an Audit Manager with Perry-Smith and Company from 1990 to 1995.

Certain Relationships

   All of the members of the Company's Board of Directors also serve as the directors of the Bank. Director Lemon also serves as the sole director of the Company's inactive and wholly-owned leasing subsidiary, Napa National Leasing Company.

   There is no family relationship among any of the Company's directors (all of whom are nominees to be elected as Directors at the Meeting) and current executive officers.

Recommendation of the Board of Directors

   THE BOARD OF DIRECTORS INTENDS TO VOTE ALL PROXIES HELD BY IT IN FAVOR OF THE ELECTION OF EACH OF THE NOMINEES. YOU ARE URGED TO VOTE FOR PROPOSAL 1: TO ELECT THE TEN NOMINEES SET FORTH HEREIN TO SERVE UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR RESPECTIVE SUCCESSORS SHALL BE ELECTED AND QUALIFIED.

                   PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

   The firm of Ernst & Young LLP, which served the Company as independent public accountants since September 19, 1996, has been selected by the Audit Committee of the Board of Directors of the Company as the Company's independent public accountants for the 1999 fiscal year. Ernst & Young LLP has no interest, financial or otherwise, in the Company.

   A representative of Ernst & Young LLP is expected to attend the Meeting with the opportunity to make a statement if he or she desires to do so and respond to appropriate questions from shareholders present at the Meeting.

   All Proxies will be voted for ratification of the appointment of Ernst & Young LLP, unless authority to vote for the ratification of such selection is withheld or an abstention is noted. If Ernst & Young LLP should for any reason decline or be unable to act as independent public accountants, the Proxies will be voted for a substitute independent public accounting firm to be designated by the Audit Committee of the Board of Directors.

Recommendation of the Board of Directors

   THE BOARD OF DIRECTORS INTENDS TO VOTE ALL PROXIES HELD BY IT IN FAVOR OF THE RATIFICATION OF ERNST & YOUNG L.L.P. YOU ARE URGED TO VOTE FOR PROPOSAL 2:
TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE 1999 FISCAL YEAR.

                INFORMATION PERTAINING TO ELECTION OF DIRECTORS

Committees of the Board of Directors; Director Attendance

   The Board of Directors of the Bank maintains an Audit Committee which consists of the following individuals: Directors Hedemark, Irwin, Kelly, Peatman, Phillips and Swanson. The functions of the Audit Committee are to recommend the appointment of and oversee a firm of independent public accountants who audit the books and records of the Company for the fiscal year for which they are appointed, to approve each professional service rendered by such accountants, and to evaluate the possible effect of each such service on the independence of the Company's accountants. The Audit Committee met five times during 1998.

   The Board of Directors maintains a Compensation Committee which consists of Directors Peatman, Bacigalupi, Kelly, and Swanson. Mr. Peatman is the Chairman of the Committee. The function of the Compensation Committee is to review director and executive compensation of the Company and recommend to the Board of Directors both director and executive officer compensation packages. The Compensation Committee did not meet during 1998. Accordingly, the Board of Directors performed the functions of the Compensation Committee during 1998 and let the compensation for the Chairman and directors stand for 1999. The salary of the President and Chief Operating Officer increased from $135,000 to $150,000 a year in 1999. No bonuses were awarded during 1998.

   During 1998, the Company did not have a standing Nominating Committee. The Executive Committee of the Board of Directors of the Company performs the functions of this committee and consists of the following individuals:
Directors Kelly and Swanson. The Executive Committee did not meet during 1998, and the Company's nominees to the Board of Directors for 1999 were selected by the current Board of Directors. Nominations by shareholders will be considered by the Executive Committee provided such nominations comply with the Company's By-laws and the notice provisions included in the Notice of Meeting which accompanies this Proxy Statement. This By-law provision is designed to give the Board of Directors advance notice of third-party nominations, if any, and the qualifications of such nominees, and may have the effect of precluding third-party nominations if not followed.

   The Board of Directors of the Company held 12 regular meetings and one organizational and one special meeting during 1998. Each director of the Company attended at least 75% of the following meetings with the exception of
C. R. Lemon, 50% and J. G. Peatman, 68%, of the following meetings: (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings of committees of the Board on which he or she served (during the period for which he or she served).

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Company's directors and executive officers and persons who beneficially own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Directors, certain officers and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file with the SEC.

   To the Company's knowledge, based solely on a review of such reports furnished to the Company and written representations furnished to the Company by such directors, officers and ten percent shareholders, during the fiscal year ended December 31, 1998, all Section 16(a) filing requirements applicable to its directors, officers and ten percent shareholders were complied with.

                             EXECUTIVE COMPENSATION

   The following Summary Compensation Table sets forth for service in all capacities to the Company and the Bank for the periods indicated the compensation with respect to the Company's Chief Executive Officer and those executive officers of the Company and the Bank whose salary and bonus exceeded $100,000 in 1998.

                           Summary Compensation Table

                                                                   Securities
Name and Principal                                  Other Annual   Underlying   All Other
Position                Year  Salary     Bonus     Compensation(1)  Options    Compensation
------------------      ---- --------    ------    --------------- ----------  ------------
W. Clarke Swanson,
 Jr.................... 1998 $124,200(2) $    0        $2,520        10,000(3)    $    0
 CEO                    1997  124,800(2)      0         2,425             0            0
                        1996  125,300(2)      0         2,770             0            0

Brian J. Kelly......... 1998 $135,000(4)      0         7,723         2,500(3)    10,696(6),(7)
 President and COO      1997  135,000(4)      0         9,600             0        8,489(6),(7)
                        1996  135,000(4) 20,500         8,834             0       12,788(6)

Dale A. Brain.......... 1998   96,000(4)  7,500         6,710             0        9,209(6),(7)
 SVP, Chief Information 1997  105,667(4)  8,500(5)      3,000             0        3,203(6),(7)
 Officer, of the Bank   1996   10,625(4)      0             0         5,000            0

Frederick C. Hoey...... 1998   94,167(4)  7,500             0             0        7,137(6),(7)
 Chief Credit Officer,
  of the Bank(8)        1997   67,298(4)      0             0         5,000            0

Rodney M. Wiessner..... 1998   94,167(4)  3,750         4,350             0        8,809(6),(7)
 Chief Financial
  Officer, of the Bank  1997   36,585(4)      0             0         5,000            0

--------
(1) Consists of country club membership for Mr. Swanson in the amount of $2,520; country club membership and auto allowance for Mr. Kelly in the amount of $1,560 and $6,163 respectively; country club membership and auto allowance for Mr. Brain in the amount of $3,110 and $3,600 respectively; country club membership for Mr. Wiessner in the amount of $4,350.
(2) Includes payments for attending meetings of the Board of Directors and the committees thereof.
(3) See discussion under "Option Grants in Last Fiscal Year" below for a discussion of the extension during 1998 of certain options previously granted to Messrs. Swanson and Kelly.
(4) Includes amounts contributed by Mr. Kelly, Mr. Brain, Mr. Hoey and Mr. Wiessner to the Stock Plan.
(5)  Includes moving bonus.
(6) Consists of contributions by the Company to the Stock Plan for the benefit of Mr. Kelly, Mr. Brian, Mr. Hoey and Mr. Wiessner.,
(7)  Includes unpaid vacation for Mr. Kelly, Mr. Brain, Mr. Hoey and Mr.
     Wiessner.
(8)  Mr. Hoey resigned in January 1999.

   The following table provides certain information concerning options granted to the Company's Chief Executive Officer and those executive officers executive officers of the Company and the Bank whose salary and bonus exceeded $100,000 in 1998:

                       Option Grants in Last Fiscal Year

                                     Percent of
                                    Total Number
                         Number of   of Options            Market
                         Securities  Granted to           Price on
                         Underlying  Employees   Exercise   Date
Name                      Options     in 1998     Price   of Grant  Expiration Date
----                     ---------- ------------ -------- -------- ------------------
W. Clarke Swanson, Jr.
 CEO....................   10,000        29%      $8.00    $16.00  September 16, 2000
Brian J. Kelly,
 President and COO......    2,500         7%      $8.00    $16.00  September 16, 2000

   The options noted in the above table were treated as granted by action of the Board of Directors on August 18, 1998 as a result of its decision to extend for a period of two years under the Napa National Bancorp 1998 Amended and Restated Stock Option Plan certain non-statutory stock options previously granted to Messrs. Swanson (10,000 shares), Kelly (2,500 shares), Irwin (10,000 shares) and Lemon (10,000 shares) under the Napa National Bancorp 1982 Stock Option Plan (the "Options"). See also "Compensation of Directors" below. Because the per share exercise price for the Options was below the per share market price on the date of grant ($16.00, based on an independent third party evaluation), the extension of the exercise periods for the Options resulted in the Company taking a charge against 1998 earnings in the amount of $153,400. This amount was offset, however, by an increase in the Company's shareholders equity of $106,600 due to a future tax benefit of $106,600 that the Company will be able to realize.

   The following table sets forth the options exercised in 1998 and the December 31, 1998, unexercised value of both vested and unvested options for the Company's Chief Executive Officer and those executive officers of the Company whose salary and bonus exceeded $100,000 in 1998.

          AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                Number of Shares of Common           Value of Unexercised
                                               Stock Underlying Unexercised          In-The-Money Options
                            Shares                 at December 31, 1998             at December 31, 1998(1)
                           Acquired    Value   ---------------------------------   -------------------------
          Name            on Exercise Realized  Exercisable       Unexercisable    Exercisable Unexercisable
          ----            ----------- -------- --------------    ---------------   ----------- -------------
W. Clarke Swanson, Jr.,
 CEO....................        0         0              10,000                  0   $90,000           0
Brian J. Kelly,
 President and COO......        0         0              12,500                  0   111,600           0
Dale A. Brain, SVP,
 Chief Information
 Officer, of the Bank...        0         0               2,000              3,000     3,300       4,950
Frederick C. Hoey, SVP,
 Chief Credit Officer,
 of the Bank............        0         0               1,000              4,000     1,650           0
Rodney M. Wiessner, SVP,
 Chief Financial
 Officer, of the Bank...        0         0               1,000              4,000     1,500       6,000

--------
(1) The per share fair market value of the Company's Common Stock as of December 31, 1998 was $17.00, based upon an independent evaluation, dated February 1, 1999, prepared by L.F. Sherman Evaluation Research Consultants.

Compensation of Directors

   In January 1999, the Board of Directors of the Company left the director compensation package unchanged from the 1998 plan.

   The 1998 director compensation package included paying each director $200 for every board or committee meeting he or she attends. Mr. Kelly, as a full-time employee of the Company, does not receive director compensation. Chairpersons for the committees receive $300 for each meeting they chair. This fee structure is intended to compensate the Chairpersons for their additional time and effort required in fulfilling this role. This fee schedule was effective for all of 1998. During 1998, the Board of Directors as a group received a total of $74,700 for attendance at all meetings.

   As discussed under "Option Grants in Last Fiscal Year," the Board of Directors on August 18, 1998 extended for a period of two years certain Options previously granted to directors Swanson, Kelly, Irwin and Lemon.

Certain Relationships and Related Transactions

Purchase Right

   In 1987, Mr. Swanson acquired 300,701 shares of the Company's common stock ("Common Stock") through a tender offer at $11.00 per share (the "Tender Offer"), net to the sellers in cash. The Tender Offer was made pursuant to the terms of an agreement with the Company, dated as of February 5, 1987 (the "Purchase Agreement").

   As disclosed to shareholders in materials related to the Tender Offer, the Purchase Agreement provides, among other things, certain protections against dilution of Mr. Swanson's stock ownership by requiring that if the Company should desire to issue any Equity Securities (as defined below), it shall give Mr. Swanson first right to purchase (the "Purchase Right") a portion of such Equity Securities up to an amount which will enable Mr. Swanson to maintain the same percentage of ownership of the outstanding Common Stock as held by Mr. Swanson on the date immediately following his purchases in the Tender Offer (i.e., 60.14%). In the event that the number of shares of Common Stock owned by Mr. Swanson should decline due to Mr. Swanson's failure to purchase shares pursuant to such right or sales of shares of Common Stock by Mr. Swanson, the Purchase Agreement provides that the Purchase Right entitles Mr. Swanson to purchase a portion of new issuances of Equity Securities up to an amount which will enable Mr. Swanson to maintain his percentage ownership of the outstanding Common Stock as computed immediately prior to each issuance of such Equity Securities.

   The Purchase Right also applies to issuances of Equity Securities to employees, officers and directors under stock option plans approved by the Board of Directors of the Company, provided, however, that Common Stock shall be deemed to have been issued only upon the exercise of an employee stock option. The Purchase Agreement further states that if Mr. Swanson has a right to purchase Common Stock due to the exercise of a stock option by an employee, officer or director of the Company, the purchase price of such Common Stock purchasable by Mr. Swanson shall be equal to the exercise price of such option.

   The term "Equity Securities" is defined in the Purchase Agreement to mean Common Stock, rights, options (except stock options issued pursuant to stock option plans), warrants to purchase Common Stock, any security other than Common Stock having voting rights in the election of the Board of Directors which are not contingent upon a failure to pay dividends, any security convertible into or exchangeable for any of the foregoing, and any agreement or commitment to issue any of the foregoing.

   The Purchase Right terminates when Mr. Swanson ceases to own in excess of 10% of the then outstanding shares of Common Stock.

Certain Transactions

   Directors Lemon and Peatman are directors of the Bank and of the Company. Both are shareholders in Dickenson, Peatman & Fogarty, a Professional Law Corporation, which provided legal services to the Company and the Bank during 1997 and 1998 and from which the Company expects to receive legal services during 1999. The amount of fees and expenses paid to Dickenson, Peatman & Fogarty in 1998 for legal services rendered was $89,203.80.

Indebtedness of Management

   Some of the Company's directors and executive officers, as well as their immediate family and associates, are customers of, and have had banking transactions with, the Bank in the ordinary course of the Bank's business, and the Bank expects to continue to have such ordinary banking transactions with these persons in the future. In the opinion of management of the Company, all loans and commitments to lend included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness, and did not involve more than a normal risk of collectibility or present other unfavorable features. Although the Bank does not have any limits on the aggregate amount it would be willing to lend to directors and officers as a group, loans to individual directors and officers must comply with the Bank's respective lending policies and statutory lending limits, and prior approval of the Bank's board of directors is required for these types of loans.

                             SHAREHOLDER PROPOSALS

   Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. For any such proposal to be considered for inclusion in the proxy statement prepared for the 2000 Annual Meeting of Shareholders, the proposal must be received at the Company's principal executive offices at 901 Main Street, Napa, California 94559 prior to December 31, 1999. Any such proposal received by the Company's principal executive offices after such date will be considered untimely and may be excluded from the proxy statement and form of proxy. The deadline for submission of stockholder proposals to be presented at the 2000 Annual Meeting of Stockholders, but which will not be included in the proxy statement and form of proxy relating to such meeting, is March 16, 2000. Any such proposal received by the Corporation's principal executive offices after such date will be considered untimely and the persons named in the proxy for such meeting may exercise their discretionary voting power with respect to such proposal.

                                  FORM 10-KSB

   If any shareholder would like a copy of the Company's Annual Report to the SEC on Form 10-KSB, for the fiscal year ended December 31, 1998, including financial statements and financial statement schedules, it may be obtained without charge. Exhibits to the Form 10-KSB will be furnished upon payment of reasonable charges. Written requests should be directed to Napa National Bancorp, 901 Main Street, Napa, CA 94559.

                                 OTHER MATTERS

   Management is not aware of any other matters to come before the Meeting. If any other matter not mentioned in this Proxy Statement is brought before the Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                                          By Order of the Board of Directors

                                          C. Richard Lemon, Secretary

Dated: April 30, 1999
Napa, California

                                   APPENDIX F

                               ----------------

  NAPA NATIONAL BANCORP'S FORM 10-QSBFOR THE QUARTER ENDED SEPTEMBER 30, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ----------------

                                  FORM 10-QSB

            Quarterly report pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                    For the Quarter Ended September 30, 1999

                        Commission file number: 0-11090

                               ----------------

                             NAPA NATIONAL BANCORP
       (Exact name of Small Business Issuer as specified in its charter)

           California                  94-2780134
 (State or other jurisdiction of      (IRS Employer
 incorporation or organization)   Identification Number)

                    901 Main Street, Napa, California 94559
              (Address of principal executive offices) (Zip Code)

                               ----------------

                                 (707) 257-2440
                          (Issuer's telephone number)

                               ----------------

   Check whether the issuer (1) filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and
(2) has been subject to such filing requirements for the past 90 days. [X]
Yes [_] No

   The number of shares of the registrant's Common Stock, no par value, outstanding as of September 30, 1999, was 792,675.

   Transitional Small Business Disclosure Format:

                                 [_] Yes [X] No

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             NAPA NATIONAL BANCORP
  Page
  ----

                               TABLE OF CONTENTS
[CAPTION]

PART I--FINANCIAL INFORMATION.............................................. F-

ITEM 1--FINANCIAL STATEMENTS............................................... F-

  Consolidated Balance Sheets:
    September 30, 1999..................................................... F-
    December 31, 1998...................................................... F-

  Consolidated Statements of Income:
    Three Months ended September 30, 1999.................................. F-
    Three Months ended September 30, 1998.................................. F-
    Nine Months ended September 30, 1999................................... F-
    Nine Months ended September 30, 1998................................... F-
    Consolidated Statements of Cash Flows:                                  F-
    Nine Months ended September 30, 1999................................... F-
    Nine Months ended September 30, 1998................................... F-

  Notes to Consolidated Financial Statements............................... F-

ITEM 2--MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.......... F-

PART II--OTHER INFORMATION................................................. F-

ITEM 1--LEGAL PROCEEDINGS.................................................. F-

ITEM 2--CHANGES IN SECURITIES AND USE OF PROCEEDS.......................... F-

ITEM 3--DEFAULTS UPON SENIOR SECURITIES.................................... F-

ITEM 4--OTHER INFORMATION.................................................. F-

ITEM 5--EXHIBITS AND REPORTS ON FORM 8-K................................... F-

SIGNATURES................................................................. F-

INDEX TO EXHIBITS.......................................................... F-

PART I--FINANCIAL INFORMATION

ITEM 1--FINANCIAL STATEMENTS

   The following interim consolidated financial statements of Napa National Bancorp and its subsidiary Napa National Bank are unaudited and prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. However, they reflect all adjustments (which included only normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of financial position, results of operations, and cash flows for the interim periods presented and are normal and recurring.

   Results for the period as presented are not necessarily indicative of results to be expected of the year as a whole.

                     NAPA NATIONAL BANCORP AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)
                               (Dollars in 000's)

                                                     September 30, December 31,
                                                         1999          1998
                                                     ------------- ------------
ASSETS
Cash and due from banks............................    $  8,578      $  9,969
Federal funds sold.................................       1,480        13,590
Investment securities: Available for Sale, at
 market value......................................      36,878        33,844
Investment securities: Held to Maturity, at
 amortized cost....................................       2,705         1,798
Federal Reserve and Federal Home Loan Bank Stock...         592           553
Loans, less allowance for loan losses of $1,786 and
 $1,671 at
 September 30, 1999 and December 31, 1998..........      94,836        77,647
Premises, furniture, fixtures and equipment,net....       4,144         3,908
Accrued interest receivable........................       1,286         1,211
Other real estate owned............................         --            262
Other assets.......................................       1,766         1,307
                                                       --------      --------
TOTAL ASSETS.......................................    $152,265      $144,089
                                                       ========      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 Non-interest-bearing demand.......................    $ 38,518      $ 36,557
 Interest-bearing:
  Savings..........................................      26,395        20,534
  Transaction......................................      34,436        33,042
  Time certificates................................      41,714        43,118
                                                       --------      --------
  Total deposits...................................     141,063       133,251
Accrued interest payable and other liabilities.....         977         1,025
                                                       --------      --------
TOTAL LIABILITIES..................................     142,040       134,276
                                                       --------      --------
SHAREHOLDERS' EQUITY
Common stock, no par value, 20,000,000 shares
 authorized;
 792,675 and 791,000 shares issued and outstanding
 at
 September 30, 1999 and December 31, 1998,
 respectively......................................       7,223         7,207
Retained earnings..................................       3,443         2,607
Net unrealized loss on available for sale
 securities, net of taxes..........................        (441)           (1)
                                                       --------      --------
TOTAL SHAREHOLDERS' EQUITY.........................      10,225         9,813
                                                       --------      --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.........    $152,265      $144,089
                                                       ========      ========

         (See notes to the unaudited consolidated financial statements)

                     NAPA NATIONAL BANCORP AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)
                 (Dollars in 000's, except earnings per share)

                                                                 Three Months
                                                                     Ended
                                                                 September 30,
                                                                ---------------
                                                                 1999    1998
                                                                ------- -------
Interest income:
  Interest and fees on loans................................... $ 2,025 $ 2,010
  Interest on federal funds sold...............................      65      98
  Interest on time deposits with other financial institutions..     --        2
  Interest and dividends on investment securities..............     549     533
                                                                ------- -------
    Total interest income......................................   2,639   2,643
Interest expense:
  Interest expense on deposits.................................     816     879
  Interest expense on Fed Funds Purchased......................       2     --
                                                                ------- -------
    Total interest expense.....................................     818     879
                                                                ------- -------
    Net interest income........................................   1,821   1,764
Provision for loan losses......................................     --       75
                                                                ------- -------
    Net interest income after provision for loan losses........   1,821   1,689
                                                                ------- -------
Non-interest income:
  Service charges on deposit accounts..........................     156     151
  Mortgage loan service fees...................................       8      12
  Other........................................................     136     146
                                                                ------- -------
    Total non-interest income..................................     300     309
                                                                ------- -------
Non-interest expense:
  Salaries and employee benefits...............................   1,000   1,075
  Occupancy....................................................     104     127
  Furniture, fixtures and equipment............................     107      75
  Other........................................................     401     403
                                                                ------- -------
    Total non-interest expense.................................   1,612   1,680
                                                                ------- -------
    Income before income taxes.................................     509     318
Income taxes...................................................     174     112
                                                                ------- -------
    Net income................................................. $   335 $   206
                                                                ======= =======
Earnings per common share...................................... $  0.42 $  0.26
                                                                ======= =======
Earnings per common share--Assuming Dilution................... $  0.40 $  0.25
                                                                ======= =======
Weighted average common shares outstanding used to compute net earnings
 per common share.............................................. 792,675 787,000
                                                                ======= =======
Weighted average common shares outstanding used to compute net earnings
 per common share--Assuming Dilution........................... 841,672 830,392
                                                                ======= =======

         (See notes to the unaudited consolidated financial statements)

                     NAPA NATIONAL BANCORP AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)
                 (Dollars in 000's, except earnings per share)

                                                                  Nine Months
                                                                     Ended
                                                                 September 30,
                                                                ---------------
                                                                 1999    1998
                                                                ------- -------
Interest income:
  Interest and fees on loans................................... $ 5,720 $ 6,043
  Interest on federal funds sold...............................     353     509
  Interest on time deposits with other financial institutions..     --       18
  Interest and dividends on investment securities..............   1,525   1,330
                                                                ------- -------
    Total interest income......................................   7,598   7,900
Interest Expense:
  Interest expense on deposits.................................   2,403   2,627
  Interest on Fed Funds Purchased..............................       2     --
                                                                ------- -------
    Total Interest Expense.....................................   2,405   2,627
                                                                ------- -------
    Net interest income........................................   5,193   5,273
Provision for loan losses......................................     --      265
                                                                ------- -------
    Net interest income after provision for loan losses........   5,193   5,008
                                                                ------- -------
Non-interest income:
  Service charges on deposit accounts..........................     456     396
  Mortgage loan service fees...................................      26      38
  Other........................................................     422     427
                                                                ------- -------
    Total non-interest income..................................     904     861
                                                                ------- -------
Non-interest expense:
  Salaries and employee benefits...............................   2,685   2,687
  Occupancy....................................................     281     366
  Furniture, fixtures and equipment............................     306     282
  Other........................................................   1,227   1,180
                                                                ------- -------
    Total non-interest expense.................................   4,499   4,515
                                                                ------- -------
    Income before income taxes.................................   1,598   1,354
Income taxes...................................................     562     518
                                                                ------- -------
    Net income................................................. $ 1,036 $   836
                                                                ======= =======
Earnings per common share...................................... $  1.31 $  1.07
                                                                ======= =======
Earnings per common share--Assuming Dilution................... $  1.23 $  1.01
                                                                ======= =======
Weighted average common shares outstanding used to compute net earnings
 per common share.............................................. 792,247 784,333
                                                                ======= =======
Weighted average common shares outstanding used to compute net earnings
 per common share--Assuming Dilution........................... 840,741 827,203
                                                                ======= =======

         (See notes to the unaudited consolidated financial statements)

                     NAPA NATIONAL BANCORP AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                               (Dollars in 000's)

                                                           Nine Months Ended
                                                             September 30,
                                                           ------------------
                                                             1999      1998
                                                           --------  --------
Cash flows from operating activities:
Net income................................................ $  1,036  $    836
Reconciliation of net income to net cash provided by
 operating activities:
 Depreciation on premises and equipment...................      303       303
 Extension of non-statutory stock options.................       60       153
 (Gain) loss on sale of other real estate owned...........       (9)        6
 Amortization of deferred loan fees and discounts/premiums
  on securities...........................................      347       230
 Provision for loan losses................................      --        265
 Decrease/(Increase) in accrued interest receivable.......      (75)    (347)
Decrease/(Increase) in other assets, net..................     (119)     (209)
Decrease in accrued interest payable and other
 liabilities..............................................      (48)       (7)
                                                           --------  --------
NET CASH PROVIDED BY OPERATING ACTIVITIES.................    1,495     1,230
                                                           --------  --------
Cash flows from investing activities:
Loan originations, net of repayments......................  (17,184)   (2,216)
Proceeds from maturities of time deposits with other
 financial institutions...................................      --      1,782
 Activity in securities held to maturity:
  Purchases...............................................   (2,611)   (1,923)
  Maturities..............................................    1,698     1,948
  Principal Paydowns......................................        6       --
 Activity in securities available for sale:
  Purchases...............................................  (12,027)  (21,248)
  Principal Paydowns......................................    7,157     4,603
  Funds from Call on Available for sale...................      738       792
(Purchases) Sale of Federal Reserve and Federal Home Loan
 Bank stock...............................................      (39)       35
Purchases of furniture and equipment......................     (538)     (274)
Proceeds on sale of other real estate owned...............      275       340
                                                           --------  --------
NET CASH USED BY INVESTING ACTIVITIES.....................  (22,525)  (16,161)
                                                           --------  --------
Cash flows from financing activities:
Net increase in deposits..................................    7,810     3,940
Stock options exercised...................................       16       --
Cash dividends............................................     (297)     (294)
Compensation expense related to the exercise of incentive
 stock options............................................      --         60
                                                           --------  --------
NET CASH PROVIDED BY FINANCING ACTIVITIES.................    7,529     3,706
                                                           --------  --------
DECREASE IN CASH AND CASH EQUIVALENTS.....................  (13,501)  (11,225)
Cash and cash equivalents at beginning of period..........   23,559    26,147
                                                           --------  --------
Cash and cash equivalents at end of period................ $ 10,058  $ 14,922
                                                           ========  ========
CASH AND CASH EQUIVALENTS AT SEPTEMER 30:
  Cash and due from banks................................. $  8,578  $  7,647
  Federal funds sold .....................................    1,480     7,275
                                                           --------  --------
                                                           $ 10,058  $ 14,922
                                                           ========  ========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest.................................. $  2,473  $  2,672
                                                           ========  ========
  Cash paid for income taxes.............................. $    675  $    623
                                                           ========  ========

         (See notes to the unaudited consolidated financial statements)

                     NAPA NATIONAL BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1--Comprehensive Income

   As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income. SFAS 130 establishes new rules for the reporting and display of comprehensive income or loss and its components; however, the adoption of the Statement had no impact on the Company's net income or shareholders' equity. SFAS 130 requires unrealized gains or losses on the Company's available-for-sale securities, which prior to adoption were reported separately in shareholders' equity to be included in other comprehensive income or loss.

   The following is a summary of the components of total comprehensive income, net of related income taxes:

                                  1999                        1998
                         ----------------------- -------------------------------
                          Third  Second   First  Fourth   Third  Second   First
                         Quarter Quarter Quarter Quarter Quarter Quarter Quarter
                         ------- ------- ------- ------- ------- ------- -------
Net income..............  $335    $383    $318    $487    $206    $338    $292
Net unrealized
 gain(loss) on
 available-for-sale
 securities.............  (105)   (278)    (57)   (120)    175      (6)    (73)
                          ----    ----    ----    ----    ----    ----    ----
Total Comprehensive
income..................  $230    $105    $261    $367    $381    $332    $219
                          ====    ====    ====    ====    ====    ====    ====

Note 3--Extension of Non-Statutory Stock Options

   On July 20, 1999, The Board of Directors approved the extension of 10,000 non-statutory options that expired on September 16, 1999. The new expiration date is September 16, 2000. Based on current market value of the Company's Common Stock of $17.85, the extension of the exercise periods for these non-statutory options resulted in the Company taking a charge against third quarter earnings of $60,512, net of taxes.

ITEM 2--MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

   Napa National Bancorp (the "Company") was incorporated in 1981 in the State of California and is headquartered in Napa, California. The Company is a bank holding company. Its principal subsidiary, Napa National Bank (the "Bank"), was organized as a national banking association in 1982. The following discussion and analysis by the Company's management compares the results of the Company's operations for the nine months ended September 30, 1999 and 1998 and the financial condition and liquidity of the Company as of September 30, 1999 and December 31, 1998.

   Certain matters discussed in this report are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the competitive environment and its impact on the Company's net interest margin, changes in interest rates, asset quality risks, concentrations of credit and the economic health of Napa County (particularly the health of the wine industry), volatility of rate sensitive deposits, asset/liability matching risks, the dilutive impact which might occur upon the issuance of new shares of common stock, and liquidity risks. Therefore, the matters set forth below should be carefully considered when evaluating the Company's business and prospects. For additional information concerning these risks and uncertainties, please refer to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998.

Financial Condition

   The Company's assets increased approximately $8.2 million during the first nine months of 1999 as compared to the period ended December 31, 1998. The substantial portion of that increase was due to the increase in non-interest bearing deposits of $2.0 million, savings deposits of $5.9 million, and interest bearing transaction deposits of $1.4 million. Time certificates of deposit comparatively declined $1.4 million. Total assets were $152.3 million at September 30, 1999 compared with $144.1 million at December 31, 1998. Total deposits increased to $141.1 million at September 30, 1999 compared with $133.3 million at December 31, 1998.

   The loan portfolio of $94.8 million at September 30, 1999 increased $17.2 million as compared to the December 31, 1998 total of $77.6 million. The allowance for loan losses on September 30, 1999 was $1,786,000 or 1.88% of total gross loans outstanding. Loan recoveries exceeded loan charge-offs for the first nine months of 1999 by $115,000. In the opinion of management, the allowance for loan losses was considered adequate at September 30, 1999 based on management's analysis of the risks inherent in the loan portfolio.

   The Company's "held to maturity securities" consist of Treasury bonds, municipals and stock in the Federal Reserve and Federal Home Loan Bank and are classified as such in accordance with SFAS No. 115. At September 30, 1999, the "held to maturity" investment portfolio's amortized cost and fair market value was $3,297,000.

   The Company's available for sale portfolio include collateralized mortgage obligations and municipal bonds. The Company's general policy is to acquire "A" rated or better, insured tax-free municipal bonds. Collateralized mortgage obligations have an average life of five years or less at purchase date. At September 30, 1999, collateralized mortgage obligations and municipal securities had an amortized cost of $27,721,000 and $9,904,000, respectively, and a fair value of $27,359,000 and $9,522,000, respectively.

Results of Operations

   The Company's after-tax earnings were $1,036,000 during the first nine months of 1999 compared with $836,000 during the same period in 1998.

   Net interest income, the principal source of the Company's earnings, represents the difference between interest and fees earned from lending and investment activities and the interest paid on deposits used to fund those activities. Variations in the volume and mix of loans, investments, and deposits and their relative sensitivity to movements in interest rates impact net interest income.

   During the first nine months of 1999, net interest income at $5,193,000 was $80,000 behind the same period in 1998. The primary cause of the decrease was the overall decline in interest rates and the impact it had on the loan portfolio. Yield on loans declined approximately 125 basis points for the nine months of 1999 as compared to the same period in 1998. That decrease was mitigated by the decrease in interest expense on interest bearing deposits. Yield on interest bearing deposits for the first nine months of 1999 was 43 basis points lower than the same time period of 1998. Yield on investments also showed a decline in yield of approximately 50 basis points. That was in part due to the decline in Federal Funds rate of 67 basis points. In addition, the decline in overall rates resulted in the prepayment factor on the collateralized mortgage obligations to increase. That caused the return of principal faster than originally predicted. That required premiums on the collateralized mortgage obligations to be amortized at a more expedited rate and returned principal to be reinvested at a lower rate. That also assisted in reducing net interest income as compared to prior year. Fortunately, the Bank has continued to grow and the increased volume of earning assets has provided the opportunity to increase net interest income.

   Non-interest income increased by $43,000 in the nine months of 1999 as compared to the same period in 1998. The increase in service charges on deposit accounts was $60,000. That was mainly a result of increased charges on NSF related items that increased $54,000 from 1998. Mortgage loan servicing fees have declined as the Bank has curtailed its interest in processing those types of transactions.

   Non-interest expenses consist of salaries and benefits provided to employees of the Bank, expenses related to premises and equipment, and operating expenses associated with the business affairs of the Company. Total non-interest expenses decreased $16,000 during the first nine months of 1999 when compared with the first nine months of 1998. Salaries and benefits remained relatively flat when compared to the same period in 1998. Occupancy expense declined $85,000. At the end of 1998, the Bank purchased its Main Street building that it had previously been leasing. That purchase provided the savings experienced in the occupancy expense category. The remaining non-interest expense increased $71,000 or 4.9% for the first nine months of 1999 compared to the same period in 1998. This is primarily the result of normal increases in operating expenses.

Capital Ratios and Adequacy

   Shareholders equity was $10.2 million or 6.7% of total assets at September 30, 1999 compared with $9.8 million or 6.8% of total assets at December 31, 1998. The ratio of capital to risk-weighted assets at September 30, 1999 was 11.11% for the Company and 10.98% for the Bank. Both ratios exceeded the regulatory requirements for a "well-capitalized" institution. Management anticipates that both the Company and the Bank will continue to exceed the regulatory minimums for "well-capitalized" institutions in the foreseeable future. Therefore, in management's opinion, the Company and the Bank have adequate capital in order to support future growth.

Inflationary Factors

   Since the assets and liabilities of the Bank are primarily monetary in nature, the performance of the Bank is affected more by changes in interest rates than by inflation.

Year 2000

   The risks associated with the "Year 2000" problem involve both operational issues relating to the Bank's data processing systems and the impact of this problem on the operations of the Bank's customers. Both of these issues could have a significant negative impact on the Company's financial condition or results of operations including the level of the Bank's provision for possible loan and lease losses in future periods. See "Year 2000 Problem."

Year 2000 Problem

   The "Year 2000" problem relates to the fact that many computer programs and other technology utilizing microprocessors only use two digits to represent a year, such as "98" to represent "1998." In the year 2000, such programs/processors could incorrectly treat the year 2000 as the year 1900. The Company's business is dependent on technology and data processing. As a result, it has created a Year 2000 team whose members are familiar with the Company's business and operations. This issue has grown in importance as the use of computers and microprocessors has become more pervasive throughout the economy, and interdependencies between systems has multiplied. The issue must be recognized as a business problem, rather than simply a computer problem, because of the way its effects could ripple through the economy. The Company could be affected either directly or indirectly by the Year 2000 issue. This could happen if any of its critical computer systems or equipment containing embedded logic fail, if the local infrastructure (electric power, communications, or water system) fails, if its significant vendors are adversely impacted, or if its borrowers or depositors are significantly impacted by their internal systems or those of their customers or suppliers.

   The Company utilizes ITI banking software which processes on Unisys equipment for its data processing and mission critical needs. The Company does not have access to the programming code of the software. The Company is dependent on this system, as well as personal computers connected on a local area network.

   The Company's business also involves non-IT products and services, some of which have embedded technology which might not be Year 2000 compliant. Some non-IT products and services involve various infrastructure issues such as power, communications and water, as well as elevators, ventilation and air conditioning equipment. The Company classifies power and communications as non-IT mission critical systems.

   The Company's application software, data processing vendors, computer operating systems, local area network and the power and communication infrastructure provide critical support to substantially all of its business and operations. Failure to successfully complete renovation, validation and implementation of its mission critical IT systems could have a material adverse effect on the operations and financial performance of the Company. Moreover, Year 2000 problems experienced by significant vendors or customers of the Company or power or communications systems could negatively impact the business and operations of the Company even if its own critical IT systems are capable of functioning satisfactorily. Due to the numerous issues and problems which might arise and lack of guarantees concerning Year 2000 readiness from non-IT service providers such as power and communication systems vendors, the Company cannot quantify the potential cost of problems if the Company's renovation and implementation efforts or the efforts of significant vendors or customers are not successful.

   State of Readiness

   The Company has conducted a comprehensive review of its IT systems to identify the systems that could be affected by the Year 2000 problem and has developed a plan designed to resolve the problem. The Company believes it has made continuous progress in addressing all material aspects of the Year 2000 problem.

   The Company completed the Awareness and Assessment Phases, as defined by the Federal Financial Institutions Examination Council (FFIEC), for its IT systems and Company facilities in 1998 and continues to update its assessment as needed. The Company has identified mission-critical systems, assessed the state of Year 2000 compliance of those systems, and developed a plan to correct non-compliant systems. The Company reports on a regular basis to the Board of Directors on Year 2000 progress.

   The target date established by the FFIEC for substantial completion of testing for internal mission-critical IT systems was December 31, 1998. At December 31, 1998, the Company had substantially completed testing of non-Year 2000 compliant IT Systems that were identified as mission-critical. By March 31, 1999 FFIEC Guidelines require that testing by companies relying on service providers for mission-critical systems should be substantially complete. External testing with material other third parties (customers, other financial institutions, business partners, payment system providers, etc.) should have begun. By June 30, 1999 testing of mission-critical systems should be complete and implementation should be substantially complete.

   Based on information provided by outside service providers and its testing process the Company believes that its mission critical IT systems are substantially Year 2000 compliant. The Company intends to work with its vendors to resolve any other issues discovered during the testing process. The Company has completed secondary testing, where it was deemed appropriate, by June 30, 1999. The Company is also monitoring the Year 2000 readiness of outside product and service vendors. The Company cannot test for Year 2000 readiness of its power and telecommunications vendors, although the Company is monitoring their readiness. Additionally, at the date of this report, management of the Company had not identified any serious problems with its mission-critical systems.

   Costs

   The Company is expensing all period costs associated with the Year 2000 problem. Through December 31, 1998, the amount of such expense had been approximately $50,000. Management estimates that the Company will incur approximately an additional $200,000 in Year 2000 related expenses in fiscal 1999. There can be no assurance that these expenses will not increase as further testing and assessment of vendor and customer readiness and contingency planning for the Year 2000 continues. The above cost estimates include costs for consultants, running tests and technical assistance from vendors, as well as development of contingency plans and costs of communicating with customers concerning Year 2000 issues

   Risks

   Because the Company recognizes that its business and operations could be adversely affected if key business partners fail to achieve timely Year 2000 compliance, the Company is evaluating strategies to manage and mitigate the risks to the Company of their Year 2000 failures.

   Management has identified a long-range, most reasonably likely, worst case scenario. This scenario suggests that the Year 2000 problem might negatively impact some significant customers and non-IT vendors/products through the failure of the customer and/or vendor to be prepared or the impact on them of the failure of their own vendors and customers. Management believes that this scenario could occur in conjunction with an economic recession arising from the Year 2000 problem. The Bank's asset quality and earnings could be adversely impacted in that event. It is not possible to predict the effect of this Year 2000 scenario on the economic viability of the Bank's customers and the related adverse impact it may have on Company's financial position and results of operations, including the level of the Bank's provision for possible loan losses in future periods. Further there can be no assurance that other possible adverse scenarios will not occur.

   The Company presently believes that, based upon its Year 2000 testing program and assuming representations of Year 2000 readiness from significant vendors and customers are accurate, the Year 2000 issue should not pose significant operational risks for the Company's IT systems. However, other significant risks relating to the Year 2000 problem are that of the unknown impact of this problem on the operations of the Bank's customers and vendors, the impact of infrastructure failures such as power, communications and water on the Company's IT systems, the economy and future actions which banking or securities regulators may take.

   The Company is making efforts to ensure that its customer base is aware of the Year 2000 problem. In addition to seminars for and mailings to its customer base, the Bank has amended its credit policy and credit authorization documentation to include consideration regarding the Year 2000 problem. Significant customer relationships have been identified, and such customers are being contacted by the Bank's account officers to determine whether they are aware of Year 2000 risks and whether they are taking preparatory actions. An initial assessment of these customers was substantially completed in late 1998. The Company is taking follow-up action in 1999 based on the results of this assessment.

   The Company has also attempted to contact major vendors and suppliers of non-software products and services (including those where products utilize embedded technology) to determine the Year 2000 readiness of such organizations and/or the products and services which the Company purchases from such organizations. The Company is monitoring reports provided by such vendors regarding their preparations for Year 2000. This is an ongoing process and the Company intends to continue to monitor information provided by such vendors through the century date change.

   Federal banking regulators have responsibility for supervision and examination of banks to determine whether they have an effective plan for identifying, renovating, testing and implementing solutions for Year 2000 processing and coordinating Year 2000 processing capabilities with its customers, vendors and payment system partners. Examiners are also required to assess the soundness of an institution's internal controls and to identify whether further corrective action may be necessary to ensure an appropriate level of attention to Year 2000 processing capabilities. Management is currently in compliance with the federal bank regulatory guidelines and timetables.

   Contingency Plans

   The FFIEC guidelines indicate that remediation contingency plans may be necessary for mission-critical applications or systems that have not been certified as Year 2000 ready. In September 1998, the Company began to develop high-level remediation contingency plans for applications and systems used by the Company that are deemed mission-critical. Generally this has involved the identification of an alternate vendor or other expected actions the Company could take, as well as the establishment of a trigger date to implement the contingency plan. The Company is currently working to develop further contingency plans to address potential business disruptions which might result from Year 2000 issues.

   By June 1999, the Company has completed a Year 2000 business resumption plan based on a review of reasonable worst-case scenarios. This business resumption plan is intended to enable the Company to continue to conduct its core business despite unexpected Year 2000-related failures of systems or services. This involved, among other things procedures to be followed in the event of a power failure, communications failure, or system failure which occurs despite the testing which has been performed. The Company has tested this plan as of September 30, 1999.

PART II--OTHER INFORMATION

    ITEM 1--LEGAL PROCEEDINGS

    As of September 30, 1999, the Company was not party to any significant legal proceeding.

    ITEM 2--CHANGES IN SECURITIES AND USE OF PROCEEDS

    There were no changes in the Company's securities during the quarter.

    ITEM 3--DEFAULTS UPON SENIOR SECURITIES

    No securities of this nature.

    ITEM 4--OTHER INFORMATION

    None.

    ITEM 5--EXHIBITS AND REPORTS ON FORM 8-K

   (a)Exhibits. See Index to Exhibits to this Form 10-QSB, for a list of the exhibits filed as a part of this report and incorporated herein by reference.

   (b) Reports on Form 8-K:

     The Company did not file a report on Form 8-K during the third quarter of 1999.

                                   SIGNATURES

   In accordance with the requirements of the Exchange Act, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          NAPA NATIONAL BANCORP
                                           (Registrant)

Date: November 9, 1999                             /s/ Brian J. Kelly
                                          -------------------------------------
                                                     Brian J. Kelly
                                                      President/COO

Date: November 9, 1999                            /s/ Michael D. Irwin
                                          -------------------------------------
                                                    Michael D. Irwin
                                                 Chief Financial Officer

                               INDEX TO EXHIBITS

 EXHIBIT NO.                          DESCRIPTION
 3(i)*       Articles of Incorporation of the Registrant, as amended.
 3(ii)*      Restated Bylaws of the Registrant.
 4.1*        A specimen copy of the certificates evidencing Common Stock.
 10.1*       Napa National Bancorp 1992 Stock Option Plan.
 10.2*       Form of Incentive Stock Option Agreement.
 10.3*       Form of Nonstatutory Stock Option Agreement.
 27          Financial Data Schedule.

*Previously filed.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of the Registrant's Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

Item 21. Exhibits and Financial Statement Schedules.

    (a) Exhibits. See Exhibit Index.

    (b) Financial Statement Schedules. Not Applicable.

    (c) Report, Opinion or Appraisal. See Exhibits 5.1 and 8.1

Item 22. Undertakings.

     (a)  The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on February 9, 2000.

                                          WELLS FARGO & COMPANY

                                                 /s/ Richard M. Kovacevich
                                          By: _________________________________
                                                   Richard M. Kovacevich
                                               President and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to registration statement has been signed on February 9, 2000 by the following persons in the capacities indicated:


         /s/ Richard M. Kovacevich
 __________________________________________ President and Chief Executive Officer
           Richard M. Kovacevich             (Principal Executive Officer)

             /s/ Ross J. Kari
 __________________________________________ Executive Vice President and Chief Financial
                Ross J. Kari                 Officer (Principal Financial Officer)

             /s/ Les L. Quock
 __________________________________________ Senior Vice President and Controller
                Les L. Quock                 (Principal Accounting Officer)


LES S. BILLER           )      BENJAMIN F. MONTOYA     )
J.A. BLANCHARD III      )      CYNTHIA H. MILLIGAN     )
MICHAEL R. BOWLIN       )      PHILIP J. QUIGLEY       )
DAVID A. CHRISTENSEN    )      DONALD B. RICE          )
SUSAN E. ENGEL          )      JUDITH M. RUNSTAD       )
PAUL HAZEN              )      SUSAN G. SWENSON        )       A majority of
WILLIAM A. HODDER       )      DANIEL M. TELLEP        )       the Board of
ROBERT L. JOSS          )      CHANG-LIN TIEN          )       Directors*
REATHA CLARK KING       )      MICHAEL W. WRIGHT       )
RICHARD M. KOVACEVICH   )      JOHN A. YOUNG           )
RICHARD D. McCORMICK    )

--------
* Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                                 /s/ Richard M. Kovacevich
                                          _____________________________________
                                                   Richard M. Kovacevich
                                                     Attorney-in-Fact

                               INDEX TO EXHIBITS

 Exhibit
 Number                                Description
 -------                               -----------
  2.1    Agreement and Plan of Reorganization, dated as of November 18, 1999, and as amended as of January 18, 2000, by and between Napa National
         Bancorp and Wells Fargo & Company, included as Appendix A to the accompanying proxy statement-prospectus.
  3.1    Restated Certificate of Incorporation, incorporated by reference to
         Exhibit 3(b) to the Registrant's Current Report on Form 8-K dated June
         28, 1993. Certificates of Amendment of Certificate of Incorporation,
         incorporated by reference to Exhibit 3 to the Registrant's Current
         Report on Form 8-K dated July 3, 1995 (authorizing preference stock), and Exhibits 3(b) and 3(c) to the Registrant's Quarterly Report on
         Form 10-Q for the quarter ended September 30, 1998 (changing the
         Registrant's name and increasing authorized common and preferred stock, respectively).
  3.2    Certificate of Designations for the Registrant's ESOP Cumulative
         Convertible Preferred Stock, incorporated by reference to Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended
         March 31, 1994.
  3.3    Certificate of Designations for the Registrant's Cumulative Tracking
         Preferred Stock, incorporated by reference to Exhibit 3 to the
         Registrant's Current Report on Form 8-K dated January 9, 1995.
  3.4    Certificate of Designations for the Registrant's 1995 ESOP Cumulative
         Convertible Preferred Stock, incorporated by reference to Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended
         March 31, 1995.
  3.5    Certificate Eliminating the Certificate of Designations for the
         Registrant's Cumulative Convertible Preferred Stock, Series B,
         incorporated by reference to Exhibit 3(a) to the Registrant's Current
         Report on Form 8-K dated November 1, 1995.
  3.6    Certificate Eliminating the Certificate of Designations for the
         Registrant's 10.24% Cumulative Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K
         dated February 20, 1996.
  3.7    Certificate of Designations for the Registrant's 1996 ESOP Cumulative
         Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated February 26, 1996.
  3.8    Certificate of Designations for the Registrant's 1997 ESOP Cumulative
         Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated April 14, 1997.
  3.9    Certificate of Designations for the Registrant's 1998 ESOP Cumulative
         Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated April 20, 1998.
  3.10   Certificate of Designations for the Registrant's Adjustable Cumulative
         Preferred Stock, Series B, incorporated by reference to Exhibit 3(j)
         to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.
  3.11   Certificate of Designations for the Registrant's Fixed/Adjustable Rate
         Noncumulative Preferred Stock, Series H, incorporated by reference to
         Exhibit 3(k) to the Registrant's Quarterly Report on Form 10-Q for the
         quarter ended September 30, 1998.
  3.12   Certificate of Designations for the Registrant's Series C Junior
         Participating Preferred Stock, incorporated by reference to Exhibit
         3(l) to the Registrant's Annual Report on Form 10-K for the year ended
         December 31, 1998.

 Exhibit
 Number                                Description
 -------                               -----------
   3.13  Certificate Eliminating the Certificate of Designations for the
         Registrant's Series A Junior Participating Preferred Stock,
         incorporated by reference to Exhibit 3(a) to the Registrant's Current
         Report on Form 8-K dated April 21, 1999.
   3.14  Certificate of Designations for the Registrant's 1999 ESOP Cumulative
         Convertible Preferred Stock, incorporated by reference to Exhibit 3(b)
         to the Registrant's Current Report on Form 8-K dated April 21, 1999.
   3.15  By-Laws, incorporated by reference to Exhibit 3(m) to the Registrant's
         Annual Report on Form 10-K for the year ended December 31, 1998.
   4.1   See Exhibits 3.1 through 3.15.
   4.2   Rights Agreement, dated as of October 21, 1998, between the Registrant and ChaseMellon Shareholder Services, L.L.C., as Rights Agent,
         incorporated by reference to Exhibit 4.1 to the Registrant's
         Registration Statement on Form 8-A dated October 21, 1998.
   5.1   Opinion of Stanley S. Stroup as to the legality of the shares to be issued (including consent).*
   8.1   Opinion of Brobeck Phleger & Harrison LLP regarding the U.S. federal income tax consequences of the merger (including consent).
  23.1   Consent of Stanley S. Stroup (included in Exhibit 5.1).
  23.2   Consent of KPMG LLP relating to the audited financial statements of
         Wells Fargo & Company.
  23.3   Consent of Ernst & Young LLP relating to the audited financial statements of Napa National Bancorp.
  23.4   Consent of Brobeck Phleger & Harrison LLP regarding its tax opinion
         (included in Exhibit 8.1).
  24.1   Powers of Attorney.*
  99.1   Form of proxy for special meeting of shareholders of Napa National
         Bancorp.
  99.2   Consent of First Security Van Kasper relating to Napa National
         Bancorp.

--------

* Previously filed.